     As filed with the Securities and Exchange Commission on July 10, 2001
                                                     Registration No. 333-60308


===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------


                                AMENDMENT NO. 1
                                       TO



                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                             CARDIAC SCIENCE, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                    3845
 (State or other jurisdiction              (Primary standard industrial
              of                            classification code number)
incorporation or organization)

           Delaware                                 33-0465681
 (State or other jurisdiction                    (I.R.S. employer
              of                              identification number)
incorporation or organization)

                                ----------------

                             16931 Millikan Avenue
                            Irvine, California 92606
                                 (949) 587-0357
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ----------------


                               Roderick de Greef
                            Chief Financial Officer
                             16931 Millikan Avenue
                            Irvine, California 92606
                                 (949) 587-0357


 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ----------------
                                   Copies to:

                            Leonard J. Breslow, Esq
                             Breslow & Walker, LLP
                             100 Jericho Quadrangle
                            Jericho, New York 11753
                                 (516) 822-6505
                                ----------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and upon consummation of the transactions described in the enclosed prospectus.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering: |_|
                                ----------------


   Cardiac Science hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Cardiac Science shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.


===============================================================================

       PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED JULY 10, 2001



                                    OFFER BY

                             CARDIAC SCIENCE, INC.

                  TO PURCHASE ALL OF THE OUTSTANDING SHARES OF

                            ARTEMA MEDICAL AB (PUBL)



   Cardiac Science, Inc., a Delaware (U.S.) corporation, is making this offer to shareholders of Artema Medical AB (publ), a Swedish corporation, to acquire all of the outstanding class A shares and class B shares of Artema in exchange for shares of Cardiac Science common stock.

   The offer expires at 3:00 p.m. (Swedish time) on     , 2001 unless extended
by Cardiac Science. You may withdraw your acceptance at any time prior to Cardiac Science's announcement that it intends to complete the offer or prior to the expiration of the offer, whichever is earlier. The offer is subject to the conditions listed under "The Offer--Conditions of the Offer." Instructions as to how to accept the offer are set forth under "The Offer--Acceptance and the Acceptance Period."

   If you accept the offer, you will receive 0.2917 shares of Cardiac Science common stock for each class A or class B Artema share that you own. If you own 200 or fewer Artema shares, then as an alternative, you may elect to receive cash in exchange for all of your Artema shares.

   The Artema board of directors has unanimously recommended the offer to shareholders of Artema, and Artema shareholders holding approximately 14% of the Artema shares comprising approximately 20% of the voting power have advised Artema of their intention to accept the offer.


   Cardiac Science's common stock is quoted on the Nasdaq National Market under the symbol "DFIB." On July 9, 2001, the last reported sale price of the Cardiac Science common stock was $2.90 per share.


   Please review the section of this prospectus called "Risk Factors" on page 4 for a description of the risks associated with ownership of Cardiac Science common stock.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.




              The date of this prospectus is                , 2001

                               TABLE OF CONTENTS






                                                                            Page
                                                                            ----
Where You Can Find More Information .....................................     ii
Prospectus Summary ......................................................      1
Risk Factors ............................................................      4
Forward-Looking Statements ..............................................     10
Exchange Rate Data ......................................................     11
Selected Historical and Per Share Financial and Pro Forma Data ..........     12
Unaudited Pro Forma Consolidated Financial Data .........................     17
The Offer ...............................................................     27
Comparison of Cardiac Science and Artema Stockholder Rights .............     35
Information About Artema ................................................     40
Comparative Market Price and Dividend Information .......................     41
Management's Discussion and Analysis of Financial Condition and Results
  of Operations of Artema................................................     41
Quantitative and Qualitative Disclosures about Artema's Market Risk .....     43
Ownership and Management Information ....................................     44
Legal Matters ...........................................................     45
Experts .................................................................     45
Financial Statements ....................................................    F-1

                                ----------------


   This prospectus incorporates important business and financial information about Cardiac Science that is not included in or delivered with this prospectus. This information is available at the internet web site the Securities and Exchange Commission maintains at http://www.sec.gov, as well as from other sources. See "Where You Can Find More Information" on page ii.

   Upon written or oral request, Cardiac Science will provide you, at no cost, with a copy of the documents which are incorporated into this prospectus by reference. You should direct your request for copies to Investor Relations, Cardiac Science, Inc., 16931 Millikan Avenue, Irvine, California (telephone number +1 949-587-0357). In order to obtain timely delivery, you must request
the information no later than     , 2001.

                      WHERE YOU CAN FIND MORE INFORMATION


   This prospectus is part of a registration statement on Form S-4 that Cardiac Science filed with the Securities and Exchange Commission. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance Cardiac Science refers you to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by the more complete description of the matters involved.

   Cardiac Science is subject to the informational requirements of the Exchange Act and accordingly, files reports, proxy and information statements and other information with the Commission. You may read and copy all or any portion of the registration statement as well as the reports, proxy and information statements and other information that Cardiac Science has filed with the Commission at the Commission's public reference room maintained at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission: Seven World Trade Center, 13th floor, New York, New York 10048, and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Cardiac Science's filings with the Commission also are available to you on the Commission's Internet site (http://www.sec.gov).

   The Commission allows Cardiac Science to "incorporate by reference" certain of its publicly-filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus. Cardiac Science incorporates by reference the documents listed below and any of its future filings made with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the date the offer of the shares of common stock described in this prospectus has been terminated.

   The following documents filed with the Commission (File No. 0-19567) are incorporated by reference in this prospectus:

   o Cardiac Science's Annual Report on Form 10-K for the year ended December 31, 2000, as amended by its Annual Report on Form 10-K/A filed April 3, 2001, as amended by its Annual Report on Form 10-K/A-2 filed April 27, 2001;


   o Cardiac Science's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

   o Cardiac Science's Preliminary Proxy Statement on Schedule 14A filed on June 22, 2001;


   o Cardiac Science's Current Reports on Form 8-K dated January 16, 2001, March 23, 2001, and March 27, 2001; and

   o The description of Cardiac Science's common stock set forth in its Registration Statement on Form 10, including any subsequent amendment or report filed for the purpose of updating that description.

   CARDIAC SCIENCE WILL FURNISH YOU, WITHOUT CHARGE, UPON YOUR WRITTEN OR ORAL REQUEST, WITH A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. YOU SHOULD DIRECT ANY REQUESTS FOR DOCUMENTS TO INVESTOR RELATIONS, CARDIAC SCIENCE, INC., 16931 MILLIKAN AVENUE, IRVINE, CA 92606. CARDIAC SCIENCE'S PHONE NUMBER IS +1 949-587-0357.

   You should rely only on the information contained in this prospectus. Cardiac Science has not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

   Cardiac Science is making this offer only to shareholders of Artema located in Sweden and in the United States and other jurisdictions, if any, where the offer and sale of shares of Cardiac Science pursuant to the offer would be lawful. Cardiac Science is not offering shares of its common stock in any jurisdiction where the offer or sale is not permitted.

   You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Cardiac Science's business, financial condition, results of operations and prospects may have changed since that date.

   "AECD," "POWERHEART," and "MDF" are U.S. registered trademarks of Cardiac Science. "AECD," "AECD ELECTRODES," and "POWERHEART" are registered trademarks of Cardiac Science in Great Britain, France, Japan, and China. Other service marks, trademarks, and trade names referred to in this prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY


   This summary highlights selected information about Cardiac Science, Artema, and the offer. To understand the offer fully, and for a more complete description of the legal terms of the offer, you should carefully read this entire document.

About Cardiac Science

   Cardiac Science's technology platform consists of proprietary arrhythmia detection and discrimination software known as RHYTHMx ECD(TM), defibrillation hardware, and electrode technology which are combined to create a line of fully automatic external cardioverter defibrillator or "AECD(R)" devices. These AECD devices are designed to be prophylactically attached to patients at temporary risk of sudden cardiac arrest, and to:

   o continuously monitor a patient's heart rhythms,

   o instantly and accurately detect the onset of any life-threatening arrhythmias, and

   o when appropriate and without the aid of hospital staff, automatically deliver potentially life saving defibrillation shocks within seconds to convert a patient's heart back to its normal rhythm.

   Cardiac Science believes its proprietary technology will help create a new standard of care by significantly increasing the survival rate of patients suffering sudden cardiac arrest.

   Cardiac Science's first AECD product, the Powerheart(TM), was introduced into the United States in February 2000, and is the only FDA cleared, fully automatic non-invasive external cardioverter defibrillator device. Through its distribution agreements which cover 48 countries including the United States and Canada, Cardiac Science sold 734 Powerhearts and related accessories for revenues of $4.2 million in the year ended December 31, 2000. In addition, Cardiac Science currently is developing two additional AECD products:

   o Cardiac Rhythm Module(TM)--formerly referred to as the Automatic Defibrillator Module, the Cardiac Rhythm Module or "CRM" is a portable, fully automatic defibrillator module designed to work as a stand-alone defibrillator, or in conjunction with existing third party patient monitoring systems. Functionally, the CRM is designed to provide complete rhythm management capabilities, including fully automatic, semi-automatic and manual defibrillation therapy modes and external pacing; and

   o Personal Wearable Defibrillator(TM)--the Personal Wearable Defibrillator or "PWD" is a small, wearable, fully automatic defibrillator designed to be worn by patients for a period of days or weeks, who are ambulatory within a hospital setting or home environment, and who are at temporary risk of sudden cardiac arrest.

   Cardiac Science's technology platform has multiple applications, including use in external and wearable defibrillators and with standard patient monitors widely used in hospitals throughout the world. Cardiac Science's mission is to rapidly build an installed base of defibrillation and patient monitoring devices enabled with its RHYTHMx ECD software in order to maximize the potential recurring revenue associated from the sale of its single use, disposable defibrillator electrodes. All RHYTHMx ECD enabled defibrillators and patient monitors require the use of Cardiac Science's proprietary disposable defibrillation electrodes, which for sanitary, safety and performance reasons need to be changed once every 24 hours. These disposable defibrillation electrodes utilize "smart chip" technology, designed to ensure that only Cardiac Science's electrodes are used with devices enabled with the RHYTHMx ECD software.


   Cardiac Science intends to achieve its mission through a strategy of technology integration and new product development, product line integration and branding, distribution channel integration, strategic alliances, and acquisition of synergistic companies and technologies. Cardiac Science intends to completely integrate its operations with Artema, so that Cardiac Science's operations are structured and managed around functional, not geographical, lines.

   Cardiac Science has agreed to purchase all of the outstanding shares of Survivalink Corporation, a Minneapolis, Minnesota based developer, manufacturer and marketer of semi-automatic external defibrillators, for $72.1 million consisting of $10 million in cash, $26.05 million in senior secured promissory notes, and $36.05 million in common stock. Cardiac Science intends to integrate its RHYTHMx ECD software into the defibrillation and patient monitoring products of Survivalink, which Cardiac Science believes will cost effectively and quickly expand its AECD product line. In addition, Cardiac Science believes there are additional synergies between its product lines, distribution channels and customer base, and those of Survivalink. The Survivalink transaction is anticipated to close in August 2001.

   Cardiac Science owns four patents and has twelve patent applications pending. Cardiac Science intends to continue to file additional patent applications relating to its technology.

   Cardiac Science was incorporated in the State of Delaware in May 1991. Its principal executive offices are located at 16931 Millikan Avenue, Irvine, California 92606. Its phone number is +1 949-587-0357. Cardiac Science's web site address is www.cardiacscience.com. The information on its web site is not a part of this prospectus.

About Artema Medical AB

   Artema develops, manufactures, and markets equipment for measuring and monitoring vital patient parameters within the fields of anesthesia, intensive care and emergency care. Its product portfolio consists of gas analyzers, patient monitors, and defibrillators. Artema has developed a compact gas analyzer which is sold on an OEM-basis and constitutes a key component in its in-house developed patient monitors. Besides gas analyzers, Artema has a broad portfolio of patient monitors, especially in the fields of anesthesia and intensive care, and a significant European market position for defibrillators used in the field of emergency care. Artema manufactures its patient monitors and defibrillators in-house, and also engages in contract manufacturing of advanced technical products for other companies.

   Artema was incorporated in Sweden in 1990. Its principal offices are located at Rissneleden 136, SE-174 57 Sundbyberg, Sweden. Its telephone number is + 46 8 733 02 60.

Description of the Transaction

   On January 10, 2001, the Board of Directors of Cardiac Science publicly announced an offer to the holders of all issued and outstanding Artema shares to tender their shares to Cardiac Science in exchange for shares of Cardiac Science common stock.

   If you accept the offer, you will receive 0.2917 shares of Cardiac Science common stock for each Artema class A share or class B share that you own. If you own 200 or fewer Artema shares, then as an alternative, you may elect to receive $1.05 (SEK 10.80) in cash in exchange for each Artema share you own. Fractional Cardiac Science shares will be rounded up to the nearest whole number of Cardiac Science shares. If you own 200 or fewer Artema shares and you do not choose the cash alternative, you will be paid cash in lieu of any fractional Cardiac Science share that would otherwise be issued to you in exchange for your Artema shares.


   Acceptance. If your Artema shares are registered in your name with the Swedish Securities Register Center, VPC AB, and you wish to accept the offer
for Cardiac Science shares, then during the acceptance period ending     ,
2001, you must either:

   o submit a duly completed acceptance form to Nordea Securities at Svarspost 110503004, SE-11005 Stockholm, Sweden, and open an account at Nordbanken AB (publ) by filling out the Nordbanken Account Application form delivered to you with this prospectus; or

   o register your Artema shares in the name of a nominee (typically a bank or other custodial institution).


   THE SWEDISH SECURITIES REGISTER CENTER, VPC AB, WILL NOT ACCEPT THE CARDIAC SCIENCE SHARES FOR REGISTRATION IN YOUR VPC ACCOUNT. IF YOU DESIRE TO ACCEPT THE OFFER FOR CARDIAC SCIENCE SHARES, YOU ARE URGED TO REGISTER YOUR ARTEMA SHARES IN THE NAME OF A NOMINEE OR TO OPEN AN ACCOUNT WITH NORDBANKEN AS SOON AS POSSIBLE DURING THE ACCEPTANCE PERIOD. IF YOU DO NOT DO SO, YOUR ACCEPTANCE FORM WILL BE REJECTED AND YOU WILL NOT BE ABLE TO RECEIVE CARDIAC SCIENCE SHARES IN THE OFFER. See "The Offer--Registering the Cardiac Science Shares via Nordbanken."


   If you own 200 or fewer Artema shares, and you wish to accept the offer and receive cash for all of your Artema shares, then submit a duly completed acceptance form to Nordea Securities at Svarspost 110503004, SE-11005 Stockholm, Sweden. When completing the acceptance form, you should mark the box indicating that you are choosing the cash alternative.


   If your Artema shares already are registered in the name of a nominee, or you subsequently register your Artema shares with a nominee as provided in the instructions above, then you will receive instructions from the nominee as to how to accept the offer.


   Right to Withdraw an Acceptance. If you accept the offer, you can withdraw your acceptance by delivering a written notice of withdrawal to Nordea Securities at Svarspost 110503004, SE-11005 Stockholm, Sweden. If your shares are registered in the name of a nominee, the notice should be sent to the nominee. To be valid, the withdrawal notice must be received by Nordea Securities or your nominee, whichever is applicable, prior to Cardiac Science's announcement that it intends to complete the offer or prior to 3:00 p.m. (Swedish time) on the last day of the acceptance period, whichever is earlier.

   Right to Extend the Offer. Cardiac Science reserves the right to extend the acceptance period and to defer the date of settlement. The right to withdraw an acceptance shall remain in effect during the extension of the acceptance period as long as the conditions for completing the offer remain in effect during the extended period.


   Conditions to the Offer. Cardiac Science shall complete the offer only if the following conditions are satisfied or, in some cases, waived:


   o Acceptance by shareholders (i) owning more than 90% of the total number of issued and outstanding Artema shares, and (ii) having more than 90% of the voting power with respect to the Artema shares. Cardiac Science reserves the right to complete the offer at a lower degree of acceptance.

   o All regulatory requirements in the United States and Sweden are satisfied and Cardiac Science obtains the necessary regulatory approvals.


   o No material Artema agreement is breached or terminated as a result of a change in control, and no unforeseen liabilities arise which exceed $3,000,000.

   o The acquisition, in the judgment of Cardiac Science, is not rendered partially or wholly impossible or significantly impeded as a result of legislation, regulation, any decision of court or public authority or comparable measures in Sweden or elsewhere, which exists or may be anticipated, or as a result of other circumstances beyond the control of Cardiac Science.

Compulsory Acquisition; No Appraisal Rights (see page 28)


   The offer does not entitle you to appraisal rights with respect to your Artema shares. If however, at the end of the offer Cardiac Science has received and accepted Artema shares representing (i) more than 90% of the total number of issued and outstanding Artema shares, and (ii) more than 90% of the total voting power, then Cardiac Science is entitled to (and intends to) purchase the remaining shares from the minority shareholders for cash, and the minority shareholders are entitled to put their shares to Cardiac Science for cash. The consideration to be paid to the minority shareholders will be decided by a three person arbitration panel.


Market Value of Securities Being Acquired (see page 41)

   Cardiac Science's common stock is listed on the Nasdaq National Market under the symbol "DFIB." On January 9, 2001, the last full trading day prior to the public announcement of the offer, the last sale price of Cardiac Science's common stock was $5.00 per share. On July 9, 2001, the most recent practicable date prior to the date of this prospectus, the last sale price of Cardiac Science's common stock was $2.90 per share.

   Artema's class A shares are not publicly traded. Artema's class B shares are listed on the Stockholmsborsen under the symbol "ARTMB." On January 9, 2001, the last sale price of Artema's class B shares was SEK 5.75 per share. On
July 9, 2001, the last sale price of Artema's class B shares was SEK 6.25 per share.


No Shareholder Vote Required for the Offer

   Since the offer is an exchange offer, you are not being asked to vote on the offer. Artema shareholders holding approximately 14% of the Artema shares comprising approximately 20% of the voting power have advised Artema of their intention to accept the offer.

Federal or State Regulatory Requirements


   In connection with the offer, Cardiac Science has filed the registration statement of which this prospectus is a part with the U.S. Securities and Exchange Commission, and has filed a Swedish prospectus and an addendum with the Swedish Financial Supervisory Authority. Cardiac Science does not believe that any additional material government filings are required with respect to the offer.

Tax Consequences (see page 31)


   The general rule on capital gains taxes in Sweden is that private individuals are taxed on capital gains at a flat tax rate of 30 percent. According to the Swedish act on income tax (1999:1229), shareholders resident in Sweden may claim tax deferral on capital gains on the disposal of shares if the disposal satisfies certain conditions. In addition, due to the difference in listing on the Stockholmsborsen compared to the Nasdaq National Market, the shares in Cardiac Science will not be considered as taxable assets when computing wealth tax. Additionally, the ownership and disposition of Cardiac Science common stock by non-United States holders are subject to certain United States federal income tax consequences.

                                  RISK FACTORS


   In deciding whether to tender your Artema shares in the offer, you should consider the following matters as well as the other information included or incorporated by reference in this prospectus.

Risks Relating to the Offer

Cardiac Science may not be able to successfully integrate the operations of Artema

   A successful integration of the Cardiac Science and Artema operations will require substantial effort from each company, and will present significant challenges. Differences in management approaches and corporate cultures could strain employee relations. Other difficulties could arise from the integration of information systems and business strategies. These potential difficulties may adversely affect the ability of Cardiac Science to realize the anticipated benefits of the acquisition.

The acquisition may result in a loss of customers

   The completion of the offer could cause certain of Cardiac Science's or Artema's customers to either seek alternative sources of product supply, or delay or change orders due to potential uncertainty over the strategy of the business combination.


   In December 1998, Cardiac Science entered into a five-year exclusive distribution and licensing agreement with Medtronic Physio-Control ("MPC"), a subsidiary of Medtronic, Inc. Under the original agreement, MPC had the exclusive right to market the Powerheart in the United States and Canada. In May 1999, the agreement was expanded to include the United Kingdom, Germany, France, and certain Scandinavian countries. In the quarter ended March 31, 2001, MPC provided Cardiac Science with notice that, among other things, the planned acquisitions of Survivalink and Artema would cause Cardiac Science to become a direct competitor, thereby fundamentally altering the existing relationship and eliminating the ability to work together in the future. MPC further indicated that it believes it to be in the best interests of the parties to terminate the distribution and licensing agreement. Cardiac Science currently is in discussions with MPC regarding the nature and extent, if any, of their commercial relationship going forward, and expects to reach a definitive conclusion within the next several months.

   For the year ended December 31, 2000 MPC accounted for approximately 45% of Cardiac Science's revenue, and for the quarter ended March 31, 2001 MPC accounted for no revenue. Cardiac Science believes that the lack of revenue from MPC in the quarter ended March 31, 2001 is a result of the concerns raised by its planned acquisitions of Survivalink and Artema.


Failure to complete the offer could have a negative effect on each company's stock price and business

   Both Cardiac Science and Artema face a number of particular risks if the acquisition is not completed. For example, the price of the Cardiac Science shares and the Artema shares may decline to the extent that they reflect the assumption that the acquisition will be completed. Costs related to the acquisition, such as legal, accounting and financial adviser fees, must be paid even if the acquisition is not completed. Further, if the acquisition is terminated and the Board of Directors of Artema determines to seek another business combination, it is not certain that Artema will be able to find a party interested in combining with Artema on equivalent or more attractive terms. Moreover, if the acquisition is terminated, Artema may also face the risk that it may not be able to obtain financing to support ongoing operations at favorable terms, if at all.

Cardiac Science may face difficulties if it acquires less than 100 percent of the Artema shares and subsequently proceeds with a compulsory acquisition of the remaining shares

   If Cardiac Science acquires at least 90 percent of the Artema shares, but less than 100 percent, Cardiac Science intends to commence a compulsory acquisition proceeding under the Swedish Companies Act to acquire the balance of the outstanding Artema shares. The compulsory acquisition proceeding could be time consuming and Cardiac Science may have difficulties in its relationship with the remaining minority shareholders of Artema after the acquisition. These potential difficulties may distract Cardiac Science's management and divert a significant amount of management's time and energies.

Risks Relating to Cardiac Science


All of Cardiac Science's assets will be subject to a senior lien securing the senior secured promissory notes to be issued in the acquisition of Survivalink

   The senior secured promissory notes Cardiac Science proposes to issue as partial consideration for the acquisition of Survivalink will be secured by a senior blanket security interest in Cardiac Science assets. If

Cardiac Science defaults on the senior secured promissory notes, it may become subject to claims by noteholders seeking to enforce their security interest in the assets. Such claims, if they arise, may substantially restrict or even eliminate Cardiac Science's ability to utilize its assets in conducting its business, and may cause Cardiac Science to incur substantial legal and administrative costs.

Cardiac Science may have to pay a $3,500,000 "Break-Up Fee" if the merger with Survivalink does not close

   If Cardiac Science's merger with Survivalink does not close, it may have to pay a $3,500,000 "Break-Up Fee" to Survivalink. In addition, Cardiac Science will be obligated to pay its costs relating to the Survivalink merger, including legal, accounting, and financial advisor fees, regardless of whether the merger closes.


Cardiac Science has a limited operating history and a history of losses, it expects to incur losses in the future, and its auditors have expressed doubt as to its ability to continue as a going concern

   Cardiac Science was formed in 1991, and was engaged primarily in organizational activities, research and development, pre-clinical testing, human clinical trials, and capital raising activities until the introduction of its first commercial product in December 1999.


   Cardiac Science incurred net losses of $5.3 million for the quarter ended March 31, 2001, $32.9 million for the year ended December 31, 2000, $7.7 million for the year ended December 31, 1999, and $4.4 million for the year ended December 31, 1998. As of March 31, 2001, Cardiac Science had an accumulated deficit of $57.2 million, which has since increased. The development and commercialization of Cardiac Science's products will require substantial expenditures for research and development, regulatory clearances, and the establishment of manufacturing, marketing, and sales capabilities. As a result, Cardiac Science anticipates that it will continue to incur losses for the foreseeable future.

   As of March 31, 2001, Cardiac Science had cash and cash equivalents of $7,497,670. Additional capital will be needed to ensure its viability. Cardiac Science is considering a number of alternatives to meet its working capital and acquisition financing needs, including additional equity offerings and corporate partnerships. Cardiac Science cannot assure you that any transactions will be available on terms acceptable to Cardiac Science, if at all, or that any financing transaction will not be dilutive to current shareholders. If Cardiac Science is not able to raise additional funds, Cardiac Science may be required to significantly curtail or cease its operating activities.


   Cardiac Science received a report on its consolidated financial statements from its independent accountants for the year ended December 31, 2000 that includes an explanatory paragraph expressing substantial doubt as to its ability to continue as a going concern without, among other things, obtaining additional financing to support expansion plans, manufacturing, research and development activities, or achieving a level of revenues adequate to support its cost structure.

Cardiac Science's business is subject to factors outside its control

   Cardiac Science's business may be affected by a variety of factors, many of which are outside its control. Factors that may affect its business include:

   o the success of its new product development efforts;

   o the success of its marketing campaign;

   o competition;

   o its ability to attract and retain qualified personnel;

   o the amount and timing of operating costs and capital expenditures necessary to maintain its business, operations, and infrastructure;

   o governmental regulation; and

   o general economic conditions as well as economic conditions specific to the medical industry.

Cardiac Science's products under development may not function as intended

   Cardiac Science currently has two products under development--the Cardiac Rhythm Module anticipated for release in 2001, and the Personal Wearable Defibrillator anticipated for release in 2002. Cardiac Science cannot assure you that the development of either product will be successfully completed by their anticipated release dates, if at all, or that the products, if developed, will function properly. If Cardiac Science is unable to successfully develop, market, and manufacture the CRM, it will have an adverse affect on its ability to generate revenue.

Cardiac Science's products, some of which are still under development, may not be readily accepted by the market

   Although defibrillation techniques are well known within the medical community worldwide and are considered to be accepted and effective medical therapy, Cardiac Science can not assure you that the market will recognize the benefits or the potential applications of its products. Even if Cardiac Science is able to successfully demonstrate to physicians and potential customers the benefits, safety, efficacy, and cost-effectiveness of its products, Cardiac Science can not assure you that there will be sufficient market acceptance of and demand for its products to allow Cardiac Science to operate profitably.

Cardiac Science has limited manufacturing experience

   Cardiac Science has limited manufacturing experience, and has no direct experience in manufacturing products in the volumes that will be necessary for Cardiac Science to achieve significant commercial sales. Cardiac Science may encounter difficulties in establishing its production capabilities, including problems involving quality control and assurance, and shortages of qualified personnel. Cardiac Science cannot assure you that it will be able to provide reliable, high volume manufacturing at commercially reasonable costs. In addition, its manufacturing facilities will be subject to applicable United States Food and Drug Administration regulations, international quality standards, and other regulatory requirements. Failure by Cardiac Science to maintain its facilities in accordance with FDA regulations, international quality standards, or other regulatory requirements may result in delays or termination of production, which could have a material adverse effect on its business, financial condition, and results of operations.

Supply shortages can cause delays in manufacturing and delivering products

   Cardiac Science relies upon unaffiliated suppliers for the material components and parts used to assemble its products. Most parts and components purchased from suppliers are available from multiple sources. Cardiac Science believes that it will be able to continue to obtain most required components and parts from a number of different suppliers, although there can be no assurance thereof. The lack of availability of certain components could require a major redesign of the products and could result in production and delivery delays.

Cardiac Science must maintain and establish strategic alliances and other third party relationships to implement its business strategy

   Cardiac Science's strategy for manufacturing, marketing, and distributing its products is dependent upon forming strategic alliances and relationships with joint venture partners, contract manufacturers, or other third parties, and upon the subsequent success of these parties in performing their responsibilities. Cardiac Science can not assure you that its existing arrangements or those which it may establish in the future will be successful. There would be a material adverse effect on Cardiac Science if:

   o any of its existing arrangements are cancelled or are unsuccessful, and Cardiac Science is unable to secure new alliances in their place; or

   o Cardiac Science is unable to secure additional strategic alliances.

Cardiac Science must comply with governmental regulations and industry standards

   Cardiac Science is subject to significant regulations by authorities in the United States and foreign jurisdictions regarding the clearance of its products and the subsequent manufacture, marketing, and distribution of its products once approved. The design, efficacy, and safety of its products are subject to extensive and rigorous testing before receiving marketing clearance from the FDA. The FDA also regulates the registration, listing, labeling, manufacturing, packaging, marketing, promotion, distribution, record keeping and reporting for medical devices. The process of obtaining FDA clearances is lengthy and expensive, and Cardiac Science can not assure you that it will be able to obtain the necessary clearances for marketing its products on a timely basis, if at all. Failure to receive or delays in receiving regulatory clearances would limit Cardiac Science's ability to commercialize its products, which would have a material adverse effect on its business, financial condition, and results of operations. Even if such clearances are granted by the FDA, Cardiac Science's products will be subject to continual review. Later discovery of previously undetected problems or failure to comply with regulatory standards may result in product labeling restrictions, costly and time-consuming product recalls, withdrawals of clearances, or other regulatory or enforcement actions. Moreover, future governmental statutes, regulations, or policies, or changes in existing statutes, regulations, or policies, may have an adverse effect on the development, production, or distribution of its products.

   Any regulatory clearance, if granted, may include significant limitations on the uses for which Cardiac Science's products may be marketed. FDA enforcement policy strictly prohibits the marketing of cleared medical devices for unapproved uses. In addition, the manufacturing processes used to produce its products will be required to comply with the Good Manufacturing Practices or "GMP" regulations of the FDA. These regulations cover design, testing, production, control, documentation, and other requirements. Enforcement of GMP regulations has increased significantly in the last several years, and the FDA has publicly stated that compliance will be more strictly scrutinized. Cardiac Science facilities and manufacturing processes and those of certain of its third party contract manufacturers, if any, and suppliers will be subject to periodic inspection by the FDA and other agencies. Failure to comply with applicable regulatory requirements could result in, among other things:

   o warning letters;

   o fines;

   o injunctions;

   o civil penalties;

   o recalls or seizures of products;

   o total or partial suspension of production;

   o refusal of the government to grant pre-market clearance or pre-market approval for devices;

   o withdrawal of clearances; or

   o criminal prosecution.


   To market its products in certain foreign jurisdictions, Cardiac Science (or its distributors and agents) must obtain required regulatory clearances and approvals and otherwise comply with extensive regulations regarding safety and quality. Compliance with these regulations and the time required for regulatory reviews vary from country to country. Cardiac Science cannot assure you that it will obtain regulatory clearances and approvals in foreign countries, and Cardiac Science may be required to incur significant costs in applying for, obtaining, or maintaining foreign regulatory clearances and approvals.


Cardiac Science faces intense competition


   The domestic and international markets for external defibrillators are highly competitive. Cardiac Science's products compete with a variety of existing external defibrillators that are presently in widespread use, including devices which are designed to automatically perform the diagnosis of the patient but with which therapy is manually initiated by a trained individual. The external defibrillation market is dominated by:


   o Medtronic Physio-Control, a wholly-owned subsidiary of Medtronic, Inc.;

   o HeartStream, Inc. a subsidiary of Philips NV; and

   o Zoll Medical, Inc.

   Other competitors in this market segment include Marquette Electronics, Inc., Survivalink, and Laerdal Corporation. Many of the manufacturers of competing external devices

   o are well established in the medical device field;

   o have substantially greater experience than Cardiac Science in research and development, obtaining regulatory clearances, manufacturing, and sales and marketing; and

   o have significantly greater financial, research, manufacturing, and marketing resources than Cardiac Science.

   Other companies may develop invasive or non-invasive products capable of delivering comparable or greater therapeutic benefits than Cardiac Science's products or which offer greater safety or cost effectiveness than Cardiac Science's products. Furthermore, future technologies or therapies developed by others may render Cardiac Science's products obsolete or uneconomical, and Cardiac Science may not be successful in marketing its products against such competitors.

Cardiac Science is exposed to numerous risks associated with international operations

   Cardiac Science markets its products in international markets. International operations entail various risks, including:

   o political instability;

   o economic instability and recessions;

   o exposure to currency fluctuations;

   o difficulties of administering foreign operations generally;

   o reduced protection for intellectual property rights;

   o potentially adverse tax consequences; and

   o obligations to comply with a wide variety of foreign laws and other regulatory requirements.

Cardiac Science has limited sales and marketing capabilities

   Cardiac Science has limited sales and marketing resources. Although its executive management team has extensive marketing and sales experience in the cardiology field, Cardiac Science can not assure you that its marketing and sales efforts will be successful. Cardiac Science is marketing the Powerheart via a direct sales force and through international distributors. Cardiac Science can not assure you that it will be able to attract additional distributors for the Powerheart, or any distributors for its other products in development, that distributors will devote adequate time or resources to selling Cardiac Science's products, or that its own direct sales force will be successful in selling its products.

Cardiac Science's business is dependent upon its executive officers, and its ability to attract and retain other key personnel

   Cardiac Science's success is dependent in large part on the continued employment and performance of its President and Chief Executive Officer, Raymond W. Cohen, as well as other key management and operating personnel. The loss of any of these persons could have a material adverse effect on its business. Cardiac Science does not have key person life insurance on any of its employees other than Mr. Cohen.

   Cardiac Science's future success also will depend upon its ability to retain existing key personnel, and to hire and to retain additional qualified technical, engineering, scientific, managerial, marketing, and sales personnel. The failure to recruit such personnel, the loss of such existing personnel, or failure to otherwise obtain such expertise would have a material adverse effect on Cardiac Science's business and financial condition.

Cardiac Science may face product liability claims

   The testing, manufacturing, marketing and sale of medical devices subjects Cardiac Science to the risk of liability claims or product recalls. For example, it is possible that its products will fail to deliver an energy charge when needed by the patient, or that they will deliver an energy charge when it is not needed. As a result, Cardiac Science may be subject to liability claims or product recalls for products to be distributed in the future or products that have already been distributed. Although Cardiac Science maintains product liability insurance in the countries in which it conducts business, Cardiac Science cannot assure you that such coverage is adequate or will continue to be available at affordable rates. Product liability insurance is expensive and may not be available in the future on acceptable terms, if at all. A successful product liability claim could inhibit or prevent commercialization of Cardiac Science's products, impose a significant financial burden on Cardiac Science, or both, and could have a material adverse effect on its business and financial condition.

Cardiac Science's technology may become obsolete

   The medical equipment and health care industries are characterized by extensive research and rapid technological change. The development by others of new or improved products, processes, or technologies may make Cardiac Science's products obsolete or less competitive. Accordingly, Cardiac Science plans to devote continued resources, to the extent available, to further develop and enhance its existing products and to develop new products. Cardiac Science can not assure you that these efforts will be successful.

Cardiac Science depends on patents and proprietary rights


   Cardiac Science's success will depend, in part, on its ability to obtain and maintain patent rights to preserve its trade secrets, and to operate without infringing on the proprietary rights of third parties. The validity and breadth of claims covered in medical technology patents involve complex legal and factual questions, and therefore may be highly uncertain. Cardiac Science can not assure you that:


   o any additional patents will be issued to Cardiac Science;

   o the scope of any existing or future patents will exclude competitors or provide Cardiac Science with competitive advantages;

   o any of its patents will be held valid and enforceable if challenged; or

   o others will not claim rights in or ownership to the patents and other proprietary rights held by Cardiac Science.

   Furthermore, others may have developed or could develop similar products or patent rights, may duplicate Cardiac Science's products, or design around its current or future patents. In addition, others may hold or receive patents which contain claims having a scope that covers products developed by Cardiac Science. Cardiac Science also relies upon trade secrets to protect its proprietary technology. Others may independently develop or otherwise acquire substantially equivalent know-how, or gain access to and disclose Cardiac Science's proprietary technology. Cardiac Science can not assure you that it can ultimately protect meaningful rights to its proprietary technology.

Cardiac Science may not be able to protect its intellectual property rights

   There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry. Such litigation, if it occurs, could result in substantial expense to Cardiac Science and a diversion of its efforts, but may be necessary to:

   o enforce its patents;

   o protect its trade secrets and know-how;

   o defend Cardiac Science against claimed infringement of the rights of others; or

   o determine the enforceability, scope, and validity of the proprietary rights of others.

   An adverse determination in any such litigation could subject Cardiac Science to significant liability to third parties or require Cardiac Science to seek licenses from third parties. Although patent and intellectual property disputes in the medical device industry have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. Moreover, Cardiac Science cannot assure you that necessary licenses would be available to Cardiac Science on satisfactory terms, if at all. If such licenses cannot be obtained on acceptable terms, Cardiac Science could be prevented from marketing its products. Accordingly, an adverse determination in such litigation could have a material adverse effect on Cardiac Science's business and financial condition.

Cardiac Science's stock price may be volatile

   The market prices of many publicly traded companies, including emerging companies in the health care industry, have been and can be expected to be highly volatile. The future market price of Cardiac Science's common stock could be significantly impacted by:

   o future sales of its common stock;

   o general stock market conditions;

   o announcements of technological innovations for new commercial products by Cardiac Science's present or potential competitors;

   o developments concerning proprietary rights;

   o adverse results in its field or with clinical tests;

   o adverse litigation;

   o unfavorable legislation or regulatory decisions;

   o public concerns regarding Cardiac Science's products;

   o variations in quarterly operating results;

   o general trends in the health care industry; and

   o other factors outside of Cardiac Science's control.

Cardiac Science's right to issue preferred stock could adversely affect common stockholders

   Cardiac Science's certificate of incorporation authorizes the issuance of preferred stock with such designations, rights, and preferences as may be determined from time to time by Cardiac Science's Board of Directors, without any further vote or action by its stockholders. Therefore, the Board of Directors is empowered, without stockholder approval, to issue a class of stock with dividend, liquidation, conversion, voting, or other rights, which could adversely affect the voting power or other rights of the holders of Cardiac Science's common stock.

Anti-takeover provisions may discourage takeover attempts

   Provisions of the Delaware General Corporation Law and Cardiac Science's charter may discourage potential acquisition proposals or delay or prevent a change of control.

Future issuances of Cardiac Science's common stock could cause its stock price to decline

   Cardiac Science has reserved a significant number of shares of common stock for issuance upon the exercise of options that may be granted under its 1997 Stock Option/Stock Issuance Plan, and for issuance upon the exercise of currently outstanding options and warrants. The holders of these options or warrants may exercise them at a time when Cardiac Science would otherwise be able to obtain additional equity capital on terms more favorable to it. The exercise of these options or warrants and the sale of the common stock obtained upon exercise would have a dilutive effect on its stockholders, and may have a material adverse effect on the market price of its common stock.


Cardiac Science may not be able to successfully manage its growth


   Cardiac Science intends to grow internally as well as through the acquisition of companies in the future, whenever feasible. Cardiac Science cannot predict whether suitable acquisition candidates will be available on reasonable terms, and Cardiac Science may not have access to adequate funds to complete any desired acquisitions. Once acquired, Cardiac Science cannot guarantee that it will successfully integrate the operations of the acquired companies. Combining organizations could interrupt Cardiac Science's activities and have a negative impact on its operations. If Cardiac Science fails to effectively manage its growth, its results could suffer.

   Cardiac Science has entered into an agreement to acquire Survivalink Corporation. The transaction is subject to the satisfaction of material conditions, and Cardiac Science must raise additional capital to finance the cash portion of the purchase price. Cardiac Science cannot assure you that the conditions will be satisfied, the necessary funds will be raised, or the transaction will be consummated. Cardiac Science believes the acquisition will enable it to cost effectively expand its product line, and will help it rapidly build an installed base of AECD devices. Cardiac Science cannot assure you that its beliefs will prove to be accurate. If the Survivalink transaction is not consummated, it could have a material adverse effect on Cardiac Science's business.

                           FORWARD LOOKING STATEMENTS


   This prospectus contains certain forward-looking statements, including statements regarding:


   o products under development;

   o technological and competitive advantages;

   o timetable for commercial introduction of Cardiac Science's products;

   o Cardiac Science's ability to improve patient care, increase survival rates, decrease recovery time, lessen patient debilitation, and reduce patient care costs;

   o markets, demand for Cardiac Science services, purchase orders and commitments;

   o strategic alliances;

   o the competitive and regulatory environment;

   o proposed acquisitions and the anticipated synergies from the acquisitions;

   o planned integration of technologies with products; and

   o marketing strategies.


   These forward-looking statements are based on current expectations that involve numerous risks and uncertainties, including those risks and uncertainties discussed in this prospectus. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive, and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond Cardiac Science's control. Although Cardiac Science believes that its assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, Cardiac Science cannot assure you that the results discussed or implied in such forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in such forward-looking statements, the inclusion of such statements should not be regarded as a representation by Cardiac Science or any other person that its objectives and plans will be achieved. Words such as "believes," "anticipates," "expects," "intends," "may," and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. The Private Securities Litigation Reform Act of 1995 does not apply to statements made in connection with an exchange offer.


                               EXCHANGE RATE DATA


   The following table sets forth, for the periods indicated, certain exchange rates based on the high and low noon buying rates in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York. The rates quoted are the number of United States dollars per one Swedish Krona. On July 9, 2001, the exchange rate based on the noon buying rate in New York City for cable transfers of SEK expressed in United States dollars, as certified for customs purposes by the Federal Reserve Bank of New York, was $0.09114 per one SEK.





                                                                                                                      Three Months
                                                                            Year Ended December 31,                 Ended March 31,
                                                                -------------------------------------------------   ---------------
                                                                 1996      1997       1998       1999      2000           2001
                                                               -------    -------   -------    -------    -------   ---------------
Exchange Rate at end of period .............................   $0.1464    $0.1259   $0.1235    $0.1175    $0.1059       $0.0963
Average Exchange Rate during period ........................    0.1490     0.1309    0.1258     0.1209     0.1091        0.1024
High Exchange Rate during period ...........................    0.1422     0.1238    0.1199     0.1156     0.0965        0.0959
Low Exchange Rate during period ............................    0.1524     0.1456    0.1319     0.1297     0.1198        0.1072


   The exchange rate translations contained in this prospectus should not be construed as representations that the Swedish Krona amounts actually represent the U.S. dollar amounts presented or that they could be converted into U.S. dollars at the rate indicated. The exchange rates indicated are based on the relevant SEK/U.S. dollar spot rates obtained from Bloomberg L.P.

         SELECTED HISTORICAL AND PER SHARE FINANCIAL AND PRO FORMA DATA


Selected Historical Financial Data of Cardiac Science

   The following summary financial information is derived from Cardiac Science's consolidated financial statements. You should read this summary financial information in conjunction with Cardiac Science's financial statements incorporated by reference in this prospectus.


   The consolidated statement of operations data for the three months ended March 31, 2000 and 2001 and the consolidated balance sheet data as of March 31, 2001 are unaudited but have been prepared on the same basis as Cardiac Science's audited financial statements and, in the opinion of management, contain all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of Cardiac Science's operating results and financial condition. The historical results are not necessarily indicative of results to be expected for any future period.


           Cardiac Science Consolidated Statement of Operations Data
                     (in thousands, except per share data)





                                                                                                                    For the Three
                                                                                                                    Months Ended
                                                                      For the Year Ended December 31,                 March 31,
                                                             -------------------------------------------------    -----------------
                                                              1996      1997      1998       1999       2000       2000       2001
                                                             ------   -------    -------   -------    --------    -------   -------
Sales....................................................    $   --   $    --    $    --   $   103    $  4,242    $   625   $ 1,758
                                                             ------   -------    -------   -------    --------    -------   -------
Gross profit.............................................        --        --         --         5         417         50       141
                                                             ------   -------    -------   -------    --------    -------   -------
Operating expenses:
 Research and development................................       422       757      2,210     4,406       8,248      1,138     2,150
 Sales and marketing.....................................        --       252        341     1,370       4,371        925     1,520
 General and administrative..............................       405       767      1,171     1,853       5,159        717     1,536
 Acquired in-process research and development............        --        --         --        --      13,587         --        --
 Amortization of goodwill and intangibles................        --        --         --        --       1,063         --       331
 Amortization of restricted stock........................        --        --         --        --       1,551         --        --
                                                             ------   -------    -------   -------    --------    -------   -------
                                                                827     1,776      3,722     7,629      33,979      2,780     5,537
                                                             ------   -------    -------   -------    --------    -------   -------
Interest income (expense)................................        36        (4)       (65)       21         618         12       131
Loss in unconsolidated affiliate.........................        --        --         --      (115)         --         --        --
Provision for income taxes...............................        (1)       (1)        (1)       (2)         (2)        (2)       (2)
                                                             ------   -------    -------   -------    --------    -------   -------
                                                                 35        (5)       (66)      (96)        616         10       129
                                                             ------   -------    -------   -------    --------    -------   -------
Loss from continuing operations..........................      (792)   (1,781)    (3,788)   (7,720)    (32,946)    (2,720)   (5,267)
Loss from discontinued operations........................        --       (44)      (651)       --          --         --        --
                                                             ------   -------    -------   -------    --------    -------   -------
Net loss.................................................    $ (792)  $(1,825)   $(4,439)  $(7,720)   $(32,946)   $(2,720)  $(5,267)
                                                             ======   =======    =======   =======    ========    =======   =======
Basic and diluted loss per share:
 Continuing operations...................................    $(0.23)  $ (0.46)   $ (0.69)  $ (0.85)   $  (1.82)   $ (0.22)  $ (0.21)
 Discontinued operations.................................        --     (0.01)     (0.12)       --          --         --        --
                                                             ------   -------    -------   -------    --------    -------   -------
Net loss per share.......................................    $(0.23)  $ (0.47)   $ (0.81)  $ (0.85)   $  (1.82)   $ (0.22)  $ (0.21)
                                                             ======   =======    =======   =======    ========    =======   =======
Weighted average shares used in computing net loss per
  share..................................................     3,395     3,876      5,460     9,113      18,080     12,152    24,739
                                                             ======   =======    =======   =======    ========    =======   =======

            Cardiac Science Consolidated Selected Balance Sheet Data
                                 (in thousands)






                                                                                           December 31,
                                                                            -------------------------------------------
                                                                                                                          March 31,
                                                                           1996     1997     1998      1999      2000        2001
                                                                           ----    ------   ------    ------    -------   ---------
Cash and cash equivalents ..............................................   $413    $  561   $1,248    $5,902    $13,537    $ 7,498
Marketable securities available-for-sale ...............................     --        --       --        --      5,004      4,330
Working capital (deficit) ..............................................    241       (.3)    (550)    4,384     18,022     11,752
Total assets ...........................................................    453     1,784    1,556     7,044     33,336     27,964
Long term debt, net of current portion .................................     --        --       16       104        192        157
Total stockholders' equity (deficit) ...................................    269       697     (288)    4,822     28,985     23,460


Selected Historical Financial Data of Artema

   The following summary financial information is derived from Artema's consolidated financial statements prepared in accordance with generally accepted accounting principles in Sweden. There are differences between U.S. GAAP and Swedish GAAP. See Note 34 to Artema's audited financial statements for a description of specific differences. You should read this summary financial information in conjunction with Artema's consolidated financial statements and related notes included in this prospectus.


                  Artema Selected Statement of Operations Data



                                                                                                            Three Months Ended
                                                        Year ended December 31,                                  March 31,
                                   ----------------------------------------------------------------    ----------------------------
(Swedish GAAP)                     1996(1)     1997        1998       1999        2000      2000(2)      2000      2001     2001(3)
                                   -------   --------    --------   --------    --------   --------    -------    -------   -------
                                                                                                              (unaudited)
                                                     (SEK thousands)                                    (SEK thousands)
Total revenue....................   37,893    177,301     229,381    168,459     262,410   $ 28,387     67,082     44,952   $ 4,586
Non-recurring revenue............   37,040         --          --         --          --         --         --         --        --
Operating expenses...............  (39,029)  (174,925)   (253,114)  (219,124)   (255,112)   (27,598)   (66,572)   (57,656)   (5,883)
Items affecting comparability....       --    (15,978)    (17,405)   (17,584)         --         --         --         --        --
Utilized restructuring reserve...       --     15,978      22,095     12,376          --         --         --         --        --
Depreciation and amortization....   (1,595)    (4,647)     (7,460)    (7,010)     (6,427)      (695)    (1,606)    (1,493)     (152)
                                   -------   --------    --------   --------    --------   --------    -------    -------   -------
Operating result.................   34,309     (2,271)    (26,503)   (62,883)        871         94        510    (12,704)   (1,296)
Result from financial items......    1,439       (777)     (1,278)    (1,719)        645         70     (2,410)       304        31
                                   -------   --------    --------   --------    --------   --------    -------    -------   -------
Result after financial items.....   35,748     (3,048)    (27,781)   (64,602)      1,516        164     (1,900)   (12,400)   (1,265)
Year-end appropriations..........   (9,160)        --          --         --          --         --         --         --        --
Taxes............................   (7,071)    (7,519)     (5,627)    (3,992)         --         --         --         --        --
                                   -------   --------    --------   --------    --------   --------    -------    -------   -------
Net result after taxes...........   19,517    (10,567)    (33,408)   (68,594)      1,516   $    164     (1,900)   (12,400)  $(1,265)
                                   =======   ========    ========   ========    ========   ========    =======    =======   =======




                                                                                                            Three Months Ended
                                                                        Year ended December 31,                  March 31,
(U.S. GAAP)                                                         -------------------------------    ----------------------------
                                                                      1999        2000      2000(2)      2000      2001     2001(3)
                                                                    --------    --------   --------    -------    -------   -------
                                                                                                                (unaudited)
                                                                       (SEK thousands)                  (SEK thousands)
Total revenue ...................................................    168,459     258,472   $ 27,691     67,082     42,460   $ 4,333
Operating expenses ..............................................   (219,124)   (251,174)   (27,172)   (66,572)   (55,164)   (5,629)
Weighted average number of shares outstanding ...................      7,632      14,223     14,223     11,188     15,236    15,236
Basic and diluted net income (loss) per share ...................      (8.99)       0.11   $   0.01      (0.17)     (0.81)  $ (0.08)


---------------

(1) The year 1996 refers only to Artema Medical AB (publ). As of July 1, 1997, Artema Monitoring and Emergency Care A/S was consolidated.
(2) Translated at an average exchange rate over the period of SEK 9.244 per U.S. dollar.


(3) Translated at an average exchange rate over the period of SEK 9.80 per U.S. dollar.

                       Artema Selected Balance Sheet Data




                                                                 At December 31                                 At March 31,
                                           -----------------------------------------------------------    -------------------------
(Swedish GAAP)                            1996(1)     1997       1998      1999       2000     2000(2)         2001         2001(3)
                                          -------    -------   -------    -------   -------    -------    ---------------   -------
                                                                                                                 (unaudited)
                                                           (SEK thousands)                                (SEK thousands)
Fixed assets ..........................     3,313     43,990    47,076     43,080    41,248    $ 4,324         42,116       $ 4,057
Inventories ...........................     8,532     64,945    45,363     39,077    37,694      3,951         37,020         3,566
Current receivables ...................    10,106     77,154    44,955     33,047    56,594      5,932         51,738         4,984
Cash and bank deposits ................    41,695     59,356    39,082      7,988    15,527      1,628          5,879           566
                                           ------    -------   -------    -------   -------    -------        -------       -------
Total assets ..........................    63,646    245,445   176,476    123,192   151,063    $15,835        136,753       $13,175
                                           ======    =======   =======    =======   =======    =======        =======       =======
Shareholders' equity ..................    38,458    113,179    84,353     40,682    85,090    $ 8,919         73,341       $ 7,066
Untaxed reserves ......................    12,788         --        --         --        --         --             --            --
Provisions ............................        --     35,718    15,240      6,680     5,844        613          4,256           410
Interest-bearing liabilities ..........        --     34,248    26,665     14,252    12,450      1,305         10,675         1,028
Non-interest-bearing liabilities ......    12,400     62,300    50,218     61,579    47,679      4,998         48,481         4,671
                                           ------    -------   -------    -------   -------    -------        -------       -------
Total shareholders' equity and
  liabilities..........................    63,646    245,445   176,476    123,192   151,063    $15,835        136,753       $13,175
                                           ======    =======   =======    =======   =======    =======        =======       =======




                                                                               At December 31,               At March 31,
   (U.S. GAAP)                                                           --------------------------    -------------------------
                                                                          1999      2000    2000(2)         2001         2001(3)
                                                                         ------    ------    ------        ------         ------
                                                                                                              (unaudited)
                                                                         (SEK thousands)               (SEK thousands)
   Current receivables ...............................................   37,694    60,667    $6,359        58,263         $5,613
   Interest-bearing liabilities ......................................    6,553     4,989       523         4,563         $  440
   Non-interest-bearing liabilities ..................................   73,925    59,213     6,207        61,118         $5,888

---------------

(1) The year 1996 refers only to Artema Medical AB (publ). As of July 1, 1997, Artema Monitoring and Emergency Care A/S was consolidated.

(2) Translated at an exchange rate at December 31, 2000 of SEK 9.54 per U.S. dollar.


(3) Translated at an exchange rate at March 31, 2001 of SEK 10.38 per U.S.
    dollar.


Selected Unaudited Pro Forma Combined Condensed Financial Data


   The following selected unaudited pro forma combined condensed financial data should be read in conjunction with Cardiac Science's unaudited pro forma combined condensed financial statements and related notes thereto included in this prospectus. You should also refer to Artema's financial statements and notes thereto included in this prospectus, and to Cardiac Science's, Survivalink's, and Cadent Medical Corporation's financial statements and notes thereto incorporated by reference in this prospectus. There are differences between U.S. GAAP and Swedish GAAP. See Note 34 of Artema's audited financial statements for a description of specific differences.


   The selected unaudited pro forma combined condensed statement of operations data gives effect to the following, as if each event had occurred on January 1, 2000:

   o Cardiac Science's planned acquisition of Artema, and the terms of the offer to Artema shareholders;

   o Cardiac Science's planned acquisition of Survivalink;

   o Cardiac Science's acquisition of Cadent Medical Corporation, which closed July 1, 2000; and


   o the consummation of a financing transaction which Cardiac Science assumes for purposes of this presentation to raise $25 million, with $10 million used to partially finance the Survivalink transaction and the remaining proceeds used for general corporate purposes and working capital.


   The selected unaudited pro forma combined condensed balance sheet data gives effect to the following, as if each event had occurred as of December 31, 2000:

   o Cardiac Science's planned acquisition of Artema, and the terms of the offer to Artema shareholders;

   o Cardiac Science's planned acquisition of Survivalink; and

   o the consummation of a financing transaction which Cardiac Science assumes for purposes of this presentation to raise $25 million, with $10 million
     used to partially finance the Survivalink       transaction and the
     remaining proceeds used for general corporate purposes and working capital.


   You should read carefully the unaudited pro forma consolidated financial data included herein and the accompanying notes.



                                             Year Ended       Three Months Ended
                                          December 31, 2000     March 31, 2001
                                          -----------------     --------------
                                             (in thousands, except per share
                                                         amounts)
                                                       (unaudited)
Pro Forma Combined Condensed
  Statement of Operations Data (1):
Net sales ............................       $ 49,342.9            $ 9,604.9
Net loss .............................       $(46,799.5)           $(9,930.4)
Basic and diluted net loss per share .       $    (1.22)           $   (0.23)





                                           March 31, 2001
                                           --------------
                                             (unaudited)
Pro Forma Combined Condensed Balance
  Sheet Data (1):
Cash and cash equivalents ............       $ 23,075.5
Working capital ......................       $  3,268.5
Total assets .........................       $142,398.7
Long-term obligations ................       $    619.2
Total Stockholders' equity ...........       $ 99,870.9





                                             Year Ended       Three Months Ended
                                          December 31, 2000     March 31, 2001
                                          -----------------     --------------
                                             (in thousands, except per share
                                                         amounts)
                                                       (unaudited)
Pro Forma Combined Condensed
  Statement of Operations Data(2):
Net sales ............................       $ 32,203.4            $ 5,213.3
Net loss .............................       $(37,332.5)           $(6,905.6)
Basic and diluted net loss per share .       $    (1.51)           $   (0.24)



                                           March 31, 2001
                                           --------------
                                             (unaudited)
Pro Forma Combined Condensed Balance
  Sheet Data(2):
Cash and cash equivalents ............       $  8,064.1
Working capital ......................       $ 15,611.5
Total assets .........................       $ 50,812.8
Long-term obligations ................       $    596.1
Total stockholders' equity ...........       $ 39,570.9



(1) Assuming Cardiac Science acquires Survivalink.
(2) Assuming Cardiac Science does not acquire Survivalink. Amounts do not include $3.5 million cash break-up fee.


Comparative Per Share Data

   The following table reflects (a) the historical net income (loss) and book value per share of Cardiac Science common stock and the historical net income
(loss) and book value per share of the Artema shares in comparison with the unaudited pro forma net income (loss) and book value per share after giving effect to Cardiac Science's proposed acquisition of Artema and Survivalink and the related financing transaction, and (b) the equivalent historical net income (loss) and book value per share attributable to 0.2917 shares of Cardiac Science common stock which will be received for each share of Artema.


   The historical book value per share is computed by dividing common stockholders' equity as of December 31, 2000 and March 31, 2001, respectively, by the actual common shares outstanding. The pro forma net income (loss) per share is computed by dividing the pro forma net income (loss) by the pro forma weighted average number of shares outstanding, assuming Cardiac Science had acquired Artema, Survivalink, and Cadent and consummated the related financing transaction, all on January 1, 2000. The pro forma combined book value per share is computed by dividing total pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at March 31, 2001, assuming the acquisition had occurred on that date. The Artema equivalent pro forma combined per share amounts are calculated by multiplying the Cardiac Science pro forma combined per share amounts by the exchange ratio of 0.2917.

   The following information should be read in conjunction with (a) the separate historical financial statements and related notes of Cardiac Science, Cadent, and Survivalink, all incorporated by reference in this prospectus, (b) the separate historical financial statements and related notes of Artema included in this prospectus, and (c) the unaudited pro forma combined condensed financial information and related notes of Cardiac Science, and the selected historical and selected unaudited pro forma consolidated financial data and the unaudited pro forma consolidated financial data included in this prospectus. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the acquisition had been consummated as of the assumed dates, nor is it necessarily indicative of the future operating results or financial position of the combined companies.





                                             Year Ended       Three Months Ended
                                          December 31, 2000     March 31, 2001
                                          -----------------   ------------------
                                             (unaudited)          (unaudited)
Historical Cardiac Science:
 Basic and diluted net income (loss)
  per share...........................         $(1.82)              $(0.21)
 Book value per share at the end of
  the period..........................         $ 1.19               $(0.95)
Historical Artema:
 Basic and diluted net income (loss)
  per share(1)........................         $ 0.01               $(0.08)
 Book value per share at the end of
  the period(2).......................         $ 0.58               $ 0.46
Pro Forma Combined:
 Pro forma basic and diluted net
  income (loss) per Cardiac
   Science share......................         $(1.22)              $(0.23)
 Pro forma basic and diluted net
  income (loss) per Artema
   share..............................         $(0.36)              $(0.07)
 Pro forma book value per Cardiac
  Science share at March 31,
    2001..............................            N/A               $ 2.34
 Pro forma book value per Artema
  share at March 31, 2001.............            N/A               $ 0.68





                                             Year Ended       Three Months Ended
                                          December 31, 2000     March 31, 2001
                                          -----------------   ------------------
                                             (unaudited)          (unaudited)
Cardiac Science and Artema Pro Forma
  Combined:
 Pro forma basic and diluted net loss
  per
   Cardiac Science share..............         $(1.51)              $(0.24)
 Pro forma basic and diluted net loss
  per
   Survivalink share..................         $(0.44)              $(0.07)
 Pro forma book value per Cardiac
  Science share.......................            N/A               $ 1.36
 Pro forma book value per Survivalink
  share...............................            N/A               $ 0.40



---------------
(1) Converted to U.S. dollars utilizing an average exchange rate of SEK 9.24 per U.S. dollar and SEK 9.80 per U.S. dollar for the year ended December 31, 2000 and the three months ended March 31, 2001, respectively.
(2) Converted to U.S. dollars utilizing an exchange rate at December 31, 2000 and March 31, 2001 of SEK 9.54 per U.S. dollar and SEK 10.38 per U.S. dollar, respectively.

Comparative Market Price Information

   The following table sets forth the last sale prices of the Cardiac Science common stock on the Nasdaq National Market and the Artema class B shares on the Stockholmsborsen on January 9, 2001, the last trading day prior to the public announcement of the offer, and on July 9, 2001, the most recent date for which prices were practicably available prior to filing this document. The table also sets forth the value of the shares of Cardiac Science common stock that an Artema stockholder would have received for one Artema share, assuming the acquisition had taken place on those dates. These numbers have been calculated by multiplying 0.2917, the exchange ratio of Cardiac Science shares for each Artema share, by the last sale price per share of Cardiac Science common stock on those dates. The actual value of the shares of Cardiac Science common stock you will receive may be higher or lower than the prices set forth below.





                                                                             Last Sale              Last Sale      Value of Cardiac
                                                                     Price of Cardiac Science    Price of Artema    Science Common
                                                                           Common Stock          class B shares     Stock Received
                                                                     ------------------------    ---------------   ----------------
January 9, 2001..................................................              $5.00                SEK 5.75             $1.46
July 9, 2001.....................................................              $2.90                SEK 6.25             $0.85

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA



   The unaudited pro forma consolidated balance sheet as of March 31, 2001 gives pro forma effect to the following, as if each event had occurred as of March 31, 2001:


   o Cardiac Science's planned acquisition of Artema, and the terms of the offer to Artema shareholders;

   o Cardiac Science's planned acquisition of Survivalink; and


   o the consummation of a financing transaction which Cardiac Science assumes for purposes of this presentation to raise $25 million, with $10 million used to partially finance the Survivalink transaction and the remaining proceeds used for general corporate purposes and working capital.

   Cardiac Science's March 31, 2001 historical balance sheet, contained herein, reflects the Cadent Medical Corporation acquisition which closed on July 1, 2000.

   The unaudited pro forma consolidated statement of operations for the year ended December 31, 2000 and three months ended March 31, 2001 gives effect to the following, as if each had occurred on January 1, 2000:


   o Cardiac Science's planned acquisition of Artema, and the terms of the offer to Artema shareholders;

   o Cardiac Science's planned acquisition of Survivalink;

   o Cardiac Science's acquisition of Cadent; and


   o the consummation of a financing transaction which Cardiac Science assumes for purposes of this presentation to raise $25 million, with $10 million used to partially finance the Survivalink transaction and the remaining proceeds used for general corporate purposes and working capital.


   For the purposes of the pro forma financial data, Cardiac Science has assumed its stock price associated with each of the events outlined above to be $3.40 per share. This price reflects the trailing 30-day average closing price of the Cardiac Science common stock from March 12, 2001 to April 11, 2001. During this trailing 30-day period, the high was $4.00 per share and the low was $3.00 per share.

   The unaudited pro forma financial data are provided for informational purposes only and are not necessarily indicative of the results of operations or financial position had the transactions assumed therein occurred, nor are they necessarily indicative of the results of operations which may be expected to occur in the future. The unaudited pro forma financial data are based on assumptions that Cardiac Science believes are reasonable and should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.


   Cardiac Science's acquisition of Artema is subject to certain conditions. See "The Offer--Conditions of the Offer." Completion of the Survivalink merger also is subject to certain conditions including, but not limited to, approval by Cardiac Science's stockholders of certain proposals to be presented at its stockholders' meeting. Failure to meet certain obligations outlined in the merger agreement between Cardiac Science and Survivalink may result in the payment by Cardiac Science of a cash break-up fee of $3.5 million. Cardiac Science cannot assure you that it will be able to consummate the Survivalink merger or acquisition of Artema, or that it will be able to successfully complete the financing transaction mentioned above.


   The unaudited pro forma financial data are presented in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"). All acquisitions have been recorded using the purchase method of accounting. Amounts are presented in U.S. dollars.

   In preparing the pro forma financial statements and in the underlying preliminary acquisition analysis of Artema, it has been assumed that the shareholders of Artema will receive 4,444,444 Cardiac Science shares in exchange for all of the Artema shares. It has further been assumed that the fair value of the Cardiac Science shares issued to effect the transaction, based on a price of $3.40 per Cardiac Science common share, will equal $15.1 million. The acquisition is expected to result in transaction costs of approximately $1.0 million.


   In preparing the pro forma financial statements and in the underlying preliminary acquisition analysis of Survivalink, it has been assumed that the shareholders of Survivalink will receive 10,602,941 shares of Cardiac Science common stock with an assumed fair value of $36.05 million, or $3.40 per Cardiac Science common share, $26.05 million in senior secured promissory notes and $10.0 million cash in exchange for all of the Survivalink shares. The actual number of shares of Cardiac Science common stock to be issued to acquire Survivalink will vary based on the lower of (i) Cardiac Science's share price prior to the effective date of the acquisition, or (ii) the price of Cardiac Science's common stock sold for the purpose of financing the acquisition. Should the transaction be completed at a share price lower than $3.40, in order to maintain the value of the stock portion of the purchase price, the number of shares issued to Survivalink will increase, the effect being to dilute current stockholders on a pro forma basis and to decrease pro forma loss per share. If the transaction is completed at a share price greater than $3.40, in order to maintain the value of the stock portion of the purchase price, the number of shares issued to Survivalink will decrease, the effect being to reduce dilution of current stockholders on a pro forma basis and to increase pro forma loss per share.

   It has further been assumed that Cardiac Science will complete a planned financing transaction, offering 7,352,941 shares at $3.40 per share, of which partial proceeds of $10.0 million will be used to fund the cash portion of the Survivalink transaction. The acquisition is expected to result in transaction costs of approximately $1.0 million. As of the date of this filing, no material amounts of Survivalink common stock options have been exercised.


   The accounting principles of Cardiac Science will apply. A detailed analysis has not yet been made to the Artema or Survivalink accounts in order to identify any potential adjustments that need to be made to these accounts in order to adapt them to the accounting principles of Cardiac Science. Based on a preliminary review of the accounts, the management of Cardiac Science believes, however, that any adjustments that may be required will have no material impact on the consolidated accounts of Cardiac Science.

Differences between Swedish and U.S. accounting principles

   Artema's consolidated financial statements are prepared in accordance with generally accepted accounting principles in Sweden ("Swedish GAAP"), which differs in certain material respects from financial statements prepared in accordance with U.S. GAAP. See Note 34 to Artema's audited financial statements for a description of specific differences.

   The following is a summary of the significant differences between Swedish GAAP and those of U.S. GAAP, which may be relevant for Artema. The summary is not a comprehensive list of all potential differences between Swedish GAAP and U.S. GAAP which would have to be identified in order to prepare consolidated U.S. GAAP financial statements.

   Furthermore, the following text does not address U.S. GAAP disclosure requirements, which are significantly more extensive than the corresponding Swedish disclosure requirements, nor does it cover certain differences in format and terminology applied in the income statement, balance sheet, statement of cash flows or notes to the financial statements. For further information please see Artema's financial statements and associated notes.

Revenue Recognition

   U.S. GAAP requires a very strict application of revenue recognition policies where, for example, delivery and shipping terms are important factors. Revenue recognition practice in Sweden is normally not as strict as U.S. GAAP would require.

Acquisitions

   Both Swedish and U.S. GAAP contain guidelines for determining the fair value of shares tendered as part of an acquisition. Swedish guidelines for valuations of such shares issued in conjunction with acquisitions are less detailed than corresponding U.S. guidelines.

   Under Swedish GAAP, acquired in-process research and development is not separately identified and is instead included in goodwill. Under U.S. GAAP, the cost of an acquired company is to be assigned to all identifiable tangible and intangible assets, including any resulting from research and development activities of the acquired enterprise. Any remaining amount is assigned to goodwill. To the extent costs are allocated to intangibles for use in research and development activities (i.e., acquired research and development), such costs must be accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") 2, "Accounting for Research and Development Costs," i.e., they must be expensed by the acquiror as of the date of consummation of the combination, unless there is an alternative future use in research and development projects or otherwise.

Capitalization of interest expenses

   Under Swedish GAAP, interest expenses related to the construction of certain qualifying assets are normally charged to earnings, although companies may elect to capitalize the interest expense.

   U.S. GAAP requires that that interest expense related to qualifying assets be capitalized and depreciated together with the acquisition costs over the useful life of the asset.

Equity Securities

   Under Swedish GAAP, investments in equity securities are carried at the lower of cost or market.

   Under U.S. GAAP, and in particular in accordance with SFAS 115 "Accounting for Certain Investments in Debt and Equity Securities," these investments should be classified with respect to the underlying intent, i.e., if they are to be traded, if they are to be held to maturity, or if they are in an intermediate category, and are deemed to be available for sale. Valuation and reporting of income differ depending on the classification of the securities.

Comprehensive Income

   U.S. GAAP prescribes reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Under U.S. GAAP, all items that are required to be recognized as components of comprehensive income should be reported in a financial statement that is displayed with the same prominence as other financial statements. There is no such requirement under Swedish GAAP.

                             CARDIAC SCIENCE, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 March 31, 2001
                                 (In thousands)





                                                                             Cardiac
                                                                            Science &
                                    Cardiac                     Artema        Artema                   Survivalink
                                    Science      Artema      Acquisition    Pro Forma    Survivalink   Acquisition        Pro Forma
                                  Historical  Historical(a)  Adjustments     Combined    Historical    Adjustments        Combined
                                  ----------  -------------  -----------    ----------   -----------   -----------       ----------
             Assets
Current assets:
 Cash and cash equivalents .....  $  7,497.7    $   566.4    $       --     $  8,064.1   $  1,761.4     $ 23,250.0 (f)   $ 23,075.5
                                                                                                         (10,000.0)(d)
 Marketable securities
   available-for-sale ..........     4,330.4           --            --        4,330.4           --             --          4,330.4
 Accounts receivable, net ......     2,775.4      5,365.5            --        8,140.9      3,154.8             --         11,295.7
 Inventories ...................     1,250.6      3,566.5            --        4,817.1        707.6             --          5,524.7
 Prepaid expenses and other ....       245.2        249.6            --          494.8         46.0             --            540.8
                                  ----------    ---------    ----------     ----------   ----------     ----------       ----------
   Total current assets.........    16,099.3      9,748.0            --       25,847.3      5,669.8       13,250.0         44,767.1
Property, plant & equipment, net     1,847.4      3,152.3            --        4,999.7        470.5             --          5,470.2
Goodwill and other intangibles,
  net...........................     7,694.7           --       9,045.5 (b)   16,740.2           --       72,174.8 (e)     88,915.0
Other ..........................     2,322.6        903.0            --        3,225.6         20.8             --          3,246.4
                                  ----------    ---------    ----------     ----------   ----------     ----------       ----------
   Total assets.................  $ 27,964.0    $13,803.3    $  9,045.5     $ 50,812.8   $  6,161.1     $ 85,424.8       $142,398.7
                                  ==========    =========    ==========     ==========   ==========     ==========       ==========
   Liabilities & Stockholders'
              Equity
Current liabilities:
 Accounts payable ..............  $  3,609.8    $ 4,972.0    $       --     $  8,581.8   $  1,731.3     $       --       $ 10,313.1
 Current maturities of long-term
   obligations .................       135.5           --            --          135.5        478.7             --            614.2
 Notes payable .................          --           --            --             --      1,500.0       26,050.0 (e)(f)  27,550.0
 Accrued expenses ..............       602.4        916.1            --        1.518.5      1,502.8             --          3,021.3
                                  ----------    ---------    ----------     ----------   ----------     ----------       ----------
   Total current liabilities....     4,347.7      5,888.1             -       10,235.8      5,212.8       26,050.0         41,498.6
Long-term obligations ..........       156.5        439.6            --          596.1         23.1             --            619.2
Other ..........................          --        410.0            --          410.0           --             --            410.0
                                  ----------    ---------    ----------     ----------   ----------     ----------       ----------
   Total liabilities............     4,504.2      6,737.7            --       11,241.9      5,235.9       26,050.0         42,527.8
                                  ----------    ---------    ----------     ----------   ----------     ----------       ----------
Redeemable preferred stock:
 Series A ......................          --           --            --             --     16,330.7      (16,330.7)(g)           --
 Series B ......................          --           --            --             --     12,963.2      (12,963.2)(g)           --
Stockholders' equity:
 Common stock ..................       264.9      1,467.8      (1,467.8)(c)      264.9         59.3          (59.3)(g)        264.9
 Additional paid-in-capital and
  other.........................    80,515.6     14,123.9     (14,123.9)(c)   96,626.7     12,778.7      (12,778.7)(g)    156,926.7
                                                               16,111.1 (b)                               37,050.0 (d)(e)
                                                                                                          23,250.0 (d)
 Accumulated deficit ...........   (57,320.7)    (8,526.1)      8,526.1 (c)  (57,320.7)   (41,206.7)      41,206.7 (g)    (57,320.7)
                                  ----------    ---------    ----------     ----------   ----------     ----------       ----------
   Total stockholders' equity...    23,459.8      7,065.6       9,045.5       39,570.9    (28,368.7)      88,668.7         99,870.9
                                  ----------    ---------    ----------     ----------   ----------     ----------       ----------
                                  $ 27,964.0    $13,803.3    $  9,045.5     $ 50,812.8   $  6,161.1     $ 85,424.8       $142,398.7
                                  ==========    =========    ==========     ==========   ==========     ==========       ==========



          See Notes to Unaudited Pro Forma Consolidated Balance Sheet

                             CARDIAC SCIENCE, INC.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                     (In thousands, except per share data)



   (a) Artema's balance sheet data converted to U.S. dollars at an exchange rate at March 31, 2001 of SEK 10.38 per U.S. dollar and converted from Swedish GAAP to U.S. GAAP.


   The following is a summary of the adjustments to total assets and total liabilities which would have been required if U.S. GAAP had been applied instead of Swedish GAAP.



                                                                      Artema
                                                                  March 31, 2001
                                                                  --------------
Total assets as reported in the balance sheet in accordance
  with Swedish GAAP............................................     SEK 136,753
U.S. GAAP adjustments:
 Accounts receivable ..........................................     SEK   6,525
                                                                    -----------
Total assets in accordance with U.S. GAAP .....................     SEK 143,278
Foreign currency exchange rate ................................           10.38
                                                                    -----------
Total assets in accordance with U.S. GAAP .....................     $  13,803.3
                                                                    ===========





                                                                      Artema
                                                                  March 31, 2001
                                                                  --------------
Total current liabilities as reported in the balance sheet in
  accordance with Swedish GAAP.................................     SEK  48,481
Adjustments to conform to U.S. GAAP
  Committed credit facility....................................     SEK   6,112
 Other current liabilities ....................................     SEK   6,525
                                                                    -----------
Total current liabilities in accordance with U.S. GAAP ........     SEK  61,118
Foreign currency exchange rate ................................           10.38
                                                                    -----------
Total current liabilities in accordance with U.S. GAAP ........     $   5,888.1
                                                                    ===========





                                                                      Artema
                                                                  March 31, 2001
                                                                  --------------
Total long term liabilities as reported in the balance sheet
  in accordance with Swedish GAAP..............................     SEK  10,675
Adjustments to conform to U.S. GAAP
  Other current liabilities....................................     SEK  (6,112)
                                                                    -----------
Total long term liabilities in accordance with U.S. GAAP ......     SEK   4,563
Foreign currency exchange rate ................................           10.38
                                                                    -----------
Total long term liabilities in accordance with U.S. GAAP ......     $     439.6
                                                                    ===========





   (b) Under purchase accounting, the total purchase price will be allocated to the acquired assets and liabilities of Artema based on the relative fair values as of the closing of the Artema transaction, with the balance allocated to goodwill and other identifiable intangibles. This entry reflects a current estimate of the allocation to the acquired assets, liabilities and goodwill and to estimated fees and expenses relating to the acquisition of approximately $1.0 million. The final allocations are expected to be different from the amounts reflected herein, and may reflect allocation to in-process research and development and other identifiable intangibles such as patents, assembled workforce and core technology. Such differences may be significant. The amount and components of the estimated purchase price along with the allocation of the estimated purchase price to assets purchased and liabilities assumed as though the transaction had occurred on March 31, 2001 are as follows:




         Cash and cash equivalents..........................................    $   566.4
         Property, plant & equipment, net...................................      3,152.3
         Accounts receivable, net...........................................      5,365.5
         Inventories........................................................      3,566.5
         Prepaid expenses and other assets..................................      1,152.6
         Long-term obligations..............................................       (439.6)
         Accounts payable and accrued liabilities...........................     (5,888.1)
         Other liabilities..................................................       (410.0)
         Goodwill...........................................................      9,045.5
                                                                                ---------
         Total purchase price...............................................    $16,111.1
                                                                                =========

   (c) Reflects the elimination of Artema's historical stockholders' equity balances in connection with purchase accounting.


   (d) It is assumed that Cardiac Science will issue 7.353 million shares of its common stock in a financing transaction, generating gross proceeds of $25.0 million. Although we are currently pursuing such financing, we cannot assure you that we will be successful in this regard. The use of net proceeds of $23.25 million, net of offering fees and expenses totaling $1.75 million:

          (i) cash payment of $10.0 million as part of the offer to acquire Survivalink;

          and

          (ii) $13.25 million to be used for general corporate purposes and working capital.

   (e) Under purchase accounting, the total purchase price will be allocated to the acquired assets and liabilities of Survivalink based on the relative fair values as of the closing of the Survivalink transaction, with the balance allocated to goodwill and other identifiable intangibles. This entry reflects a current estimate of the allocation to the acquired assets, liabilities and goodwill and to estimated fees and expenses relating to the acquisition of approximately $1.0 million. The final allocations are expected to be different from the amounts reflected herein, and may reflect allocation to in-process research and development and other identifiable intangibles such as patents, assembled workforce and core technology. Such differences may be significant. The amount and components of the estimated purchase price along with the allocation of the estimated purchase price to assets purchased and liabilities assumed as though the transaction had occurred on March 31, 2001 are as follows:




         Cash and cash equivalents..........................................    $ 1,761.4
         Property, plant and equipment, net.................................        470.5
         Accounts receivable, net...........................................      3,154.8
         Inventories........................................................        707.6
         Other assets.......................................................         66.8
         Long-term obligations..............................................        (23.1)
         Accounts payable and accrued liabilities...........................     (5,212.8)
         Goodwill...........................................................     72,174.8
                                                                                ---------
         Total purchase price...............................................    $73,100.0
                                                                                =========





   (f) It is assumed that Cardiac Science will issue 10,602,941 shares of its common stock to shareholders of Survivalink, with an assumed fair value of $36.05 million. It is expected that the associated transaction fees and expenses will total approximately $1.0 million. It is further assumed that Cardiac Science will issue shareholders of Survivalink $26.05 million of senior secured promissory notes.

   (g) Reflects the elimination of Survivalink's historical stockholders' equity balances in connection with purchase accounting.

                             CARDIAC SCIENCE, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          Year Ended December 31, 2000
                     (In thousands, except per share data)




                                                      Cardiac Science     Cadent
                                                           Year         Six Months                     Artema
                                                           Ended           Ended        Cadent       Year Ended       Artema
                                                       December 31,      June 30,     Acquisition   December 31,    Acquisition
                                                           2000            2000       Adjustments      2000(b)      Adjustments
                                                      ---------------   ----------    -----------   ------------    -----------
Net sales.........................................      $  4,242.3       $      --      $    --       $27,961.1       $    --
Cost of goods sold................................         3,825.6              --           --        18,078.0            --
                                                        ----------       ---------      -------       ---------       -------
 Gross profit ....................................           416.7              --           --         9,883.1            --
                                                        ----------       ---------      -------       ---------       -------
Operating expenses:
 Research & development ..........................         8,247.7         1,842.1           --         4,023.4            --
 Sales & marketing ...............................         4,370.9              --           --         1,745.5            --
 General & administrative ........................         5,159.6           369.7           --         4,020.0            --
 Acquired in-process research and development ....        13,587.0              --           --              --            --
 Amortization of intangibles .....................         2,613.8              --        494.1 (a)          --         719.2 (c)
 Other operating expenses ........................              --         1,144.1           --              --
                                                        ----------       ---------      -------       ---------       -------
                                                          33,979.0         3,355.9        494.1         9,788.9         719.2
                                                        ----------       ---------      -------       ---------       -------
Operating income (loss)...........................       (33,562.3)       (3,355.9)      (494.1)           94.2        (719.2)
Interest income (expense), net....................           618.4            18.2           --            69.8            --
                                                        ----------       ---------      -------       ---------       -------
Income (loss) before income taxes.................       (32,943.9)       (3,337.7)      (494.1)          164.0        (719.2)
Provision for income tax..........................             1.6              --           --              --            --
                                                        ----------       ---------      -------       ---------       -------
Net income (loss).................................      $(32,945.5)      $(3,337.7)     $(494.1)      $   164.0       $(719.2)
                                                        ==========       =========      =======       =========       =======
Pro forma basic and diluted loss per share........
Pro forma weighted average number of shares used
  in the computation of loss per share (in
  thousands)......................................


                                                       Cardiac
                                                      Science &     Survivalink
                                                        Artema      Year Ended     Survivalink
                                                      Pro Forma    December 31,    Acquisition    Pro Forma
                                                       Combined        2000        Adjustments    Combined
                                                      ----------   ------------    -----------   ----------
Net sales.........................................    $ 32,203.4     $17,139.5      $      --    $ 49,342.9
Cost of goods sold................................      21,903.6       7,095.7             --      28,999.3
                                                      ----------     ---------      ---------    ----------
 Gross profit ....................................      10,299.8      10,043.8             --      20,343.6
                                                      ----------     ---------      ---------    ----------
Operating expenses:
 Research & development ..........................      14,113.2       1,752.9             --      15,866.1
 Sales & marketing ...............................       6,116.4       5,987.6             --      12,104.0
 General & administrative ........................       9,549.3       1,710.0             --      11,259.3
 Acquired in-process research and development ....      13,587.0            --             --      13,587.0
 Amortization of intangibles .....................       3,827.1            --        7,160.6 (d)  10,987.7
 Other operating expenses ........................       1,144.1            --             --       1,144.1
                                                      ----------     ---------      ---------    ----------
                                                        48,337.1       9,450.5        7,160.6      64,948.2
                                                      ----------     ---------      ---------    ----------
Operating income (loss)...........................     (38,037.3)        593.3       (7,160.6)    (44,604.6)
Interest income (expense), net....................         706.4        (276.7)      (2,605.0)(e)  (2,175.3)
                                                      ----------     ---------      ---------    ----------
Income (loss) before income taxes.................     (37,330.9)        316.6       (9,765.6)    (46,799.5)
Provision for income tax..........................           1.6          18.0             --          19.6
                                                      ----------     ---------      ---------    ----------
Net income (loss).................................    $(37,332.5)    $   298.6      $(9,765.6)   $(44,779.9)
                                                      ==========     =========      =========    ==========
Pro forma basic and diluted loss per share........                                               $    (1.22)
                                                                                                 ==========
Pro forma weighted average number of shares used
  in the computation of loss per share (in
  thousands)......................................                                                 38,306.9 (f)
                                                                                                 ==========



     See Notes to Unaudited Pro Forma Consolidated Statement of Operations

                             CARDIAC SCIENCE, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                       Three Months Ended March 31, 2001
                     (In thousands, except per share data)






                         Cardiac Science      Arterma                                        Survivalink
                          Three Months     Three Months                  Cardiac Science    Three Months
                              Ended            Ended         Artema          & Artema           Ended       Survivalink
                            March 31,        March 31,     Acquisition      Pro Forma         March 31,     Acquisition   Pro Forma
                              2001           2001 (b)      Adjustments       Combined           2001        Adjustments    Combined
                         ---------------   ------------    -----------   ---------------    ------------    -----------   ---------
Net sales............       $ 1,757.8        $ 4,332.6       $(877.2)       $ 5,213.3         $4,137.4       $      --    $ 9,350.6
Cost of goods sold...         1,617.3          3,119.6        (730.5)         4,006.4          1,702.4              --      5,708.8
                            ---------        ---------       -------        ---------         --------       ---------    ---------
 Gross profit........           140.5          1,213.0        (146.7)         1,206.9          2,435.0              --      3,641.8
                            ---------        ---------       -------        ---------         --------       ---------    ---------
Operating expenses:
 Research &
  development........         2,150.2            920.1            --          3,070.3            492.0              --      3,562.3
 Sales & marketing...         1,519.9            443.8            --          1,963.6          1,744.4              --      3,708.1
 General &
  administrative.....         1,536.1          1,145.5            --          2,681.6            720.4              --      3,402.0
 Amortization of
  intangibles........           330.8               --         226.1 (c)        557.0               --         1,804.4 (d)  2,361.3
                            ---------        ---------       -------        ---------         --------       ---------    ---------
                              5,537.0          2,509.4         226.1          8,272.5          2,956.8         1,804.4     13,033.7
                            ---------        ---------       -------        ---------         --------       ---------    ---------
Operating loss.......        (5,396.5)        (1,296.4)       (372.8)        (7,065.6)          (521.8)       (1,804.4)    (9,391.9)
Interest income
  (expense), net.....           131.0             31.0            --            162.0            (47.2)         (651.3)(c)   (536.5)
                            ---------        ---------       -------        ---------         --------       ---------    ---------
Loss before income
  taxes..............        (5,265.5)        (1,265.4)       (372.8)        (6,903.6)          (569.0)       (2,455.7)    (9,928.4)
Provision for income
  tax................             2.0               --            --              2.0               --              --          2.0
                            ---------        ---------       -------        ---------         --------       ---------    ---------
Net loss.............       $(5,267.5)       $(1,265.4)      $(372.8)       $(6,905.6)        $ (569.0)      $(2,455.7)   $(9,930.4)
                            =========        =========       =======        =========         ========       =========    =========
Pro forma basic and
  diluted loss per
  share..............                                                                                                        ($0.23)
                                                                                                                          =========
Pro forma weighted
  average number of
  shares used in the
  computation of loss
  per share (in
  thousands).........                                                                                                      42,727.5
                                                                                                                          =========





     See Notes to Unaudited Pro Forma Consolidated Statement of Operations

                             CARDIAC SCIENCE, INC.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                       (In thousands, except share data)



   (a) Represents an additional 6 months of amortization of goodwill of $494.1 resulting from the excess of the purchase price over the net book value of Cadent, calculated as though the Cadent transaction was completed on January 1, 2000. The life of goodwill is estimated to be 7 years. Under purchase accounting, the total purchase price has been allocated to the acquired assets and assumed liabilities of Cadent based on their relative fair market values as of the closing date of the Cadent transaction.

   (b) Represents historical Artema financial data for the year ended December 31, 2000 and three months ended March 31, 2001 after the following:


          (i)  conversion from Swedish GAAP to U.S. GAAP; and


          (ii) conversion to U.S. dollars utilizing an average monthly exchange rate for the year ended December 31, 2000 of SEK 9.24 per U.S. dollar and 9.80 for the three months ended
               March 31, 2001.


   The following table reconciles Artema's net income in accordance with Swedish GAAP to U.S. GAAP.



                                                   Artema             Artema
                                                 Year Ended         Months Ended
                                              December 31, 2000   March 31, 2001
                                              -----------------   --------------
Net income (loss) in accordance with
  Swedish GAAP............................        SEK 1,516         SEK (12,400)
U.S. GAAP adjustments:
Net sales ................................        SEK(3,938)        SEK  (2,492)
Cost of goods sold .......................        SEK 3,938         SEK   2,492
                                                  ---------         -----------
Net income (loss) in accordance with U.S.
  GAAP....................................        SEK 1,516         SEK (12,400)
Foreign currency exchange rate ...........             9.24                9.80
                                                  ---------         -----------
Net income (loss) accordance with U.S.
  GAAP....................................        $     164         $  (1,265.4)
                                                  =========         ===========



   (c) Represents the of amortization of goodwill resulting from the excess of the purchase price over the net book value of Artema, calculated as though the Artema transaction was completed on January 1, 2000. The life of goodwill is estimated to be 10 years. Under purchase accounting, the total purchase price has been allocated to the acquired assets and assumed liabilities of Artema based on their relative fair market values as of the closing date of the Artema transaction.

   (d) Represents the of amortization of goodwill resulting from the excess of the purchase price over the net book value of Survivalink, calculated as though the Survivalink transaction was completed on January 1, 2000. The life of goodwill is estimated to be 10 years. Under purchase accounting, the total purchase price has been allocated to the acquired assets and assumed liabilities of Survivalink based on their relative fair market values as of the closing date of the Survivalink transaction.

   (e) Represents interest expense payable on the senior secured promissory notes issued to Survivalink shareholders. The notes carry an annual stated interest rate of 10%.

   (f) The pro forma weighted average number of shares represents, exclusive of shares issued to Cadent, Cardiac Science's historical weighted average shares outstanding at fiscal year end of 15,818,300, and the sum of:


          (i) 4,500,000 shares of Cardiac Science common stock issued to Cadent,


          (ii) 10,602,941 shares of Cardiac Science common stock to be issued to acquire Survivalink,


          (iii)4,444,444 shares of Cardiac Science common stock to be issued to Artema shareholders, and


          (iv) the portion of Cardiac Science shares sold in the financing transaction in connection with the cash portion of the Survivalink transaction of $10.0 million, representing 2,941,177 shares all as if outstanding for the entire year.


   The actual number of shares of Cardiac Science common stock to be issued to acquire Survivalink will vary based on the lower of (i) Cardiac Science's share price prior to the effective date of the acquisition, or (ii) the price of Cardiac Science's common stock sold for the purpose of financing the acquisition. For purposes of this pro forma analysis, it is assumed that the acquisition is completed based on a Cardiac

Science share price of $3.40 per share. Should the acquisition be completed at a lower share price, the number of shares issued to Survivalink shareholders would increase, diluting current stockholders on a pro forma basis and reducing the pro forma net loss per share presented in the unaudited pro forma consolidated statement of operations. If the acquisition is completed at a higher share price, the number of shares issued to Survivalink shareholders would decrease, increasing the pro forma net loss per share presented in the unaudited pro forma consolidated statement of operations.

   (g) The pro forma weighted average number of shares represents Cardiac Science's historical weighted average shares outstanding at March 31, 2001 or 24,738,941, and the sum of:

          (i) 10,602,941 shares of its Common Stock to be issued to acquire Survivalink,

          (ii) 4,444,444 shares of its Common Stock to be issued to Artema shareholders,

          (iii)the portion of Cardiac Science shares sold in the financing transaction in connection with the cash portion of the Survivalink transaction of $10.0 million, representing 2,941,177 shares, all as if outstanding for the entire quarter.

   The actual number of shares of Cardiac Science common stock to be issued to acquire Survivalink will vary based on the lower of (i) Cardiac Science's share price prior to the effective date of the acquisition, or (ii) the price of Cardiac Science's common stock sold for the purpose of financing the acquisition. For purposes of this pro forma analysis, it is assumed that the acquisition is completed based on a Cardiac Science share price of $3.40 per share. Should the acquisition be completed at a lower share price, the number of shares issued to Survivalink shareholders would increase, diluting current stockholders on a pro forma basis and reducing the pro forma net loss per share presented in the unaudited pro forma consolidated statement of operations. If the acquisition is completed at a higher share price, the number of shares issued to Survivalink shareholders would decrease, increasing the pro forma net loss per share presented in the unaudited pro forma consolidated statement of operations.

   (h) For the three months ended March 31, 2001, sales totaling $877.2 were reversed to reflect inter-company sales of products between Cardiac Science and Artema. The associated cost of goods sold for the products of $730.5 was also reversed. None of the related inventory remains in the balance sheet at March 31, 2001.

                                   THE OFFER


General

   Cardiac Science is offering to exchange 0.2917 of a share of Cardiac Science for each outstanding Artema class A share or class B share validly tendered and not properly withdrawn, subject to the terms and conditions described in this prospectus. If you own 200 or fewer Artema shares, then as an alternative, you may elect to receive $1.05 (SEK 10.80) in cash in exchange for each Artema share you tender.

   You will not receive any fractional shares of Cardiac Science common stock. If you own more than 200 Artema shares, any fractional Cardiac Science shares that would otherwise be issued to you in exchange for your Artema shares will be rounded up to the nearest whole number of Cardiac Science shares. If you own 200 or fewer Artema shares and do not opt to receive cash for your Artema shares, then you will receive cash in lieu of any fractional Cardiac Science share that would otherwise be issued to you in exchange for your Artema shares. The cash payment will be based on one Cardiac Science share having a value of $3.60, and a SEK/$ exchange ratio of 10.25 to 1.

Acceptance and the Acceptance Period


 VPC-Registered Shares


   If your Artema shares are registered in your name with the Swedish Securities Register Center, VPC AB, a preprinted acceptance form detailing your name, address, personal identification number or organization number, "VP-account" number, and your current Artema shareholdings is being delivered to you with this prospectus. You also are receiving:


   o an instruction letter;


   o a response envelope;

   o a Nordbanken AB (publ) Account Application; and


   o an addendum to the Swedish prospectus previously delivered to you.

   If you wish to accept the offer for Cardiac Science shares, then before the
expiration of the acceptance period ending      , 2001, you must either:

   o submit a duly completed acceptance form to Nordea Securities at Svarspost 110503004, SE-11005 Stockholm, Sweden, and open an account at Nordbanken by filling out the Nordbanken Account Application form delivered to you with this prospectus; or

   o register your Artema shares in the name of a nominee (typically a bank or other custodial institution).


   THE SWEDISH SECURITIES REGISTER CENTER, VPC AB, WILL NOT ACCEPT THE CARDIAC SCIENCE SHARES FOR REGISTRATION IN YOUR VPC ACCOUNT. YOU ARE URGED TO REGISTER YOUR ARTEMA SHARES IN THE NAME OF A NOMINEE OR TO OPEN AN ACCOUNT WITH NORDBANKEN AS SOON AS POSSIBLE DURING THE ACCEPTANCE PERIOD. IF YOU DO NOT DO SO, YOUR ACCEPTANCE FORM WILL BE REJECTED AND YOU WILL NOT BE ABLE TO RECEIVE CARDIAC SCIENCE SHARES IN THE OFFER. See "The Offer--Registering the Cardiac Science Shares via Nordbanken."


   If you own 200 or fewer Artema shares, and you wish to accept the offer and receive cash for all of your Artema shares, then submit a duly completed acceptance form to Nordea Securities at Svarspost 110503004, SE-11005 Stockholm, Sweden. When completing the acceptance form, you should mark the box indicating that you are choosing the cash alternative.

   If your Artema shares are subject to a pledge, the acceptance form must also be signed by the pledgee.

   An incomplete or incorrectly completed acceptance form may be disregarded.

 Nominee-Registered Shares


   If your Artema shares already are registered in the name of a nominee, or you subsequently register your Artema shares with a nominee as provided in the instructions above, then you will receive instructions from the nominee as to how to accept the offer.

Confirmation to Shareholders

   If you accept the offer, your Artema shares will be transferred to a newly opened, blocked VP-account in your name. In connection therewith, VPC will send you a notice confirming the withdrawal from your original VP-account and the deposit into your newly opened, blocked VP-account. If your Artema shares are registered in the name of a nominee, the VP-notice will be sent to the nominee. If your Artema shares are subject to a pledge, the VP-notice will be sent to both the pledgee and you.


Settlement of Accounts


   It is expected that settlement will commence three business days after the acceptance period. If you opened an account at Nordbanken, then the Cardiac Science shares being issued to you in exchange for your Artema shares will be delivered to your Nordbanken account. If your Artema shares are registered in the name of a nominee, settlement will be made with the nominee. If your Artema shares are subject to a pledge, settlement will be made with the pledge account.


   If you own 200 or fewer Artema shares, and

   o you opted to receive cash for all of your Artema shares, or

   o you opted to receive Cardiac Science shares and are entitled to receive cash in lieu of fractional shares,

then the cash settlement will be made directly to your bank account linked to your VP-account. If you do not have a linked bank account, then settlement will be made by check.

Registering the Cardiac Science Shares via Nordbanken

   In Sweden, the cost for opening a nominee account is higher than the cost for opening a traditional VP account. Cardiac Science has arranged with Nordbanken for a process through which you can open a special VP-account called a service account at a fixed cost. To open such an account, you must complete the Nordbanken Account Application form delivered to you with this prospectus.

Right to Withdraw an Acceptance


   If you accept the offer, you can withdraw your acceptance by delivering a written notice of withdrawal to Nordea Securities at Svarspost 110503004, 11005 Stockholm, Sweden. If your shares are registered in the name of a nominee, the withdrawal notice should be sent to the nominee. To be valid, the withdrawal notice must be received by Nordea Securities or your nominee, whichever is applicable, prior to Cardiac Science's announcement that it intends complete the offer or prior to 3:00 p.m. (Swedish time) on the last day of the acceptance period, whichever is earlier.


Right to Extend the Offer

   Cardiac Science reserves the right to extend the acceptance period and to defer the date of settlement. The right to withdraw an acceptance shall remain in effect during the extension of the acceptance period as long as the conditions for completing the offer remain in effect during the extended period.


Compulsory Acquisition; No Appraisal Rights


   Under Swedish law, if Cardiac Science receives and accepts Artema shares representing (i) more than 90% of the total number of issued and outstanding Artema shares, and (ii) more than 90% of the total voting power, then Cardiac Science is entitled to (and intends to) purchase the remaining shares from the minority shareholders for cash, and the minority shareholders are entitled to put their shares to Cardiac Science for cash.


   If the 90% thresholds are satisfied, Cardiac Science intends to transfer the acquired Artema shares to a to-be-formed Swedish subsidiary of Cardiac Science which will initiate a compulsory acquisition proceeding under the Swedish Companies Act to acquire all remaining outstanding Artema shares for cash. Any minority shareholder may initiate such a proceeding, regardless of whether Cardiac Science does so, by sending a letter to the Artema Board of Directors demanding that their Artema shares be purchased by Cardiac Science.


   Under Swedish law, the consideration to be paid to the minority shareholders will be decided by a three person arbitration panel. Cardiac Science shall choose one arbitrator and, unless all of the minority



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
shareholders agree on an arbitrator, the second arbitrator shall be appointed by the district court in Stockholm. The two chosen arbitrators then will nominate the third arbitrator to the panel.


   The consideration to be paid for the shares held by the minority shall "correspond" to the value of the consideration offered in the offer. Since Cardiac Science is offering Cardiac Science shares to all Artema shareholders and a cash alternative to those shareholders holdings 200 or fewer Artema shares, the panel's determination of the "corresponding" value can be based on either the value of the Cardiac Science shares or the cash value. The value of the Cardiac Science shares typically will equal the average share price of the Cardiac Science common stock during the acceptance period. If, however, the panel determines that a significant amount of time (usually more than nine months) has elapsed between the completion of the offer and the commencement of the compulsory acquisition, or that the information given in connection with the offer was misleading or defective, then the consideration to be paid for the shares held by the minority shall equal the "fair value" for such shares as determined by the panel. In such case, the relevant day for the valuation of the minority's shares is the day when the compulsory acquisition proceeding was initiated. Cardiac Science cannot assure you as to the methodology used to determine "fair value," or whether it will differ from the "corresponding" value.


No Stockholmsborsen Listing

   If you accept the offer, the Cardiac Science shares you receive in exchange for your Artema shares will not be listed on the Stockholmsborsen or any other market place in Sweden.

Background of the Offer; Determination of the Exchange Ratio

   Initial discussions between Cardiac Science and Artema were held late in 2000, and were focused on the possibility of the companies collaborating in some way. As Artema's intention to sell certain portions of its business became clear, the two companies realized that a business combination would be in the best interests of their respective shareholders. On January 10, 2001, the Board of Directors of Cardiac Science publicly announced an offer to the holders of all issued and outstanding class A and class B shares of Artema to tender their shares to Cardiac Science in exchange for shares of Cardiac Science common stock.


   As described in the announcement, Cardiac Science is seeking to acquire all of the outstanding Artema shares for $20 million in Cardiac Science common stock, subject to a collar whereby the number of Cardiac Science shares issued for the Artema shares will not be less than 3,333,333 shares nor more than 4,444,444 shares. The value of the Cardiac Science common stock used to calculate the exchange ratio is the average closing price of the Cardiac Science common stock on the Nasdaq National Market for the ten-day period ending on the last trading day immediately prior to May 7, 2001. Thus, if the average share price of Cardiac Science equaled or exceeded $6.00 during the ten-day period, the exchange ratio would be 0.21878 Cardiac Science shares for each Artema share and the offer, in Cardiac Science shares, would equal or exceed $20 million. Similarly, if the average share price of the Cardiac Science common stock during the ten-day period was less than or equal to $4.50, the exchange ratio would be 0.2917 Cardiac Science shares for each Artema share and the offer, in Cardiac Science shares, would be less than or equal to $20 million. Between an average closing price of $4.50 and $6.00, the exchange ratio would be set to reflect a total purchase price of $20 million for all of the Artema shares.


   The average price of the Cardiac common stock was less than $4.50 during the ten day period from April 23, 2001 to May 4, 2001. This resulted in an exchange ratio of 0.2917 of a share of Cardiac Science for each outstanding Artema class A share or class B share tendered.

Reasons for the Offer

   Cardiac Science believes that this transaction is compelling for the following reasons:

   o Cardiac Science intends to integrate its proprietary software with Artema's Diascope patient monitors and Cardio-Aid defibrillators. The resulting products are expected to have important competitive marketing advantages.

   o Artema's Cardio-Aid 200 defibrillator, when enhanced with Cardiac Science's proprietary software, is expected to provide a lower cost defibrillator hardware platform than that which is currently manufactured by Cardiac Science.

   o It is anticipated that the combination of the distribution channels of Artema and Cardiac Science will provide important synergies. Artema's products are expected to be sold by Cardiac Science in the


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
     United States and internationally, and Cardiac Science intends to offer its products through Artema's network of distributors worldwide.

   o Artema's installed base of approximately 6,000 Diascope patient monitors presents a unique opportunity to sell a compatible automatic defibrillation module, the Cardiac Rhythm Module, or CRM, to a group of existing customers. In addition, the CRM is expected to provide a consistent stream of recurring revenue through the sale of Cardiac Science's proprietary, disposable defibrillator electrodes.

   o Cardiac Science anticipates that it will be able to offer multiple technology modules to the major patient monitoring companies, including the recently developed Artema AION gas analysis module.

   o It is expected that the integration of product development, manufacturing and administrative operations will enable Cardiac Science to experience substantial cost savings through the elimination of duplicate activities.

Conditions of the Offer


   Cardiac Science shall complete the offer only if the following conditions are satisfied or, in some cases, waived:


   o Acceptance by shareholders (i) owning more than 90% of the total number of issued and outstanding Artema shares, and (ii) having more than 90% of the voting power with respect to the Artema shares. Cardiac Science reserves the right to complete the offer at a lower degree of acceptance.

   o All regulatory requirements in the United States and Sweden are satisfied and Cardiac Science obtains the necessary regulatory approvals.


   o No material Artema agreement is breached or terminated as a result of a change in control, and no unforeseen liabilities arise which exceed $3,000,000.

   o The acquisition, in the judgment of Cardiac Science, is not rendered partially or wholly impossible or significantly impeded as a result of legislation, regulation, any decision of court or public authority or comparable measures in Sweden or elsewhere, which exists or may be anticipated, or as a result of other circumstances beyond the control of Cardiac Science.


Outside Report of Appraisal Relating to the Transaction

   Neither Cardiac Science nor Artema received an appraisal report relating to the transaction from an outside advisor.

Relationships with Artema

   Except as set forth herein, neither Cardiac Science nor, to the best of its knowledge, any of its directors, executive officers or other affiliates, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Artema, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies.

   Except in connection with the transactions described herein, since January 1, 1998 there have been no negotiations or transactions between Cardiac Science or, to the best of its knowledge, any of its directors, executive officers or other affiliates on the one hand, and Artema or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

   Neither Cardiac Science nor, to the best of its knowledge, any of its directors, executive officers or other affiliates beneficially owns or has any right to acquire, directly or indirectly, any Artema shares, and neither Cardiac Science nor, to the best of its knowledge, any of its directors, executive officers or other affiliates has effected any transaction in the Artema shares during the past 60 days.


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
Accounting Treatment of the Transaction

   Cardiac Science intends to treat the acquisition of Artema through the offer as a purchase for financial reporting purposes. This treatment means that the assets, liabilities and results of operations of Artema will be included with those of Cardiac Science only for periods after the offer is completed. It also means that Cardiac Science will value the assets acquired and liabilities assumed of Artema at their fair market value.

United States Federal Income Tax Consequences of the Transaction

   The following is a general discussion of certain United States federal income and estate tax consequences of the ownership and disposition of Cardiac Science common stock by non-United States holders. This discussion is not a complete analysis of all of the potential tax considerations relating to the ownership and disposition of Cardiac Science common stock. This discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, United States Internal Revenue Service rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. This discussion does not address all aspects of federal income and estate taxation that may be relevant to a particular non-United States holder's decision to own Cardiac Science common stock. Cardiac Science has not, nor has Artema, requested an opinion of legal counsel or an IRS ruling regarding the federal income or estate tax consequences of the ownership or disposition of Cardiac Science common stock by non-United States holders.

   CARDIAC SCIENCE ADVISES YOU TO CONSULT YOUR OWN TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE AND LOCAL AND NON-UNITED STATES TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF CARDIAC SCIENCE COMMON STOCK.

   As used herein, "non-United States holder" means a corporation, individual or partnership that is, as to the United States, a foreign corporation, a non-resident alien individual or a foreign partnership, or any estate or trust that is not subject to United States taxation on income from sources outside the United States and that is not effectively connected with the conduct of a trade or business within the United States.

 Taxation of Dividends

   Dividends paid to a non-United States holder of Cardiac Science common stock will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

   For all dividend payments on or after January 1, 2001, a non-United States holder must furnish certain forms to the paying corporation to obtain the benefit of any applicable tax treaty providing for a lower rate of withholding tax on dividends. These forms must provide, under penalties of perjury, the requested information, including the non-United States holder's name, permanent residence, and taxpayer identification number. However, except as may be otherwise provided in an applicable income tax treaty, a non-United States holder will be taxed at ordinary United States federal income tax rates (on a net income basis) on dividends that are effectively connected with the conduct of a trade or business of the non-United States holder within the United States and will not be subject to the withholding tax described above. Certain certification requirements must be complied with to claim an exemption from withholding on effectively connected dividends. If the non-United States holder is a foreign corporation, it also may be subject to a United States branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty on effectively connected dividends. A non-United States holder that is eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may apply for a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. Cardiac Science has not declared or paid dividends on Cardiac Science common stock since its incorporation and does not anticipate paying dividends on Cardiac Science common stock at any time in the foreseeable future.

 Taxation of Capital Gains

   Non-United States holders generally will not be subject to United States federal income tax in respect of gain recognized on a disposition of Cardiac Science common stock unless

   o the gain is effectively connected with a trade or business conducted by the non-United States holder within the United States (in which case the branch profits tax described in the preceding paragraph also may apply if the holder is a foreign corporation);




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
   o in the case of a non-United States holder who is a non-resident alien individual and holds Cardiac Science common stock as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met;

   o the non-United States holder is subject to tax pursuant to the provisions of the United States federal tax law applicable to certain United States expatriates; or

   o Cardiac Science is or has been a "United States real property holding corporation" for federal income tax purposes and, if Cardiac Science common stock is considered "regularly traded" during the year of the disposition of Cardiac Science common stock, the non-United States holder held directly or indirectly at any time during the five-year period ending on the date of disposition more than five percent of the outstanding Cardiac Science common stock.

   Generally, this last rule for stock in United States real property holding corporations takes precedence over relief provided by tax treaties. However, non-United States holders who would be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of Cardiac Science common stock should consult applicable treaties, which may provide different rules.

 Estate Tax

   Cardiac Science common stock that is owned or treated as being owned at the time of death by a non-United States holder who is a non-resident alien individual will be included in the holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

 Backup Withholding Tax

   Generally, dividends paid to non-United States holders outside the United States that are subject to the 30% or treaty-reduced rate of withholding tax will be exempt from the 31% backup withholding tax. As a general matter, information reporting and backup withholding will not apply to a payment by or through a foreign office of a foreign broker of the proceeds of a sale of Cardiac Science common stock effected outside the United States. However, information reporting requirements (but not backup withholding) will apply to a payment by or through a foreign office of a broker of the proceeds of a sale of Cardiac Science common stock effected outside the United States where that broker:

   o is a United States person;

   o is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States; or

   o is a "controlled foreign corporation: as defined in the Code (generally, a foreign corporation controlled by United States shareholders), unless the broker has documentary evidence in its records that the holder is a non-United States holder and certain conditions are met or the holder otherwise establishes an exemption.

   Payment by a United States office of a broker of the proceeds of a sale of Cardiac Science common stock is subject to both backup withholding and information reporting unless the holder certifies, under penalties of perjury, to the payor in the manner required as to its status as an exempt foreign person establishes another exemption.

   For purposes of this exemption, an exempt foreign person

   o is neither a citizen nor a resident of the United States (and has not elected to be treated as a United States resident under Section 6013 of the Code);

   o has not lost his or her United States citizenship within the last 10 years with one of the principal purposes of such loss being the avoidance of United States taxes;

   o has not been, and does not reasonably expect at the time the form is submitted to be, present in the United States for 183 or more days (or is a beneficiary of a tax treaty with the United States that exempts gains from the transaction from United States federal income tax); and

   o is not, and does not reasonably expect at the time the form is submitted to be, engaged in a United States trade or business during the year of the transaction (or is a beneficiary of a tax treaty with the United States that exempts gains from the transaction from United States federal income tax).

   Amounts withheld under the backup withholding rules do not constitute a separate United States federal income tax. Rather, any amounts withheld under the backup withholding rules will be allowed as a refund or

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
credit against the holder's United States federal income tax liability, if any, provided the required information or appropriate claim for refund is filed with the IRS.

Income and Wealth Tax Consequences to Swedish Shareholders

   The following is a summary of the tax consequences in Sweden related to the offer to holders of Artema class A and class B shares that are resident in Sweden. This summary does not intend to address all material tax consequences of the exchange of Artema shares for Cardiac Science shares, or the ownership of shares of Cardiac Science common stock. It does not take into account the specific circumstances of any particular investor such as a partnership, investment company, shareholders who have received their shares as compensation, or shareholders whose shares constitute current assets in a business. It does not address tax consequences to entities or individuals that are also subject to tax on a world-wide basis under the laws of a jurisdiction other than Sweden, such as U.S. citizens resident in Sweden. The tax treatment of each shareholder depends on that shareholder's specific situation. This means that special tax consequences that are not described below may arise for certain categories of shareholders. Each shareholder is urged to consult a tax adviser for information on the special tax consequences to such shareholder, such as those resulting from foreign tax regulations or the provisions of tax treaties.

 Taxation of Capital Gains

   The general rule is that private individuals are taxed on capital gains at a flat tax rate of 30%. Capital gains are calculated as the difference between the sales price after deduction of sales expenses and the acquisition value.
As an alternative for quoted shares, the acquisition value can be calculated as 20% of the sales price after deduction of sales expenses.

   A capital loss on quoted shares is fully deductible from capital gains on quoted and unquoted shares and from capital gains on other quoted securities that are taxed as shares. Only 70% of any remaining capital loss is deductible against capital income. An overall deficit in capital income reduces taxes on wages, business income and property. The tax reduction is 30% on deficits of less than SEK 100,000 and 21% on any remaining deficit. Deficits may not be carried forward to future tax years.

   Corporations and other legal entities are taxed on capital gains at a tax rate of 28%. Capital losses on capital investment shares (e.g., portfolio investment) and similar securities may only be set off against gains on the same type of assets. Any surplus losses may be carried forward indefinitely to be set off against gains on the same type of assets. Special rules apply for certain corporations and other legal entities that are not U.S. citizens and who have a special tax status. Individuals who are considered resident in Sweden for tax purposes are not taxed in the U.S. on capital gains on shares in U.S. companies.

   Cardiac Science intends to apply to the Swedish National Tax Board ("Riksskatteverket") for direction regarding the price of Cardiac Science shares that will be accepted for tax purposes for purposes of computing gain or loss from the offer.

 Deferred Taxation of Share Consideration

   According to the Act on deferred taxation on share exchange (1998:1601) and the Act on income tax (1999:1229), shareholders resident in Sweden may claim tax deferral on capital gains on the disposal of shares. In order for the deferral provisions to apply, the following conditions, among others, must be met:

   o The consideration for the exchange must consist of shares in the acquiring company; and

   o The acquiring company must hold more than 50% of the voting power in the acquired company at the end of the calendar year in which the disposal takes place.

   If a loss is realized on the share exchange, such a loss shall be deducted immediately.

   Shareholders who wish to defer the tax on their capital gain under the tax deferral provisions described above must declare the capital gains in their tax returns and formally request deferral. For the purpose of such deferral, the capital gain is computed as the difference between the fair market value of the Cardiac Science shares plus any associated cash payment and the acquisition cost for the Artema shares. (In order for the deferral to apply, any associated cash payment may not exceed 10% of the par value of the Cardiac Science shares received, and any cash payment is taxed immediately at the exchange.) If deferral is granted, the capital gain deferred will be determined by the tax authorities in the form of a transitional reserve ("uppskovsbelopp"). The transitional reserve will then be allocated to the shares received in Cardiac Science. The transitional reserve will become taxable mainly when the shares in Cardiac Science are transferred to a



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
new owner, or if the shares in Cardiac Science cease to exist. The deferred tax amount will, however, not be payable if the change of ownership is due to inheritance, gift, division of jointly owned property between husband and wife, or a subsequent share exchange that qualifies for continuing tax deferral. The deferred tax amount will also become payable by an individual if the individual no longer is considered resident or no longer has his place of habitual abode in Sweden. The deferred tax amount will also become payable if the taxpayer no longer requests deferment of taxation.

 Taxation On Disposal of Shares

   When a shareholder disposes the Cardiac Science shares received under this Offer, a liability for capital gains tax will occur. Regardless of whether the capital gains tax on the initial acquisition has been deferred, for purposes of computing a later gain (or loss), the Cardiac Science shares are considered to be acquired at their fair market value at the time of the acquisition.

   If the tax on the capital gain from the disposition of Artema shares has been deferred, the deferred tax on the Artema shares will also become payable on a sale of Cardiac Science shares.

   Shareholders in Artema may hold shares in Cardiac Science that have been acquired before the offer or may acquire shares in Cardiac Science after the offer. In such cases, shares in Cardiac Science are deemed to be sold in the following order:

   o shares acquired prior to the exchange, then

   o shares received through the exchange, then

   o shares acquired after the exchange.

 Taxation of Dividends

   Private individuals are taxed at a flat rate of 30 percent. The normal U.S. withholding tax rate on dividends is also 30%, but according to the tax treaty between Sweden and the United States, withholding tax may be imposed on dividends received from a U.S. company but the tax rate is limited to 15% for Swedish individuals entitled to the benefits of the treaty. In order to be entitled to the reduced rate of withholding tax on dividends, the beneficial owner of the Cardiac Science shares will be required to provide documentary evidence of Swedish residence to the withholding agent for the dividends or to the financial institution that holds the Cardiac Science shares for the beneficial owner. Tax rate on withholding tax is 30% in the U.S. according to domestic legislation. The reduced tax rate according to the tax treaty is normally withheld at source, provided that documentary evidence of Swedish residence, specified in the regulations from Internal Revenue Service, has been provided.

   Corporations and other legal entities are taxed on dividends at the corporate income tax rate of 28%. Withholding tax may be imposed but the tax rate is, according to the Swedish - U.S. tax treaty, limited to 15%, or 5% if the shareholder is an incorporated company and, directly or indirectly, holds at least 10% of the voting power in the distributing company. Again, to qualify for the reduced rate of withholding tax, the company receiving the dividend must provide documentary evidence of its right to the reduced rate.

   The withholding tax levied by the United States on the distribution of dividends to Swedish shareholders is deductible against the Swedish tax on the dividends. If Swedish tax is not imposed, for instance if there is a deficit in capital income, the tax credit may, with certain limitations, be carried forward and be used during a period of three years.

 Wealth Tax

   Shares are considered as taxable assets when computing wealth tax if the shares are listed in a way that is comparable with a registration on the O-list on the Stockholmsborsen. Cardiac Science shares are quoted on Nasdaq's National Market. According to guidelines from the Swedish National Tax Board ("Riksskatteverket"), the Nasdaq National Market is not considered a stock market that is comparable to the O-list on the Stockholmsborsen. Thus, the shares in Cardiac Science will not be considered as taxable assets when computing wealth tax.

 Estate Tax

   The United States imposes an estate tax on U.S. residents and citizens and upon non-residents holding certain forms of U.S. property, including shares in U.S. companies. However, the United States and Sweden



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
have entered into a treaty on estate and gift taxes that treats assets such as the Cardiac Science shares as not subject to this tax for individuals domiciled in Sweden.


          COMPARISON OF CARDIAC SCIENCE AND ARTEMA STOCKHOLDER RIGHTS


   Artema is incorporated under the laws of Sweden and Cardiac Science is incorporated under the laws of the State of Delaware. If you accept the offer and receive Cardiac Science shares in exchange for your Artema shares, you will become a Cardiac Science common stockholder. Artema's common shareholders' rights are governed by Swedish law. Once you become a Cardiac Science common stockholder, your rights as such will be governed by the Delaware General Corporation Law and by Cardiac Science's certificate of incorporation and bylaws. The material differences between the rights of Artema common shareholders and Cardiac Science common stockholders, resulting from differences in the respective governing documents and the applicable law, are summarized below.

   You should not rely on this summary as an exhaustive list or a detailed description of the provisions it discusses. This summary is qualified in its entirety by the respective corporate governance documents of Artema and Cardiac Science and by applicable law.

Capital Stock

   According to Artema's Articles of Association, the minimum share capital shall be SEK 4,220,000 and the maximum shall be SEK 16,880,000. Under the Articles of Association, shares may be issued in two classes: class A and class B. A maximum of 131,250 class A shares may be issued, and the balance shall be class B shares. The class A shares carry ten votes per share and the class B shares carry one vote per share. All shares have the same rights with respect to Artema's assets and profits. Currently, there are 131,250 class A shares and 15,105,000 class B shares outstanding.


   Cardiac Science's certificate of incorporation currently authorizes 40,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001. As of June 30, 2001, 24,852,787 shares of common stock were outstanding, and no preferred shares were outstanding.


Mergers, Sales of Assets and Other Transactions

   Under Swedish law, a merger or a change of a company's business must be approved by the company's shareholders, and a consolidation or sale of all or substantially all of a company's assets must be approved by the company's directors.

   Under the Delaware General Corporation Law, a merger, consolidation, or sale of all or substantially all of a corporation's assets must be approved by the board of directors and by stockholders holding at least a majority of the corporation's outstanding voting stock.

Dissenters' Rights

   In the case of a merger regulated by Swedish law, shareholders may be compensated either by shares in the surviving company or by cash equal to the fair value of the shares.

   Under the Delaware General Corporation Law, stockholders have the right to demand and receive payment of the fair value of their stock in the event of a merger or consolidation. However, except as the Delaware General Corporation Law provides otherwise, stockholders do not have appraisal rights if, among other things, the consideration they receive for their shares consists of:

   o shares of stock of the corporation surviving or resulting from such merger or consolidation;

   o shares of stock of any other corporation which, at the record date fixed to determine stockholders entitled to vote on the merger or consolidation, were either listed on a national securities exchange or designated as a national market security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or were held of record by more than 2,000 stockholders;

   o cash in lieu of fractional shares of the corporations described in the above two clauses; or

   o any combination of shares of stock and cash in lieu of fractional shares of the corporations described in the above three clauses.




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
Takeover Legislation

   Under Swedish regulations, if a shareholder directly or indirectly acquires 40% or more of the votes in a listed company (an "Interested Shareholder"), the Interested Shareholder has, according to the "take over recommendation," a duty to make a public offer of all outstanding shares of the company. This does not apply if the Interested Shareholder sells his shares within four weeks from the time when the shareholding first exceeded 40% or if the limit of 40% is exceeded in connection with a public offer.

   With some exceptions, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in a business combination with an interested stockholder for three years following the time such person becomes an interested stockholder. In general, an interested stockholder is a person or entity owning 15% or more of the corporation's outstanding voting stock. The definition also includes any affiliate of such person or entity. The three-year moratorium which Section 203 imposes on business combinations does not apply if:

   o prior to the date at which the stockholder became an interested stockholder, the corporation's board of directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder;

   o the interested stockholder owned 85% of the corporation's voting stock upon consummation of the transaction which made him or her an interested stockholder; or

   o on or after the date a stockholder becomes an interested stockholder, the board approves the business combination, which is also approved at a stockholder meeting by two-thirds of the voting stock not owned by the interested stockholder.

   A Delaware corporation may elect to opt out of, and not be governed by,
Section 203 through a provision in its original certificate of incorporation or an amendment to its certificate of incorporation or bylaws, if the amendment is approved by the vote of a majority of the shares entitled to vote. With a limited exception, such an amendment would not become effective until 12 months following its adoption. Cardiac Science has not opted out of
Section 203.

Amendments to Charters

   Under Swedish law, a charter may not be amended or changed since such document only regulates the initial amount to be paid per share, the time of payment of the shares, etc.

   Under the Delaware General Corporation Law, a proposed amendment to a company's charter requires an affirmative vote of a majority of all shares entitled to vote on the matter. If any such amendment would adversely affect the rights of any stockholders of a particular class or series of stock, the vote of the majority of all outstanding shares of that class or series, voting as a class, is also necessary to authorize the amendment.

Amendments to Bylaws

   Under Swedish law, an amendment to the bylaws must be approved by the shareholders. As a general rule, two thirds of the rendered votes as well as two thirds of the shares represented at the shareholders' meeting, must vote for the amendment of the bylaws. However, an amendment which changes the relationship between shares of different series must be supported by all of the shareholders present or represented at the shareholders' meeting and which hold nine-tenths of the outstanding shares of the company.

   Under the Delaware General Corporation Law, the power to adopt, alter and repeal the bylaws is vested in the stockholders, except to the extent that the certificate of incorporation vests concurrent power in the board of directors. Cardiac Science's certificate of incorporation grants such concurrent power to the board of directors.

Preemptive Rights

   Under Swedish law, shareholders do not possess pre-emptive rights unless the bylaws specially grants such rights. Artema's bylaws do not grant pre-emptive rights, either for the class A shares or the class B shares.

   Under the Delaware General Corporation Law, stockholders do not possess preemptive rights unless the corporation's certificate of incorporation specifically grants such rights. Cardiac Science's certificate of incorporation does not grant general preemptive rights to common stockholders.

Dividends

   Under Swedish law, dividends or other distributions to the shareholders are decided by the shareholders and, as a general rule, the decision must be approved by the board of directors. A dividend is limited to the non-restricted equity. The non-restricted equity is defined as an amount not exceeding the profits at the end of the last financial year plus any profit brought forward and sums drawn from reserves available for this (dividends) purpose, less any losses brought forward and sums placed for reserve in accordance with law. Furthermore, the amount of a dividend must also be in accordance with the so-called rule of prudence, stating that "distributions of profits may not be made in any amount which, given due consideration to the financing needs of the company or group, its liquidity or financial position, would contravene business principles." There is no distinction between the class A shares and the class B shares with respect to the right to dividends.

   Under the Delaware General Corporation Law, a corporation's board of directors may authorize the payment of dividends to the corporation's stockholders either:

   o out of surplus; or

   o if there is no surplus, out of net profits for the fiscal year in which the dividend is declared or the preceding fiscal year.

   However, the corporation may not make a distribution out of net profits if its capital is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, until such deficiency has been repaired. In addition, the Delaware General Corporation Law generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the corporation's capital.

Stockholder Action

   Under Swedish law, the shareholders cannot make any decisions without holding a shareholders' meeting. The purpose of this rule is to protect the minority shareholders of the company. However, in companies with few shareholders, a document stating the proposed decision may be circulated between all shareholders for their signing. Such decision is only valid and binding if it is unanimous.

   Under the Delaware General Corporation Law, any action required or permitted to be taken at a stockholders' meeting may be taken without a meeting, without prior notice and without a vote if a written consent, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote upon such action were present and voted.

Special Stockholders' Meetings

   Under Swedish law, the board of directors may call a special shareholders' meeting if the board finds it necessary. The board of directors also has an obligation to call to such meeting on the request of the auditor or upon request of shareholders holding at least ten per cent of the outstanding shares. The bylaws may extend the shareholders' possibilities to call to a special shareholders' meeting.

   The Delaware General Corporation Law provides that a special stockholders' meeting may be called by the corporation's board of directors or by such person or persons as the certificate of incorporation or the bylaws may authorize. Cardiac Science's bylaws provide that the following persons may call a special meeting:

   o the Chairman of the board of directors;

   o the President;

   o any Vice-President, if there is one;

   o the Secretary;

   o any Assistant Secretary, if there is one;

   o the board of directors pursuant to a resolution approved by a majority of the members of the board then in office; or

   o the stockholders owning a majority of the capital stock of Cardiac
     Science.

Number and Election of Directors

   According to Swedish law, the board of directors shall consist of at least three board members, if not a private company (Artema is not a private company). The bylaws shall govern the minimum and the maximum number of directors to be appointed. Such minimum and maximum limits may only be changed by an amendment to the bylaws. The members of the board of directors are elected at a shareholders' meeting. According to the bylaws of Artema, the board of directors shall consist of at least three members and of maximum seven members with a maximum of five deputies. The current number of members of the board is six.

   The Delaware General Corporation Law permits a corporation's certificate of incorporation or bylaws to contain provisions governing the number and terms of directors. Directors may be elected at the annual stockholders' meeting, or at a different stockholders' meeting if the corporation's bylaws so provide. Stockholders also may elect directors by written consent in lieu of a stockholders' meeting. If the stockholders' written consent electing the directors is not unanimous, the consent may substitute for the meeting only if every position on the board available to be filled at that time is vacant, and the consent fills all the vacant positions.

   Cardiac Science's bylaws provide that the number of directors shall be fixed by a resolution adopted by a majority of the board of directors, but in no event may the board consist of less than one nor more than fifteen directors. Such members shall be elected by a plurality of the votes cast at an annual meeting or by written consent of the stockholders, except where a vacancy or a newly created directorship, resulting from an increase in the authorized number of directors, is filled by a majority of the directors then in office. All directors shall hold office until the next annual election and their successors are duly elected and qualified or until their earlier resignation or removal.

Removal of Directors

   Under Swedish law, a member of the board of directors may be removed by the group that appointed the director; in most cases the shareholders. There is no obligation for the shareholders to state any reasons for the removal.

   The Delaware General Corporation Law provides that a director or directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors.

Board Vacancies

   Under Swedish law, vacancies may be filled by a deputy member of the board. However, if the remaining board members do not constitute a quorum, then the shareholders must elect a new member of the board. If that is the case, the appointment of a new member of the board of directors can be made at the next annual shareholders' meeting if the bylaws do not provide otherwise.

   Under the Delaware General Corporation Law, vacancies on the board of directors and newly created directorships resulting from an increase in the authorized number of directors may be filled by:

   o a majority of the directors then in office, although less than a quorum;
     or

   o by the sole remaining director.

Indemnification of Directors and Officers

   There are no rules or obligations under Swedish law regarding indemnification.

   Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify its directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to such corporation. The Delaware General Corporation Law provides that
Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

   Cardiac Science's bylaws provide for indemnification by Cardiac Science of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law. Its bylaws also provide for the prepayment of expenses to persons entitled to indemnification (subject to certain conditions), and permits Cardiac Science to purchase and maintain insurance on behalf of any director, officer, employee, or agent against any liability asserted against or incurred by them in any such capacity, or arising out of their status as such, whether or not Cardiac Science would have the power or obligation to indemnify them against such liability under its bylaws.

Limitation of Personal Liability of Directors

   There are no limitations under Swedish law as to the personal liability of the directors. However, in general, the shareholders discharge the board from its liabilities in relation to the ended financial year, at the annual shareholders' meeting.

   The Delaware General Corporation Law provides that a corporation's certificate of incorporation may include a provision limiting a director's personal liability, to the corporation or its stockholders, for monetary damages for breach of the director's fiduciary duty. However, no such provision can eliminate or limit liability for:

   o any breach of the director's duty of loyalty to the corporation or its stockholders;

   o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

   o violation of certain provisions of the Delaware General Corporation Law;

   o any transaction from which the director derived an improper personal benefit; or

   o any act or omission prior to the adoption of such a provision in the certificate of incorporation.

   Cardiac Science's certificate of incorporation contains a provision eliminating its directors' personal liability for monetary damages to the fullest extent permitted under the Delaware General Corporation Law.

Directors with Conflicting Interest

   Under Swedish law, a board member is disqualified in relation to issues concerning

   o contracts between the company and the board member;

   o contracts between the company and third parties, where the board member has a material interest in the matter which may conflict with the interest of the company; or

   o contracts between the company and a legal entity which the board member may represent, either individually or together with any other person.

   The term "contract" shall be deemed to include litigation or other legal proceedings.

   Under Swedish law, there is also a prohibition against making loans and granting security to shareholders, board members, or the managing director, or to affiliates of such persons.

   Under the Delaware General Corporation Law, certain contracts or transactions in which one or more of a corporation's directors or officers have an interest are neither void nor voidable solely on that basis, solely because such directors or officers participate in the meeting in which the transaction is authorized or solely because any such director's or officer's votes are counted for such purpose, provided certain conditions are met. These conditions include obtaining the required approval and fulfilling the requirements of good faith and full disclosure. Under the Delaware General Corporation Law, either:

   o the stockholders or the board of directors must approve any such contract or transaction after full disclosure of the material facts; or

   o the contract or transaction must have been fair to the corporation at the time it was approved. If board approval is sought, the contract or transaction must be approved by a majority of disinterested directors, which may be less than a majority of the board's quorum.

                            INFORMATION ABOUT ARTEMA


   Artema Medical AB (publ), founded in 1990, develops, manufactures, and markets equipment for measuring and monitoring vital patient parameters within the fields of anesthesia, intensive care, and emergency care. Artema's products are sold in more than 80 countries, and 98% of its sales are derived from exports. Its product portfolio consists of gas analyzers, patient monitors, and defibrillators.

Description of the Business

   Artema develops, manufactures, and markets gas analyzers, and Artema MEC, Artema's wholly-owned subsidiary based in Copenhagen, develops, manufactures, and markets patient monitors and defibrillators. Artema sells its gas analyzers on an OEM-basis to large international manufacturers of anesthesia and intensive care equipment. Artema MEC manufactures its products in-house at its production unit located in Aabybro, Denmark, and presently sells its products through a large number of independent distributors. The production unit has been approved for the manufacture of medical technology equipment both by European and U.S. authorities. Through the production unit, Artema MEC also engages in contract manufacturing of advanced technical products for other companies.

Products

   Patient Monitors. Patient monitors are used for monitoring basic vital parameters. Traditionally, patient monitors were used in limited clinical settings, including general intensive care and anesthesia. Over time, patient monitoring has expanded to other clinical settings such as neonatal intensive care, neurosurgical intensive care, post operative care, sub acute care, and emergency care. Patient monitoring systems convert measurement data to curves and digital values that are presented in real-time and with trends on a display or screen. Equipment for patient monitoring can be found in a number of different configurations, from basic ECG-monitors to advanced systems that measure and analyze variables such as heart activity, circulation, breathing, oxygenation and temperature. Artema MEC has a broad range of patient monitoring equipment, sold as free-standing products or as integrated systems according to customer needs. The equipment is for use in most clinical settings and can treat anyone from adults to premature babies (neonatal care).

   Defibrillators. Defibrillation refers to the administration of a controlled electric shock to a patient suffering from cardiac arrest, life threatening tachycardias, atrial fibrillation and some arrhythmias, in order to restore normal heart function. A defibrillator is the apparatus that delivers the shock via electrodes through the chest wall to the patient's heart. Artema's defibrillators are available in several different customized models. During 1999, the Artema Cardio-Aid product line was upgraded with three models:
Cardio-Aid 100, Cardio-Aid 50, and Cardio-Aid 25. These defibrillator models are equipped with a new ECG analysis function and a new interface that improves user-friendliness. The most recent defibrillator model, Cardio-Aid 200, mainly targeting the hospital market, is equipped with a combination of features that make it possible for users, regardless of previous experience with advanced equipment, to quickly take action during a cardiac event. The Cardio-Aid 200 was launched and delivered during the fourth quarter 2000.

   Gas Analyzers. Gas analyzers are a key component in several different types of medical technology equipment, such as anesthesia apparatuses, ventilators, and integrated patient monitoring systems. Artema's gas analyzers identify and measure the breathing gases oxygen and carbon dioxide as well as the anesthetic agents nitrosoxide, halothane, isofluane, enfluane, sevofluane and desfluane. Its newest gas analyzer, the AION(TM), is approximately half the size of the older model MGA200 and consumes less energy. It is expected to gradually replace the MGA200 in Artema's in-house developed patient monitors. Artema also expects to launch the Artema DRYLINE(TM). The Artema DRYLINE(TM) is a single use water trap which solves the humidity problems that occur in connection with gas analysis. The product is expected to allow Artema to deliver a complete gas analysis system together with a set of single-use products.

Market Position

   Patient Monitoring. The world market for patient monitoring amounts to approximately $2 billion to $2.5 billion per year. The market for patient monitoring equipment is dominated by a few larger manufacturers, of which the U.S. company Agilent is the largest. Artema has a market share of 0.5% compared to Agilent with 25%, Siemens with 20%, Spacelabs with 15%, and GE Medical Systems and Datex-Ohmeda each with 10%.

   Defibrillators. The world market for defibrillators amounts to approximately $500 million per year and is dominated by Agilent/HP, Medtronic Physio-Control, Zoll, Nihon-Khoden and GE Marquette. Artema currently has no access to the U.S. defibrillator market, but has a market share in Western Europe of about 7%. The external defibrillator market is divided into hospital external defibrillators, pre-hospital defibrillators, public access defibrillators, and alternate care external defibrillators. There is an ongoing shift in choice of technique, from monophasic to biphasic. The latter has shown to be clinically more effective and require less energy for success. Artema's products are monophasic.

   Gas Analyzers. The world market for OEM medical gas analyzers amounts to less than $40 million. The OEM-market currently is dominated by the American manufacturer Andros, which delivers gas analyzers to manufacturers of medical technology equipment in the U.S., Europe, and Japan. Artema, which signed its first agreements with OEM-customers in the U.S. and Japan in 1995, believes it currently is one of the world's largest suppliers of gas analyzers to OEM customers.


               COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION


   Cardiac Science's common stock is listed on the Nasdaq National Market under the symbol "DFIB." Artema's class A shares are not publicly traded. Artema's class B shares are listed on the O-list of Stockholmsborsen under the symbol "ARTMB." The following table shows, for the periods indicated, the highest and lowest sales prices for the Cardiac Science common stock and the Artema class
B shares for the periods indicated.



                                                                                                Cardiac
                                                                                                Science              Artema
                                                                                             High     Low       High         Low
                                                                                             ----     ---       ----         ---
1st Quarter 2001, ended 3/31/01 .........................................................   $5.31    $3.00    SEK  6.20   SEK  5.60
4th Quarter 2000, ended 12/31/00 ........................................................   $8.59    $4.25    SEK  5.00   SEK  4.30
3rd Quarter 2000, ended 9/30/00 .........................................................   $9.91    $5.28    SEK  9.20   SEK  8.75
2nd Quarter 2000, ended 6/30/00 .........................................................   $7.94    $4.00    SEK  9.70   SEK  9.25
1st Quarter 2000, ended 3/31/00 .........................................................   $8.19    $4.63    SEK 16.50   SEK 14.60
4th Quarter 1999, ended 12/31/99 ........................................................   $5.13    $3.81    SEK 17.00   SEK 15.80
3rd Quarter 1999, ended 9/30/99 .........................................................   $5.31    $3.81    SEK 19.00   SEK 18.50
2nd Quarter 1999, ended 6/30/99 .........................................................   $4.00    $2.13    SEK 20.50   SEK 20.30
1st Quarter 1999, ended 3/31/99 .........................................................   $2.50    $1.63    SEK 19.00   SEK 17.50





   According to Artema, as of June 30, 2001, there were 131,250 class A shares outstanding held by four holders of record, and 15,105,000 class B shares outstanding held by approximately 4,400 holders of record.

   As of June 30, 2001, there were 24,852,787 shares of Cardiac Science common stock outstanding held by approximately 720 holders of record.

   On January 9, 2001, the last full trading day prior to the public announcement of the offer, the last sale price of Cardiac Science's common stock was $5.00 per share, and the last sale price of Artema's class B shares was SEK 5.75 per share. On July 9, 2001, the most recent practicable date prior to the filing of this document, the last sale price of Cardiac Science's common stock was $2.90, and the last sale price of Artema's class B shares was SEK 6.25.


   Cardiac Science has never paid any cash dividends on its common stock. Cardiac Science presently intends to retain earnings, if any, to finance its operations and therefore does not anticipate paying any cash dividends in the foreseeable future. The payment of dividends will depend upon, among other things, its earnings, assets and general financial condition.

   Since 1997, Artema has not paid any cash dividends on its shares, and it does not anticipate paying cash dividends in the foreseeable future.


        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                        RESULTS OF OPERATIONS OF ARTEMA

   The following discussion should be read in conjunction with Artema's consolidated financial statements and notes thereto set forth elsewhere herein. For purposes of the following discussion, "Parent Company" refers to Artema Medical AB without Artema MEC, its wholly-owned subsidiary, and "Artema" refers to Artema Medical AB with its subsidiary.

Quarter ended March 31, 2001 compared to quarter ended March 31, 2000

   On an unaudited basis, Artema's revenues during the first quarter 2001 decreased by 33 percent to SEK 45.0 million from SEK 67.1 million for the period ended March 31, 2000. Sales of gas analyzers to OEM-customers were lower while sales of patient monitors and defibrillators to distributors increased by more than 25%.

   Due to lower volumes and slightly weakened margins, the result after financial items for the three months ended March 31, 2001 declined to SEK (12.4 million), compared to SEK (1.9 million) for the same period in 2000.

   Artema's order backlog at March 31, 2001 amounted to SEK 56.1 million, compared to SEK 129.5 million at March 31, 2000. The decrease is fully attributable to the deliveries to Thailand in 2000.

   Artema's research and development expenditures, expensed in their entirety, amounted to SEK 9.0 million, compared to SEK 10.2 million in the year ago period. This corresponds to 20 percent of the turnover for the three months ended March 31, 2001, compared to 15 percent in the year ago period.


Year ended December 31, 2000 compared to year ended December 31, 1999

   Revenues for Artema increased by 56 percent during the year ended December 31, 2000 to SEK 262.4 million from SEK 168.5 million for the year ended December 31, 1999. Parent Company sales, which mainly consist of OEM sales of gas analyzers to major multinational manufacturers of anesthesia and intensive care equipment, rose by 24 percent, to SEK 31.0 million from SEK 25.0 million, representing 12 percent of Artema's sales. The increase in sales was mainly attributable to growth in demand for Artema's gas analyzers. Sales by Artema MEC, which mainly consist of patient monitors and defibrillators, increased by 61 percent to SEK 231.4 million from SEK 143.5 million, corresponding to 88 percent of Artema's revenues. In 2000, deliveries valued at slightly more than SEK 89 million were carried out within the scope of the Danish International Development Agency or "DANIDA" project in Thailand.

   During the fourth quarter, the fourth and final delivery of product valued at around SEK 20 million was delivered in connection with the DANIDA Thailand project. Mainly as a result of this, Artema's order backlog declined at year-end to SEK 51.7 million compared to SEK 154.6 million in 1999.

   Artema's research and development expenditures, expensed in their entirety, amounted to SEK 37.2 million compared to SEK 40.9 million, corresponding to 14 percent of Artema's revenues. Research and development activities during the year were mainly focused on the completion of the Artema AION(TM) and the Cardio-Aid 200.

   The expansion of Artema, relative to the volume in 1999, combined with the cost rationalization measures implemented in the Danish operation and in the international sales organization, enabled Artema to improve its operating results after depreciation by SEK 63.8 million, to SEK 0.9 million from a negative SEK 62.9 million.

   Artema had results of SEK 1.5 million in 2000 compared to negative SEK 68.5 million in 1999. The results for 1999 included a utilization of the restructuring reserve of SEK 12.4 million established in connection with the acquisition of S&W Media Teknik A/S (now Artema MEC) in 1997. The divestment in 2000 of Artema's international sales organizations in Germany, Norway and the UK had a marginal impact on the results for Artema.

   Against the background of loss carry-forwards available to Artema, deferred tax was not charged to Artema's profit for the year.

Year ended December 31, 1999 compared to year ended December 31, 1998

   Artema's revenues during 1999 decreased by 19 percent to SEK 168.5 million from 229.4 million in 1998. Of the total, the Parent Company revenues amounted to SEK 25.0 million or 15 percent, and Artema MEC revenues amount to SEK 143 million or 85 percent.

   Order backlog at the end of 1999 amounted to SEK 154.6 million, compared to SEK 24.1 million in 1998. During 1999, an initial order for the Artema AION(TM) was received as part of a supply agreement that has been signed with one of the world's leading manufacturers of anesthesia and intensive care equipment. Furthermore, an order worth SEK 100 million was received which relates to the DANIDA-sponsored project in Thailand.

   Research and development expenditures, expensed in their entirety, amounted to SEK 40.9 million, compared to 37.0 million in 1998, corresponding to 24 percent (16 percent) of revenues. Research and development activities during 1999 were mainly focused on the development of the new generation of gas analyzers and a new defibrillator targeting the hospital market.

   Artema's operating results after depreciation amounted to negative SEK 62.9 million, compared to negative SEK 26.5 million in 1998. Artema's result after financial items amounted to negative SEK 64.6 million, compared to negative SEK 27.8 million. The result included a utilization of the restructuring reserve of SEK 12.4 million, compared to SEK 22.1 million in 1998. Tax charges, mainly associated with deferred taxes from utilization of restructuring reserves, amounted to SEK 4.0 million during the year, compared to SEK 5.6 million in 1998.

   The Parent Company's result after financial items, including one-off charges of SEK 5.2 million related to the CEO termination, amounted to negative SEK
32.5 million, compared to negative 27.7 million in 1998.

Liquidity and capital resources


   On an unaudited basis, Artema's cash flow after investments amounted to SEK (9.9 million) for the three months ended March 31, 2001, compared to SEK
11.8 million for the three months ended March 31, 2000. At March 31, 2001, Artema had liquid assets of SEK 5.9 million and interest-bearing liabilities of SEK 10.7 million, compared to liquid assets of SEK 19.7 million and interest-bearing liabilities of SEK 12.4 million at March 31, 2000.


   During the first quarter of 2000, Artema sold 6,078,750 class B shares for net proceeds of SEK 42.3 million.


   As a result of the major volume expansion in 2000, Artema's working capital increased, mainly in the form of increased accounts receivable. Artema's cash flow after investment activities amounted to SEK 22.5 million during the year, compared to negative SEK 48.1 million.


   At 2000 year-end, Artema had liquid assets of SEK 15.5 million and interest-bearing liabilities of SEK 12.5 million, compared to liquid assets of SEK 8.0 million and interest-bearing liabilities of SEK 14.3 million at year-end 1999. At 2000 year-end, the Parent Company had liquid assets of SEK 10.6 million and interest-bearing liabilities of SEK 0.0 million, compared to to liquid assets of SEK 0.0 million and interest-bearing liabilities of SEK 4.4 million at year end 1999.

Research and Development

   During 2000, research and development expenses amounted to $4.0 million (SEK
37.2 million) corresponding to 14 percent of total revenues.

Outlook for 2001

   Sales to Artema's OEM customers and distributors are expected to continue to increase during 2001 as a result of Artema's product development efforts. However, sales within the scope of the DANIDA project will be significantly lower compared to 2000. Overall, Artema's sales and results are estimated to be lower in 2001 compared to 2000.


      QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT ARTEMA'S MARKET RISK


   Artema does not believe that it currently has any material exposure to interest rate, foreign currency exchange rate or other relevant market risks.

   It is Artema's currency policy to invoice sales, as much as possible, in SEK and DKK, and when possible to hedge net exposure in foreign currency. At December 31, 2000, Artema did not have any currency hedging arrangements in place.

                      OWNERSHIP AND MANAGEMENT INFORMATION


Shares Owned by Management and Principal Stockholders

   Information regarding the ownership of the Cardiac Science common stock by Cardiac Science's management and principal stockholders is incorporated by reference to Item 12 of Cardiac Science's Annual Report on Form 10-K/A-2, filed April 27, 2001.


   The following table sets forth as of June 30, 2001, certain information, based upon information provided by Artema, regarding the beneficial ownership of Artema's class A shares and class B shares by:


   o each person owning more than 5% of either class of shares;

   o each director of Artema;

   o each executive officer of Artema; and

   o all Artema directors and executive officers as a group.


                                                        Name                                   Number           Percentage of
Title of Class                               (and Address of 5% Holders)                      Owned (1)             Class
--------------                               ---------------------------                      ---------             -----
Class A Shares:
                             Anders Eckerbom                                                        37,500                 28.6%
                              PL 669
                              SE 185 41 Vaxholm, Sweden
                             Carl Hamilton                                                          37,500                 28.6%
                              Nasselstigen 87
                              SE-165 71 Hasselby, Sweden
                             Robert Zyzanski                                                        37,500                 28.6%
                              Eriksbergsgatan 13
                              SE 114 30 Stockholm, Sweden
                             Claes-Goran Fridh                                                      18,750                 14.3%
                              Affarsstrategerna AB
                              Box 102777
                              SE-100 55 Stockholm, Sweden
                             Directors and executive officers as a group
                             (3 persons)                                                            93,750                 71.4%
Class B Shares:
                             Claes-Goran Fridh                                                   1,650,000(2)              10.9%
                              Affarsstrategerna AB
                              Box 102777
                              SE-100 55 Stockholm, Sweden
                             Anders Eckerbom                                                       217,125                  1.4%
                             Carl Hamilton                                                         384,375                  2.5%
                             Hakan Gartell                                                          50,137                    *
                             Svante Rasmuson                                                        33,750                    *
                             Stephen Dodd                                                           20,000(3)                 *
                             Henrik Nygren                                                          60,000(4)                 *
                             Peter Karlsson                                                         15,000(5)                 *
                             Richard Johansen                                                           --                    0%
                             Thomas Axelsson                                                            --                    0%
                             Johan Floe Svenningsen                                                 20,000(6)                 *
                             Directors and executive officers as a group
                             (11 persons)                                                        2,335,387(7)              15.5%

---------------
*   Less than 1%.


(1) Unless otherwise indicated, all shares are owned beneficially and of record.
(2) Represents 900,000 shares owned by Affarsstrategerna i Sverige AB, and 750,000 shares owned by Vardepappersstrategerna AB. Mr. Fridh is the President and principal shareholder of Affarsstrategerna I Sverige AB, and Vardepappersstrategerna AB is a wholly-owned subsidiary of Affarsstrategerna I Sverige AB.
(3) Consists of options to purchase class B shares from Affarsstrategerna i Sverige AB.
(4) Consists of options to purchase class B shares from Affarsstrategerna i Sverige AB.
(5) Consists of options to purchase class B shares from Affarsstrategerna i Sverige AB.
(6) Consists of options to purchase class B shares from Affarsstrategerna i Sverige AB.

(7) Does not include options to purchase an aggregate of 115,000 class B shares from Affarsstrategerna i Sverige AB.


Management; Executive Compensation; and Certain Transactions

   Information regarding Cardiac Science's management, their compensation, and certain transactions to which they are a party is incorporated by reference to Items 10, 11, and 13 of Cardiac Science's Annual Report on Form 10-K/A-2, filed April 27, 2001.

Interests of Artema's Directors and Officers in the Transaction

   Thomas Axelsson, Artema's President and CEO, and Henrik Nygren, Artema's CFO, each have employment agreements that provide that in the event of a change in control, they shall each continue to receive salary and benefits for twelve months. Except for these severance arrangements, there are no other interests of Artema's directors and officers in the transaction.


                                 LEGAL MATTERS


   The validity of the securities offered hereby will be passed upon for Cardiac Science by Breslow & Walker, LLP, New York, New York. BWM Investments, an affiliate of Breslow & Walker, LLP, owns 2,188 shares of common stock and warrants to purchase 262,500 shares of common stock. Howard Breslow, a member of Breslow & Walker, LLP, owns 875 shares of common stock.


                                    EXPERTS


   The Cardiac Science, Inc. consolidated financial statements incorporated in this prospectus by reference to the Preliminary Proxy Statement on Schedule 14A of Cardiac Science filed on June 22, 2001 and the financial statement schedule incorporated in this prospectus by reference to the Annual Report on Form 10-K of Cardiac Science, Inc. for the year ended December 31, 2000 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to Cardiac Science Inc.'s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The Survivalink Corporation financial statements incorporated in this prospectus by reference to the Preliminary Proxy Statement on Schedule 14A of Cardiac Science filed on June 22, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing therein, and have been so incorporated in reliance upon such report given on the authority of said firm as experts in accounting and auditing.


   The consolidated financial statements of Artema Medical AB included in this prospectus have been audited by KPMG Bohlins AB, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


   The Cadent Medical Corporation financial statements incorporated in this prospectus by reference to the Preliminary Proxy Statement on Schedule 14A of Cardiac Science, Inc. filed June 22, 2001 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to Cadent Medical Corporation's ability to continue as a going concern as described in Note A to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                            ARTEMA MEDICAL AB (PUBL)


                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of Artema Medical AB

   We have audited the accompanying consolidated balance sheet of Artema Medical AB and subsidiaries (the Company) as of December 31, 2000 and 1999, and the related consolidated statements of income and cash flow for the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


   We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurances about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the three-year period ended December 31, 2000 in conformity with accounting principles generally accepted in Sweden.

   Accounting principles generally accepted in Sweden vary in certain significant respects from accounting principles generally accepted in the United States. The application of the latter would have affected the determination of net income for the year ended December 31, 2000 and 1999 and the determination of shareholders' equity and financial position at December 31, 2000 and 1999 to the extent summarized in Note 34.



Stockholm, Sweden
March 16, 2001
KPMG


Anders Liner
Authorized Public Accountant

                             ARTEMA MEDICAL AB (PUBL)


                               INCOME STATEMENTS



                                                    Group                                            Parent Company
                             ---------------------------------------------------    -----------------------------------------------
                                                                 For the Three                                       For the Three
                                                                  Months Ended                                       Months Ended
                                Years ending December 31           March 31,          Years ending December 31         March 31,
                             ------------------------------    -----------------    ----------------------------    ---------------
                      Note     2000       1999       1998       2001       2000      2000       1999       1998      2001     2000
                      ----   --------    -------   --------    -------   -------    -------   -------    -------    ------   ------
                                                                  (unaudited)                                         (unaudited)
                                                                          SEK thousands
Net sales.........      2     262,228    168,161    227,477     44,952    67,082     30,991    25,032     18,437     3,465    8,725
Other operating
  income..........      3         182        298      1,904         --        --         --        --         --        --       --
                             --------    -------   --------    -------   -------    -------   -------    -------    ------   ------
Total revenue.....            262,410    168,459    229,381     44,952    67,082     30,991    25,032     18,437     3,465    8,725
Operating expenses
Raw materials,
  consumables and
  goods for resale      4    (140,781)   (81,413)  (118,003)   (27,776)  (33,671)   (18,671)  (15,186)   (15,186)   (2,261)  (5,145)
Other external
  costs...........      5     (37,932)   (50,982)   (51,738)    (8,624)  (11,952)   (11,188)  (14,411)   (11,755)   (3,317)  (3,611)
Personnel costs...      1     (78,362)   (86,719)   (89,065)   (19,763)  (19,343)   (21,228)  (19,254)   (13,816)   (5,673)  (5,150)
Depreciation and
  amortization of
  tangible and
  intangible fixed
  assets..........      6      (6,427)    (7,010)    (7,460)    (1,493)   (1,606)    (1,450)   (1,498)    (1,185)     (282)    (344)
Items affecting
  comparability...      7          --    (17,584)   (17,405)        --        --         --    (5,208)    (6,275)       --       --
Utilized
  restructuring
  reserve.........     26          --     12,376     22,095         --        --         --        --         --        --       --
Other operating
  expenses........      8        (122)      (160)      (415)        --        --       (122)     (160)       (51)       --       --
Share in result of
  associated
  companies.......     21       2,085        150      6,107         --        --         --        --         --        --       --
                             --------    -------   --------    -------   -------    -------   -------    -------    ------   ------
Operating result..                871    (62,883)   (26,503)   (12,704)      510    (21,668)  (30,685)   (29,831)   (8,068)  (5,525)
Result from
  financial
  investments
Result from shares
  in Group
  companies.......      9          --         --         --         --        --         --    (1,865)    (1,376)       --       --
Result from
  participations
  in associated
  companies.......                 --         --         --         --        --         --        --        117        --       --
Result from
  securities and
  receivables
  accounted for as
  fixed assets....     10      (2,100)    (2,372)       774         --    (1,945)    (5,030)   (2,372)       774        --   (1,945)
Other interest
  income and
  similar profit/
  loss items......     11       3,887      2,312      2,359        800       297      4,452     2,557      3,110       978      899
Interest expenses
  and similar
  profit/loss
  items...........     12      (1,142)    (1,659)    (4,411)      (496)     (762)      (146)     (162)      (485)      (86)    (162)
                             --------    -------   --------    -------   -------    -------   -------    -------    ------   ------
Result after
  financial items.              1,516    (64,602)   (27,781)   (12,400)   (1,900)   (22,392)  (32,527)   (27,691)   (7,176)  (6,733)
Year-end
  appropriations..     13          --         --         --         --        --         --       774     10,576        --       --
                             --------    -------   --------    -------   -------    -------   -------    -------    ------   ------
Result before
  taxes...........              1,516    (64,602)   (27,781)   (12,400)   (1,900)   (22,392)  (31,753)   (17,115)   (7,176)  (6,733)
Taxes on result
  for the period..     14          --     (3,992)    (5,627)        --        --         --        --         --        --       --
                             --------    -------   --------    -------   -------    -------   -------    -------    ------   ------
Net result for the
  period..........              1,516    (68,594)   (33,408)   (12,400)   (1,900)   (22,392)  (31,753)   (17,115)   (7,176)  (6,733)

                            ARTEMA MEDICAL AB (PUBL)


                                 BALANCE SHEETS



                                                                           Group                            Parent Company
                                                             ---------------------------------    ---------------------------------
                                                               At December 31,    At March 31,     At December 31,     At March 31,
                                                      Note     2000      1999         2001          2000      1999         2001
                                                             -------    -------   ------------    -------    -------   ------------
                                                                                   (unaudited)                          (unaudited)
                                                                                          SEK thousands
                      Assets
Fixed assets
Intangible fixed assets
 Patents, trade marks and similar rights..........     15         --          3           --           --          3           --
                                                             -------    -------      -------      -------    -------      -------
   Total intangible fixed
    assets........................................                --          3           --           --          3           --
Tangible fixed assets
 Buildings and land...............................     16     17,279     17,271       17,897           --         --           --
 Machinery and other technical facilities.........     17      6,890      7,201        7,044           --         --           --
 Equipment, tools and installations...............     18      8,065     11,920        7,780        3,660      3,883        3,656
                                                             -------    -------      -------      -------    -------      -------
   Total tangible fixed assets....................            32,234     36,392       32,721        3,660      3,883        3,656
Financial fixed assets
 Shares in Group companies........................     19         --         --           --       46,310     46,310       46,310
 Due from Group companies.........................     20         --         --           --       52,468     56,064       53,660
 Shares in associated companies...................     21      8,992      6,660        9,373           --         --
 Deferred tax claim...............................     22         --         --           --           --         --           --
 Other long-term receivables......................     23         22         25           22           22         25           22
                                                             -------    -------      -------      -------    -------      -------
   Total financial fixed assets...................             9,014      6,685        9,395       98,800    102,399       99,992
                                                             -------    -------      -------      -------    -------      -------
   Total fixed assets.............................            41,248     43,080       42,116      102,460    106,285      103,648
                                                             =======    =======      =======      =======    =======      =======
Current assets
Inventories
 Raw materials and consumables....................            18,644     14,493       16,191           --         --           --
 Work in progress.................................             5,809      5,422        7,136           --         --           --
 Finished products and goods for resale...........            13,241     19,162       13,693        5,491      5,414        6,006
                                                             -------    -------      -------      -------    -------      -------
   Total inventories..............................            37,694     39,077       37,020        5,491      5,414        6,006
Current receivables
 Accounts receivable..............................            51,451     28,368       45,015        3,396      1,550        2,014
 Due from Group companies.........................                --         --           --        2,366      5,985        4,385
 Due from associated companies....................                --         --           --           --         --           --
 Tax claims.......................................               301        309          402          301        309          402
 Other receivables................................             3,286      2,809        3,730          617      1,772        1,410
 Prepaid expenses and accrued income..............     24      1,556      1,561        2,591          663        852        1,533
                                                             -------    -------      -------      -------    -------      -------
   Total current receivables......................            56,594     33,047       51,738        7,343     10,468        9,744
 Cash and deposits................................            15,527      7,988        5,879       10,600         37           44
                                                             -------    -------      -------      -------    -------      -------
   Total current assets...........................           109,815     80,112       94,637       23,434     15,919       15,794
                                                             -------    -------      -------      -------    -------      -------
   Total assets...................................           151,063    123,192      136,753      125,894    122,204      119,442
                                                             =======    =======      =======      =======    =======      =======

                            ARTEMA MEDICAL AB (PUBL)


                                                                           Group                            Parent Company
                                                             ---------------------------------    ---------------------------------
                                                               At December 31,    At March 31,     At December 31,     At March 31,
                                                     Note      2000      1999         2001          2000      1999         2001
                                                             -------    -------   ------------    -------    -------   ------------
                                                                                   (unaudited)                          (unaudited)
                                                                                          SEK thousands
       Shareholders' Equity and Liabilities
Equity...........................................       25
Restricted equity
 Share capital...................................             15,236      9,158       15,236       15,236      9,158       15,236
 Share premium reserve...........................                 --         --           --      137,827    101,627      137,827
 Restricted reserves.............................            146,606    111,712      146,606        8,781      8,781        8,781
                                                             -------    -------      -------      -------    -------      -------
 Total restricted equity.........................            161,842    120,870      161,842      161,844    119,566      161,844
Non-restricted equity
 Non-restricted reserves.........................            (78,268)   (11,594)     (76,101)     (25,521)     6,232      (47,913)
 Net result for the year.........................              1,516    (68,594)     (12,400)     (22,392)   (31,753)      (7,176)
                                                             -------    -------      -------      -------    -------      -------
   Total non-restricted equity...................            (76,752)   (80,188)     (88,501)     (47,913)   (25,521)      55,089
                                                             -------    -------      -------      -------    -------      -------
   Total shareholders' equity....................             85,090     40,682       73,341      113,931     94,045      106,755
                                                             -------    -------      -------      -------    -------      -------
Provisions
 Restructuring reserve...........................       26        --         --           --           --         --           --
 Other provisions................................       27     5,844      6,680        4,256        4,238      5,208        2,582
                                                             -------    -------      -------      -------
   Total provisions..............................              5,844      6,680        4,256        4,238      5,208        2,582
Long-term liabilities
 Mortgage loans..................................    29,31     2,539      3,102        2,647           --         --           --
 Committed credit facility.......................    28,29     7,461      7,699        6,112           --      4,399          351
 Due to Group companies..........................                 --         --           --           50         50           50
 Other liabilities...............................              2,450      3,450        1,916           --         --           --
                                                             -------    -------      -------      -------    -------      -------
   Total long-term liabilities...................             12,450     14,252       10,675           50      4,449          401
Current liabilities
 Advance payments from customers.................                569      3,043          522           --      1,500           --
 Accounts payable................................             26,124     26,146       27,119        3,296      5,314        4,232
 Liabilities to Group companies..................                 --         --           --           --        272           35
 Liabilities to associated companies.............                643         --          455           --         --           --
 Tax liabilities.................................                 --         --           --           --         --           --
 Other liabilities...............................              2,915     16,263       10,876          551      7,672        1,359
 Accrued expenses and prepaid income.............       30    17,428     16,126        9,509        3,828      3,744        4,078
                                                             -------    -------      -------      -------    -------      -------
   Total current liabilities.....................             47,679     61,579       48,481        7,675     18,502        9,704
                                                             -------    -------      -------      -------    -------      -------
   Total shareholders' equity and liabilities....            151,063    123,192      136,753      125,894    122,204      119,442
                                                             =======    =======      =======      =======    =======      =======
    Pledged Assets and Contingent Liabilities
Pledged assets
For own liabilities and provisions
 Real estate mortgages...........................             13,482     13,453                        --         --
 Corporate mortgages.............................             35,500     35,500                    35,500     35,500
 Bank accounts...................................             10,456      7,044                        --         --
 Other pledged assets............................              3,835      1,500                        --      1,500
                                                             -------    -------                   -------    -------
   Total pledged assets..........................             63,273     57,497                    35,500     37,000
Contingent liabilities
 Guaranties on behalf of Group companies.........                 --         --                     7,729         --
 Guaranties on behalf of associated companies....                 --      2,300                        --         --
 Guaranties, others..............................              7,955         --                       226         --
 Discounted bills of exchange....................              4,073      4,647                        --         --
                                                             -------    -------                   -------    -------
   Total contingent liabilities..................             12,028      6,947                     7,955         --
                                                             =======    =======                   =======    =======

                            ARTEMA MEDICAL AB (PUBL)

                              CASH FLOW STATEMENTS



                                                    Group                                           Parent Company
                              -------------------------------------------------    ------------------------------------------------
                                                                For the Three                                       For the Three
                                                                 Months Ended                                        Months Ended
                                Years ending December 31,         March 31,         Years ending December 31,         March 31,
                              ----------------------------    -----------------    ----------------------------    ----------------
                       Note     2000      1999       1998      2001       2000      2000       1999       1998      2001      2000
                       ----   -------    -------   -------    -------   -------    -------   -------    -------    -------   ------
                                                                 (unaudited)                                         (unaudited)
                                                           SEK thousands
From operations....     32
Result after
  financial items..             1,516    (64,602)  (27,781)   (12,400)   (1,900)   (22,392)  (32,527)   (27,691)    (7,176)  (6,733)
Depreciation,
  amortization and
  write-off........             6,644      7,595     7,828      1,493     1,606      3,410     3,363      2,561        282      344
Adjustment for
  items not
  included in the
  cash flow........            (3,379)    (7,284)  (23,826)    (1,645)    2,393      2,100     7,580         36     (1,656)   1,945
Taxes..............                --       (283)   (2,337)        --        --         --      (283)        54         --       --
                              -------    -------   -------    -------   -------    -------   -------    -------    -------   ------
Cash flow from
  operations before
  change in working
  capital..........             4,781    (64,574)  (46,116)   (12,552)    2,099    (16,882)  (21,867)   (25,040)    (8,550)  (4,444)
Cash flow from
  change in working
  capital
Increase/decrease
  in inventories...            (4,096)     3,093     8,269      2,029    (3,758)       (77)      415      3,034       (515)     750
Increase/decrease
  in current
  receivables......           (13,086)     9,135    20,703      4,826   (42,359)     3,125    (2,599)     6,120     (2,401)  (5,489)
Increase/decrease
  in current
  liabilities......            (3,678)    15,073   (14,269)     1,225    21,636     (3,827)    5,710      3,218      2,030    1,525
                              -------    -------   -------    -------   -------    -------   -------    -------    -------   ------
Cash flow from
  change in working
  capital..........           (20,860)    27,301    14,703      8,080   (24,481)      (779)    3,526     12,372       (886)  (3,214)
Cash flow from
  operations.......           (16,079)   (37,273)  (31,413)    (4,472)  (22,382)   (17,661)  (18,341)   (12,668)    (9,436)  (7,658)
Investments
Sales of
  subsidiaries.....            (2,676)        --    19,586         --        --         --        --         --         --       --
Investments in
  tangible fixed
  assets...........            (2,286)   (10,633)   (9,416)      (787)     (471)    (1,224)   (3,312)    (1,117)      (278)    (113)
Sale of tangible
  fixed assets.....                --        (12)    2,617         --        --         --        --        325         --       --
Investment of
  financial fixed
  assets...........            (1,449)      (140)   (7,708)        --        --     (1,431)  (46,284)    (5,948)    (1,192)  (8,245)
                              -------    -------   -------    -------   -------    -------   -------    -------    -------   ------
Cash flow from
  investments......            (6,412)   (10,785)    5,079       (787)     (471)    (2,655)  (49,596)    (6,740)    (1,470)  (8,358)
Financial
  activities
New issue of shares            35,278     27,673        30         --    35,278     35,278    27,673         --         --   35,278
New loans..........                --         --     4,556         --        --         --     4,399         --         --       --
Amortization of
  loans............            (5,385)   (10,390)       --     (4,596)     (612)    (4,399)       --         --        350   (4,399)
                              -------    -------   -------    -------   -------    -------   -------    -------    -------   ------
Cash flow from
  financial
  activities.......            29,893     17,283     4,586     (4,596)   34,666     30,879    32,072         --        350   30,879
Cash flow..........             7,403    (30,775)  (21,748)    (9,855)   11,813     10,563   (35,865)   (19,408)   (10,556)  14,863
Liquid assets in
  the beginning of
  the year.........             7,988     39,082    59,356     15,527     7,988         37    35,902     55,310     10,600       37
Translation
  differences for
  the year.........               136       (319)    1,474        207       (81)        --        --         --         --       --
                              -------    -------   -------    -------   -------    -------   -------    -------    -------   ------
Liquid assets at
  the end of the
  year.............     33     15,527      7,988    39,082      5,879    19,720     10,600        37     35,902         44   14,900

                            ARTEMA MEDICAL AB (PUBL)


                             ACCOUNTING PRINCIPLES

General Accounting Principles

   The annual report is prepared in accordance with the Annual Accounts Act and the recommendations of the Swedish Financial Accounting Standards Council. The principles are unchanged from the preceding year.

Valuation Principles, etc.

   Assets and liabilities are valued at cost unless otherwise stated below.

Research and Development Costs

   Costs for research and development are expensed as incurred.

Warranty Costs

   The cost of goods sold includes estimated values, based on historical data, for the cost of product warranties.

Taxes

   The Group's total tax expense consists of current tax and deferred tax. Deferred tax of 28 percent is computed on untaxed reserves in Sweden. For the acquisition of Artema Monitoring Emergency Care A/S in Denmark, deferred tax of 34 percent is computed on the restructuring reserve.

Items Affecting Comparability

   Recommendation number 4 of the Swedish Financial Accounting Standards Council is applied, whereby transactions of significant importance are specified at each level of the income statements. Examples of such events and transactions are capital gains/losses on the sale of operating units and significant fixed assets, write-downs and restructuring costs.

Hedging of Commercial Flows

   The result of translation differences on hedging of contracted future currency flows affect the income statements during the same period as the underlying flow.

Inventories

   Inventories are reported at the lower of cost and market value according to the first-in first-out principle (FIFO). Risks for obsolescence have been accounted for. The costs of in-house manufactured work-in-progress and finished goods consist of acquisition costs, direct manufacturing costs as well as a reasonable mark-up for indirect manufacturing costs.

Receivables

   Receivables are individually assessed and reported at the amount that they are expected to be received.

Receivables and Liabilities in Foreign Currency

   Receivables and liabilities in foreign currency are translated at the rate of exchange prevailing at year-end in accordance with recommendation number 8 of the Swedish Financial Accounting Standards Council. Exchange rate differences on current receivables and liabilities are included in the operating result, while differences on financial receivables and liabilities are reported among financial items. To the extent that receivables and liabilities in foreign currency have been hedged by forward contracts, they are converted at the forward rate.

                            ARTEMA MEDICAL AB (PUBL)

Depreciation of Fixed Assets

   Depreciation and amortization are based on the acquisition cost of the respective asset and its estimated economic life. In the event of permanent loss of value, assets are written down accordingly.

   The following depreciation and amortization periods are applied:

                                                                                                       Group         Parent Company
                                                                                                       -----         --------------
   Intangible fixed assets
      Patents.................................................................................    5 years           5 years
   Tangible fixed assets
      Buildings...............................................................................    50 years          --
      Machinery and other technical facilities................................................    3-5 years         --
      Equipment, tools and installations......................................................    3-5 years         3-5 years


   The difference between the above described depreciation according to plan and amortization for tax purposes, is reported by the individual companies as accumulated excess depreciation and amortization, which is included in untaxed reserves.

Leasing

   Operative leases exist in the Group. In the income statement, the leasing fee is distributed over the years based on usage, which may differ from the leasing fees actually paid during the current year. Assets financed through so called financial leasing are reported among fixed assets and the corresponding liability among liabilities. In the income statement the leasing costs are divided into depreciation and interest costs.

Consolidated Accounting

   The consolidated financial accounts are prepared according to the Swedish Financial Accounting Standards Council's recommendation number 1:96. The Company applies the purchase method of accounting, which means that the Group's costs of shares in acquired subsidiaries are eliminated against the equity in such subsidiaries.

Associated Companies

   Holdings of shares in associated companies, in which the Group owns a minimum of 20 percent and a maximum of 50 percent of the votes, or otherwise has a controlling interest in operational and financial management, are normally accounted for according to the equity method. The equity method means that the book value in the Group of shares in associated companies corresponds to the Group's share of the associated company's equity, and any residual surplus and deficit values in the Group. The Group's share of the associated company's profit after financial items, adjusted for any depreciation or reversal of acquired surplus values or deficits, respectively, is reported in the consolidated income statement as "Share in result of associated companies". Shares in profit generated after the acquisition of associated companies, not yet realized via payment of dividends, are allocated to the equity method reserve, which is a part of the Group's restricted equity.

Translation of Foreign Subsidiaries

   The accounts of foreign subsidiaries have been translated according to the current method, whereby all assets, provisions and other liabilities are translated at the year-end rate of exchange, and all items in the income statement are translated at the average rate of exchange for the year. Any translation differences arising are carried directly to equity.

Information about the Period's Acquisitions and Divestments

   In early 2000, Artema GmbH and the operations conducted in Artema Monitoring and Emergency Care A/S's branch Artema Norway NUF, were divested. At mid-year 2000 Artema UK Ltd. was divested.

                            ARTEMA MEDICAL AB (PUBL)


                         NOTES TO FINANCIAL STATEMENTS
              (Amounts in SEK thousands, if not stated otherwise)

Note 1. Employees and Personnel Costs



Average number of employees                                                          Of which           Of which           Of which
  ---------------------------                                                2000     men, %    1999     men, %     1998    men, %
                                                                             ----    --------   ----    --------    ----   --------
Parent Company
 Sweden ..................................................................     29       82        29       87        25       76
                                                                              ---       --       ---       --       ---       --
Parent Company total .....................................................     29       82        29       87        25       76
Subsidiaries
 Denmark .................................................................    141       49       161       52       194       49
 England .................................................................      7       85        18       65        16       75
 Germany .................................................................     --       --        11       82         9       89
 Poland ..................................................................     --       --        --       --        26       70
                                                                              ---       --       ---       --       ---       --
Subsidiary total .........................................................    148       51       190       55       245       54
                                                                              ===       ==       ===       ==       ===       ==
Group total ..............................................................    177       56       219       59       270       56


Wages, salaries, other compensation and social benefits


                                                         2000                       1999                        1998
                                                        Wages,         2000        Wages,         1999         Wages,        1998
                                                     salaries and     Social    salaries and     Social     salaries and    Social
                                                     compensation    benefits   compensation    benefits    compensation   benefits
                                                     ------------    --------   ------------    --------    ------------   --------
Parent Company ...................................      13,546         7,127       12,444         6,041        11,583        4,657
of which pension costs(1) ........................          --         2,472           --         1,886            --          924
Subsidiaries .....................................      55,648         3,356       68,042         2,692        77,959        2,523
of which pension costs ...........................          --         1,564           --           681            --          499
                                                        ------        ------       ------         -----        ------        -----
Group total ......................................      69,194        10,483       80,486         8,733        89,542        7,180
of which pension costs(2) ........................          --         4,036           --         2,567            --        1,423

---------------
(1) For 2000, 1999 and 1998, SEK 287,000, SEK 280,000 and SEK 360,000,
    respectively, of the Parent Company's pension costs refer to Board of Directors and President. The Parent Company has no outstanding pension commitments.
(2) For 2000, 1999 and 1998, SEK 303,000, 280,000 and 379,000, respectively, of the Group's pension costs refer to Board of Directors and President. The Group has no outstanding pension commitments.

Wages, salaries, other compensation by country


                                                    2000                         1999                         1998
                                                  Board of        2000         Board of         1999        Board of         1998
Parent Company                                   Directors        Other       Directors        Other        Directors       Other
  --------------                               and President    employees   and President    employees    and President   employees
                                               -------------    ---------   -------------    ---------    -------------   ---------
Sweden .....................................       1,637         11,909         1,883          10,561         1,931          9,652
                                                   -----         ------         -----          ------         -----         ------
Parent Company total .......................       1,637         11,909         1,883          10,561         1,931          9,652
Subsidiaries abroad
 Denmark ...................................       2,332         50,920         1,085          58,067         3,146         62,980
 England ...................................         305          2,091           683           4,636           885          3,672
 Germany ...................................          --             --           814           2,757            --          2,676
 Poland ....................................          --             --            --              --           800          3,800
                                                   -----         ------         -----          ------         -----         ------
Subsidiaries total .........................       2,637         53,011         2,582          65,460         4,831         73,128
                                                   =====         ======         =====          ======         =====         ======
Group total ................................       4,274         64,920         4,465          76,021         6,762         82,780
of which bonus etc .........................         405             --            --              --            --             --


Severance pay and pension

   The President's period of notice for termination on the initiative of the Company is 12 months, and 6 months for termination on the initiative of the President. The retirement age for the President is 65. The period of notice for other certain members of senior management is up to 12 months for termination on the initiative of the Company.

                            ARTEMA MEDICAL AB (PUBL)

              (Amounts in SEK thousands, if not stated otherwise)

Note 1. Employees and Personnel Costs -- (Continued)

Remuneration to the Board and President

   For 2000, 1999 and 1998, salaries and other remuneration to the President amounted to SEK 1,371,000, SEK 1,721,000 and SEK 1,725,000, respectively, and to the Chairman of the Board of Directors, SEK 73,000, SEK 55,000 and SEK 55,000, respectively. In addition, a remuneration of SEK 1,579,000 has been paid out to the former President.

   Loans to members of senior management do not exist.

Note 2. Net Sales by Geographic Market


                                                                                                         2000      1999       1998
                                                                                                       -------    -------   -------
Group
 Europe............................................................................................    116,619    142,712   182,673
 North America.....................................................................................     12,077      9,989     6,017
 South America.....................................................................................      2,519      4,388     5,754
 Asia, other.......................................................................................    131,013     11,071    33,033
                                                                                                       -------    -------   -------
 Group total.......................................................................................    262,228    168,161   227,477
Parent Company
 Europe............................................................................................     16,785     13,837    13,240
 North America.....................................................................................     10,245      8,390     4,064
 South America.....................................................................................      2,519      1,186       575
 Asia, other.......................................................................................      1,442      1,619       558
                                                                                                       -------    -------   -------
 Parent Company total..............................................................................     30,991     25,032    18,437


   Sales in Sweden are not reported separately since it represents less than 2 percent of Group sales.

Note 3. Other Operating Income


                                                                                                          2000     1999       1998
                                                                                                         ------    ------   -------
Group
Compensation related to industrial dispute ..........................................................        --        --     1,428
Sale of fixed assets ................................................................................       100         8        --
Other ...............................................................................................        82       290       476
                                                                                                         ------    ------    ------
Group total .........................................................................................       182       298     1,904


Note 4. Raw Materials, Consumables and Goods for Resale

   Goods for resale (purchased finished products) constitute a small part of the Group's sales and are therefore reported together with raw materials and consumables.

Note 5. Other External Costs

Leasing fees relating to operative leasing


                                                                                                         2000      1999       1998
                                                                                                       -------    -------   -------
Group
Assets held under operative leasing contracts
Leasing fees paid during the financial year........................................................      4,295      4,777     6,218
                                                                                                       -------    -------   -------
Contractual future leasing fees, due within 1 year.................................................      4,397      4,215      NA
Contractual future leasing fees, due within 1-5 years..............................................      8,565     10,120      NA
Contractual future leasing fees, due within > 5 years..............................................         --         --
                                                                                                       -------    -------   -------
Total contractual future leasing fees..............................................................     12,962     14,335    17,889

                            ARTEMA MEDICAL AB (PUBL)

              (Amounts in SEK thousands, if not stated otherwise)

Note 5. Other External Costs -- (Continued)

Audit costs

   The audit of the Group is performed by KPMG. The Group's audit costs for 2000 amounted to SEK 0.4 million, SEK 0.4 million in 1999 and SEK 0.6 million in 1998, whereof for the parent company SEK 0.1 million, SEK 0.1 million and SEK 0.1 million, respectively. Furthermore, the Group's costs for consultations amounted to SEK 0.5 million, SEK 0.2 million and SEK 0.3 million in 2000 and 1999 and 1998, respectively.

Note 6. Depreciation and Amortization of Tangible and Intangible Fixed Assets


                                                                                     2000                 1999                1998
                                                                           2000     Parent     1999      Parent     1998     Parent
                                                                           Group    Company    Group    Company    Group    Company
                                                                          ------    -------   ------    -------    ------   -------
Patents and trademarks ................................................       (3)       (3)      (25)       (25)      (68)      (68)
Buildings and land ....................................................     (427)       --      (443)        --      (443)       --
Machinery and other technical facilities ..............................   (1,234)       --    (1,090)        --    (1,376)       --
Equipment, tools and installations ....................................   (4,763)   (1,447)   (5,452)    (1,473)   (5,573)   (1,117)
                                                                          ------    ------    ------     ------    ------    ------
Total                                                                     (6,427)   (1,450)   (7,010)    (1,498)   (7,460)   (1,185)


Note 7. Items Affecting Comparability


                                                                                                          2000     1999       1998
                                                                                                          ----    -------   -------
Group
Sale of group company ................................................................................      --         --     4,690
One off charges CEO termination ......................................................................      --     (5,208)       --
Restructuring costs ..................................................................................      --    (12,376)  (22,095)
                                                                                                          ----    -------   -------
Group total ..........................................................................................      --    (17,584)  (17,405)
Parent Company
One off charges CEO termination ......................................................................      --     (5,208)       --
Restructuring costs ..................................................................................      --         --    (6,275)
                                                                                                          ----    -------   -------
Parent Company total .................................................................................      --     (5,208)   (6,275)

Note 8. Other Operating Expenses

                                                                                                          2000     1999       1998
                                                                                                          ----    -------   -------
Group & Parent Company
Foreign exchange losses on operating receivables/liabilities .........................................    (122)      (159)      (15)
Capital loss on sale of equipment ....................................................................      --         (1)     (384)
Other ................................................................................................      --         --       (16)
                                                                                                          ----    -------   -------
Group & Parent Company total .........................................................................    (122)      (160)     (415)

Note 9. Result from Participation in Group Companies

                                                                                                          2000     1999       1998
                                                                                                          ----    -------   -------
Parent Company
Write-downs ..........................................................................................      --     (1,865)   (1,376)
                                                                                                          ----    -------   -------
Parent Company total .................................................................................      --     (1,865)   (1,376)

                            ARTEMA MEDICAL AB (PUBL)

              (Amounts in SEK thousands, if not stated otherwise)

Note 10. Result from Securities and Receivables Accounted for as Fixed Assets



                                                       2000      1999      1998
                                                      ------    ------   -------
Parent Company
Write-down of receivable..........................    (2,930)       --        --
Exchange rate difference on fixed assets..........    (2,100)   (2,372)      774
                                                      ------    ------   -------
Parent Company total..............................    (5,030)   (2,372)      774

Note 11. Other Interest Income and Similar Items

                                                       2000      1999      1998
                                                      ------    ------   -------
Group
 Interest income, other...........................     3,887     2,312     2,359
                                                      ------    ------   -------
 Group total......................................     3,887     2,312     2,359
Parent Company
 Interest income, Group companies.................     4,238     2,410     1,482
 Interest income, other...........................       214       147     1,628
                                                      ------    ------   -------
 Parent Company total.............................     4,452     2,557     3,110

Note 12. Interest Expenses and Similar Items

                                                       2000      1999      1998
                                                      ------    ------   -------
Group
 Interest expense, other..........................    (1,142)   (1,639)   (3,935)
 Guarantee expense................................        --       (20)     (476)
                                                      ------    ------   -------
 Group total......................................    (1,142)   (1,659)   (4,411)
Parent Company
 Interest expense, other..........................      (146)     (142)       (9)
 Guarantee expense, etc. bank.....................        --       (20)     (476)
                                                      ------    ------   -------
 Parent Company total.............................      (146)     (162)     (485)

Note 13. Year-end Appropriations

                                                       2000      1999      1998
                                                      ------    ------   -------
Parent Company
Difference between booked and planned depreciation
  of equipment, tools and installations...........        --        --       555
Tax allocation reserve, reversal for the year.....        --        --    10,795
Currency translation reserve, the year's change...        --       774      (774)
                                                      ------    ------   -------
Company total.....................................        --       774    10,576

Note 14. Taxes on the Year's Result

                                                       2000      1999      1998
                                                      ------    ------   -------
Group
Paid taxes........................................        --        --    (1,076)
Deferred taxes....................................        --    (3,992)   (4,551)
                                                      ------    ------
Group total.......................................        --    (3,992)  (5,627)

                            ARTEMA MEDICAL AB (PUBL)

              (Amounts in SEK thousands, if not stated otherwise)

Note 15. Patents and Trademarks


                                                                2000       1999
                                                                ----       ----
Group/Parent Company
Accumulated acquisition values
Opening balance ...........................................        419       419
                                                               -------   -------
Total .....................................................        419       419
                                                               =======   =======
Accumulated planned depreciation
Opening balance ...........................................       (416)     (391)
Depreciation for the year .................................         (3)      (25)
                                                               -------   -------
Total .....................................................       (419)     (416)
                                                               -------   -------
Planned residual value at year-end                                  --         3

Note 16. Buildings and Land

                                                                2000       1999
                                                                ----       ----
Group
Accumulated acquisition values
Opening balance ...........................................     20,951    23,037
New purchases .............................................         --        93
Translation differences for the year ......................        546    (2,179)
                                                               -------   -------
Group total ...............................................     21,497    20,951
Accumulated planned depreciation
Opening balance ...........................................     (3,680)   (3,592)
Planned depreciation for the year on acquisition values ...       (427)     (443)
Translation differences for the year ......................       (110)      355
                                                               -------   -------
Group total ...............................................     (4,217)   (3,680)
                                                               -------   -------
Planned residual value at year-end ........................     17,279    17,271
                                                               -------   -------
Properties held under financial leasing contracts .........     None       None

Note 17. Machinery and other Technical Facilities

                                                                2000       1999
                                                                ----       ----
Group
Accumulated acquisition values
Opening balance ...........................................     26,727    24,240
New purchases .............................................        809     1,713
Divestments and scrapping .................................         --      (890)
Reclassifications .........................................        830     4,488
Translation differences for the year ......................        610    (2,824)
                                                               -------   -------
Group total ...............................................     28,976    26,727
Accumulated planned depreciation
Opening balance ...........................................    (19,526)  (21,919)
Reclassifications .........................................       (830)      890
Planned depreciation for the year on acquisition values ...     (1,234)   (1,090)
Translation differences for the year ......................       (496)    2,593
                                                               -------   -------
Group total ...............................................    (22,086)  (19,526)
                                                               -------   -------
Planned residual value at year-end ........................      6,890     7,201

                            ARTEMA MEDICAL AB (PUBL)

              (Amounts in SEK thousands, if not stated otherwise)

Note 18. Equipment, Tools, and Installations


                                                                                                         2000                 1999
                                                                                              2000      Parent     1999      Parent
                                                                                             Group     Company     Group    Company
                                                                                             -----     -------     -----    -------
Accumulated acquisition values
Opening balance .........................................................................    44,558      9,156     44,449     5,844
New purchases ...........................................................................     1,670      1,225      8,827     3,312
Reclassifications .......................................................................      (830)        --     (4,488)       --
Divestments and scrapping ...............................................................    (3,271)        --       (243)       --
Translation differences for the year ....................................................       872         --    (3,987)        --
                                                                                            -------    -------    -------   -------
Total ...................................................................................    42,999     10,381     44,558     9,156

Accumulated planned depreciation
Opening balance .........................................................................   (32,638)    (5,273)   (30,290)   (3,800)
Divestments and scrapping ...............................................................     2,267         --        243        --
Reclassifications .......................................................................       830         --         --        --
Depreciation for the year according to plan .............................................    (4,763)    (1,447)   (5,452)    (1,473)
Translation differences on acquisition values ...........................................      (630)        (1)     2,861        --
                                                                                            -------    -------    -------   -------
Total ...................................................................................   (34,934)    (6,721)   (32,638)   (5,273)
                                                                                            -------    -------    -------   -------
Planned residual value at year-end ......................................................     8,065      3,660     11,920     3,883


Note 19. Shares in Group Companies


                                                                  2000     1999
                                                                 ------   ------
Parent Company
Accumulated acquisition values
Opening balance .............................................    46,310   48,175
Write-downs .................................................        --   (1,865)
                                                                 ------   ------
Book value at year-end ......................................    46,310   46,310


Specification of Parent Company and Group shareholdings in group companies


                                                                                              Number of                       Book
Subsidiary, organization number, domicile                                                       shares     Ownership, %(1)    value
--------------------------------------------------------------------------                    ---------    ---------------   ------
Artema Monitoring & Emergency A/S,
  A/S 160015, Copenhagen, DK..............................................................      15,000          100.0        46,208
Artema Technologies AB, 556317-7145,
  Solna, Sweden (dormant).................................................................         100          100.0           102
                                                                                                                             ------
Total.....................................................................................                                   46,310

---------------
(1) Ownership of capital, which also corresponds to the proportion of votes for the total number of shares.

Note 20. Due From Group Companies


                                                                  2000     1999
                                                                 ------   ------
Parent Company
Accumulated acquisition values
Opening balance .............................................    56,064   11,755
Additional receivables ......................................     2,222   45,908
Settled receivables .........................................      (788)  (1,599)
Exchange rate differences ...................................    (2,100)      --
Write-downs for the year ....................................    (2,930)      --
                                                                 ------   ------
Book value at year-end ......................................    52,468   56,064

                            ARTEMA MEDICAL AB (PUBL)

              (Amounts in SEK thousands, if not stated otherwise)

Note 21. Shares in Associated Companies


Group                                                              2000     1999
 ------------                                                      -----   -----
Accumulated acquisition values
Opening balance ...............................................    1,630   1,800
Translation differences for the year ..........................       42    (170)
                                                                   -----   -----
Total .........................................................    1,672   1,630
Accumulated shares in results
Opening balance ...............................................    5,845   5,345
Shares in results of associated companies for the year ........    1,322   1,040
Translation differences on for the year .......................      153    (540)
                                                                   -----   -----
Total .........................................................    7,320   5,845
Accumulated write-downs
Opening balance ...............................................     (815)   (437)
Reversal of write-downs for the year ..........................      837      --
Write-downs for the year ......................................       --    (420)
Translation differences for the year ..........................      (22)     42
                                                                   -----   -----
Total .........................................................       --    (815)
                                                                   -----   -----
Book value at year-end ........................................    8,992   6,660

---------------

(1) Accumulated write-downs refer to Artema's part of the value of the accumulated losses in the associated companies.
(2) Reversal of write-down for the year refers to Artema's part of a profit in associated companies during the financial year.
(3) Write down for the year refers to Artema's part of a loss in associated companies during the financial year.


Specification of Group shareholdings in associated companies


Associated company,                                                                    Adjusted equity    Percentage     Value of
organization number,                                                                      Result for      of shares       capital
domicile                                                                                 the year(1)       held(2)     in the Group
----------------------------------------------------------                             ---------------    ----------   ------------
Danish Medical Supply A/S,
  A/S 220897, Gentofte, DK.........................................................       7,555/769          33,3          7,555
Danish Medical Industry A/S,
  A/S 242335, Gentofte, DK.........................................................       1,437/553          25,0          1,473
                                                                                                                           -----
Total..............................................................................                                        8,992

---------------
(1) By adjusted equity is meant the owned portion of the company's equity. By result for the year is meant the owned portion of the company's result after taxes. Shares in results of associated companies are reported under two items in the consolidated income statement, firstly result before taxes, including any depreciation of surplus values, which is included in the operating result, and secondly share in taxes of the associated company, which is reported together with the Group's taxes.
(2) Refers to the owned portion of capital, which is equivalent to the proportion of votes for the total number of shares.

Note 22. Deferred Tax Claim


Group                                                             2000     1999
--------------                                                     ----   ------
Opening balance...............................................       --    3,992
Reversed deferred tax liability...............................       --      216
Reversed deferred tax claim...................................       --   (4,208)
                                                                   ----   ------
Group total...................................................       --       --

                            ARTEMA MEDICAL AB (PUBL)

              (Amounts in SEK thousands, if not stated otherwise)

Note 23. Other Long-Term Receivables


                                                                                                           2000               1999
                                                                                                 2000     Parent    1999     Parent
                                                                                                Group    Company    Group   Company
                                                                                                -----    -------    -----   -------
Accumulated acquisition values
Opening balance .............................................................................     25        25       422       422
Reclassifications ...........................................................................     --        --      (400)     (400)
Other .......................................................................................     (3)       (3)        3         3
                                                                                                  --        --      ----      ----
Total .......................................................................................     22        22        25        25


Note 24. Pre-paid Expenses and Accrued Income


                                                                                                           2000               1999
                                                                                                 2000     Parent    1999     Parent
                                                                                                Group    Company    Group   Company
                                                                                                -----    -------    -----   -------
Rental expense ..............................................................................     369      369        373     373
Other items .................................................................................   1,187      294      1,188     479
                                                                                                -----      ---      -----     ---
Total .......................................................................................   1,556      663      1,561     852


Note 25. Shareholders' Equity


                                                                                              Share     Restricted   Non-restricted
                                                                                             capital     reserves        capital
                                                                                             -------    ----------   --------------
Group
Opening balance..........................................................................      9,158     111,712         (80,188)
New share issue(1).......................................................................      6,078      36,200              --
Transfer between restricted
  and non-restricted equity..............................................................         --      (1,757)          1,757
Profit for the year......................................................................         --          --           1,516
Translation difference for the year......................................................         --         451             163
                                                                                              ------     -------         -------
Closing balance..........................................................................     15,236     146,606         (76,752)

---------------
(1) New issue net of issuance costs of SEK 5,272 (thousands) directly charged to equity.


                                                                Share    Premium
                                                               capital   reserve
                                                               -------   -------
Parent Company
Opening balance ...........................................     9,158    101,627
New share issue ...........................................     6,078     36,200
                                                               ------    -------
Closing balance ...........................................    15,236    137,827


                                                               Legal    Retained
                                                              reserve   earnings
                                                              -------   --------
Parent Company
Opening balance ..........................................     8,781     (25,521)
Profit for the year ......................................        --     (22,392)
                                                               -----     -------
Closing balance ..........................................     8,781     (47,913)

                            ARTEMA MEDICAL AB (PUBL)

              (Amounts in SEK thousands, if not stated otherwise)

Note 26. Restructuring Reserve


                                                                                                          2000     1999       1998
                                                                                                          ----    -------   -------
Group
Opening balance.......................................................................................     --      12,376    34,471
Reversal for the year.................................................................................     --     (12,376)  (22,095)
                                                                                                           --     -------   -------
Residual value at year-end............................................................................     --          --    12,376


   A two-year restructuring program was completed during 1999. The restructuring reserve was reversed in pace with completion of the restructuring program.

Note 27. Other Provisions


                                                                   2000     1999
                                                                   -----   -----
Group
One off charges CEO termination ...............................    3,238   5,208
Guarantee commitments .........................................    1,606   1,472
Restructuring .................................................    1,000      --
                                                                   -----   -----
Total .........................................................    5,844   6,680


Note 28. Bank Overdraft Facilities, Long-Term


                                                                2000       1999
                                                               -------   -------
Group
 Approved credit limit ....................................     23,500    23,500
 Unutilized portion .......................................    (16,039)  (15,801)
                                                               -------   -------
 Utilized portion .........................................      7,461     7,699
Parent Company
 Approved credit limit ....................................     12,900    11,400
 Unutilized portion .......................................    (12,900)   (7,001)
                                                               -------   -------
 Utilized portion .........................................         --     4,399


Note 29. Pledged Assets for Liabilities to Credit Institutions


                                                                                                          2000                1999
                                                                                               2000      Parent     1999     Parent
                                                                                               Group    Company    Group    Company
                                                                                              ------    -------    ------   -------
Real estate mortgages .....................................................................   13,482         --    13,453        --
Corporate mortgages .......................................................................   35,500     35,500    35,500    35,500
                                                                                              ------     ------    ------    ------
Total .....................................................................................   48,982     35,500    48,953    35,500


Note 30. Accrued Expenses and Prepaid Revenues


                                                                                                          2000                1999
                                                                                               2000      Parent     1999     Parent
                                                                                               Group    Company    Group    Company
                                                                                              ------    -------    ------   -------
Vacation pay ..............................................................................    6,793       636      6,971    1,449
Social benefits ...........................................................................    2,829       407      3,127      730
Other .....................................................................................    7,806     2,785      6,028    1,565
                                                                                              ------     -----     ------    -----
Total .....................................................................................   17,428     3,828     16,126    3,744

                            ARTEMA MEDICAL AB (PUBL)

              (Amounts in SEK thousands, if not stated otherwise)

Note 31. Mortgage Loans


                                                                   2000     1999
                                                                   -----   -----
Group
 Maturity, 1 - 5 years from year-end ..........................    2,539   1,567
 Maturity, more than 5 years from year-end ....................       --   1,535
                                                                   -----   -----
Total .........................................................    2,539   3,102

Note 32. Paid Interest


                                                                    2000    1999
                                                                   -----    ----
Group
 Interest received .............................................     463     988
 Interest paid .................................................   1,113     871
Parent Company
 Interest received .............................................     214     147
 Interest paid .................................................     146     142

Note 33. Financial Development

   Sales to Artema's OEM customers and distributors is estimated to continue to increase during 2001 as a result of Artema's offensive efforts within product development. However, sales within the scope of the Danish International Development Agency project will be significantly lower compared to 2000. All in all, Artema's sales and result is estimated to be lower in 2001 compared to 2000. Via the structural solution represented by the bid from Cardiac Science, it is considered that it will be possible to meet the financing requirement for Artema's continued needs for market and product development.

Note 34. Net Income and Shareholders' Equity in Accordance with U.S. GAAP

   Artema's consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Sweden ("Swedish GAAP"), which differs in certain material respects from financial statements prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"). The following is a summary of the significant differences applicable to Artema.

   (a)   Revenue Recognition

         Under U.S. GAAP, revenue should only be recognized when it is realized or realizable and earned. Revenue is realized or realizable and earned when all of the following criteria are met:

         o  Persuasive evidence of an arrangement exists,

         o  Delivery has occurred or services have been rendered,

         o  The seller's price to the buyer is fixed or determinable; and

         o  Collectability is reasonably assured.

   In applying these criteria to its sales contracts with customers, Artema has determined that certain material contracts have customer acceptance provisions. These customer acceptance provisions include:

        1. Products must be in compliance with customer contractual specifications prior to customer acceptance. The customer reserves the right to inspect and test products prior to acceptance.

        In the event of non-conformity or defective manufacture of the delivered product to the customer, the customer may reject the whole or part of such product found defective or non-conforming. In such case, Artema is obliged and entitled to make correction or replacement of the product.

        Artema performs testing of medical equipment for quality and compliance with customer specifications before delivery. The medical equipment is industry standard and such specifications are normal and usual for such products and are expected to operate normally, as tested in Artema's facilities, in the customers' environment. As a result, the customer acceptance provisions related to defective

                            ARTEMA MEDICAL AB (PUBL)

              (Amounts in SEK thousands, if not stated otherwise)

Note 34. Net Income and Shareholders' Equity in Accordance with U.S. GAAP -- (Continued)

     products and non-conformity are evaluated as a warranty and provided for as such in the income statement.

        2. Performance of additional services (implementation and training) is required post the manufacture and delivery of medical products and transfer of title of those products to the customer before the customer must, under contract, accept these products.

        The performance of installation of medical equipment at customer locations and training of customer personal on the use of such equipment would not be deemed perfunctory or inconsequential. Artema typically subcontracts such additional services but is responsible for all costs incurred during installation, testing and training.


        Under Swedish GAAP, provisions have been made in the income statement for the costs of equipment installation including on-site equipment testing, and training of customer personnel. Under U.S. GAAP, an objectively determinable fair value has been assigned separately to (i) manufacture and delivery of the product, and (ii) installation and training at the customer site. As of December 31, 2000, while 100% of the product has been delivered to the customer, 60% of the approximate total contract value of SEK 89.5 million has not received customer acceptance. As a result, SEK 3,938 thousand of revenue has been reversed from net sales, representing the fair value of the portion of the total contract value pending completion of installation and training and ultimate customer acceptance. Correspondingly, SEK 3,938 thousand of provisions for installation and training costs have been reversed from operating expenses representing the same percentage as mentioned above. On an unaudited basis, for the three months ended March 31, 2001, SEK 2,492 thousand of revenue has been reversed from net sales, representing the fair value of the portion of the total contract value pending completion of installation and training and ultimate customer acceptance. Correspondingly, SEK 2,492 thousand of provisions for installation and training costs have been reversed from operating expenses representing the same percentage as mentioned above. The provision for installation and training costs represents the fair value of such services since third party vendors provide them with no additional margin realized by Artema.

     (b)  Balance sheet reclassifications

          Artema commonly discounts trade receivables from customers at financial institutions. Normally, under these liquidity arrangements, the receivables are sold with recourse and Artema is required to repurchase the receivable at face value from the financial institution in the event of not collection with-in normal terms.

          Under Swedish GAAP, when trade receivables are discounted and cash is received the receivables are removed from the books and a contingent liability "discounted bills of exchange" is recorded.

          Under U.S. GAAP, this transfer of receivables with recourse would not pass the test for de-recognition and would remain on the books with a corresponding liability recorded. As a result, total assets and total liabilities are increased by SEK 4,073 thousand and SEK 4,647 thousand at December 31, 2000 and December 31, 1999, respectively and, on an unaudited basis, SEK 6,525 thousand at March 31, 2001.

          In addition, certain committed overdraft facilities totalling SEK 7,461 thousand and SEK 7,699 thousand at December 31, 2000 and December 31, 1999, respectively and, on an unaudited basis, SEK 6,112 thousand at March 31, 2001, have been reclassified from long-term liabilities to current liabilities under U.S. GAAP.


     (c)  Comprehensive income

          U.S. GAAP prescribes reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Under U.S. GAAP, all items that are required to be recognized as components of comprehensive income should be reported in a financial statement that is displayed with the same prominence as other financial statements. There is no such requirement under Swedish GAAP.

                            ARTEMA MEDICAL AB (PUBL)

              (Amounts in SEK thousands, if not stated otherwise)

Note 34. Net Income and Shareholders' Equity in Accordance with U.S. GAAP -- (Continued)

          The total of other comprehensive income for the year ended December 31st is as follows (in SEK thousands):


                                                                                                                     Three Months
                                                                                                                   Ended March 31,
      Comprehensive Income                                                                      2000      1999      2001      2000
       --------------------                                                                     ----      ----      ----      ----
                                                                                                                     (unaudited)
      Net income in accordance with U.S. GAAP...............................................   1,516    (68,594)   (12,400)  (1,900)
      Items of other comprehensive income:
      Translation differences...............................................................     614     (2,750)       630     (121)
                                                                                               -----    -------    -------   ------
      Comprehensive income in accordance with U.S. GAAP.....................................   2,130    (71,344)   (11,770)  (2,021)


   (d)   Earnings per share

          The calculation of earnings per share based on net income (loss) of SEK 1,516 thousand and SEK (68,594) thousand for the years ended December 31, 2000 and 1999, respectively, is as follows:


                                                                                                                     Three Months
                                                                                                                   Ended March 31,
      Earnings per share                                                                       2000       1999      2001      2000
       ------------------                                                                      ----       ----      ----      ----
                                                                                                                     (unaudited)
      Net income attributable to common shareholders (in SEK thousands)....................    1,516    (68,594)   (12,400)  (1,900)
      Items of other comprehensive income:
      Weighted average number of shares outstanding (in thousands)(1)......................   14,223      7,632     15,236   11,118
                                                                                              ------    -------    -------   ------
      Net income (loss) per share (in SEK)(1)..............................................     .11       (8.99)     (0.81)   (0.17)


         (1)   Applies to both basic and diluted earnings per share



   (e)   Restricted cash

         Cash and bank deposits of SEK 15,527 thousand at December 31, 2000 included restricted cash of SEK 3,835 thousand. The cash was restricted as part of normal bank guarantees for the benefit of customers.

   (f)   Cash flow statement

         The cash flow statement for the years ended December 31, 2000 and 1999 has been prepared in accordance with IAS 7. Cash and cash equivalents, referred to as "liquid assets" on the cash flow statement, represent cash and bank deposits with a contractual maturity of three months or less. Total cash and cash equivalents were SEK 15,527 thousand and SEK 7,988 thousand at December 31, 2000 and December 31, 1999, respectively. Interest paid during the years ended December 31, 2000 and 1999 was SEK 1,113 thousand and SEK 871 thousand, respectively.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to such corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

   Article VIII of the Registrant's Bylaws provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law and California Law.

   Article VIII of the Registrant's Bylaws also provides for the prepayment of expenses to persons entitled to indemnification (subject to certain conditions), and permits the Registrant to purchase and maintain insurance on behalf of any director, officer, employee, or agent against any liability asserted against or incurred by them in any such capacity, or arising out of their status as such, whether or not the Registrant would have the power or obligation to indemnify them against such liability under the Registrant's Bylaws.

   Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) for unlawful payments of dividends or unlawful stock repurchase, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Article SIXTH of the Registrant's Certificate of Incorporation provides for such limitation of liability.

   The general effect of the foregoing provisions is to reduce the circumstances in which an officer, director, agent, or employee may be required to bear the economic burdens of the foregoing liabilities and expenses.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

      Exhibit
        No.                           Description

    2.1 Agreement and Plan of Merger, dated June 22, 2000, between Cardiac Science, Inc., Cardiac Acquisition Corp., and Cadent Medical Corporation (19)

    2.2 Press Release, dated January 10, 2001, announcing tender offer to acquire outstanding shares of Artema Medical AB (20)


    2.3 First Amended and Restated Agreement and Plan of Merger, dated as of June 5, 2001, among Cardiac Science, Inc., Cardiac Science Acquisition Corp., and Survivalink Corporation (21)


    3.1     Certificate of Incorporation (1)

    3.2     Bylaws (1)

    4.1     Form of Common Stock Certificate (1)

    4.2 Form of Warrant Certificates of A.R. Baron, Breslow & Walker, Howard K. Cooper, J. Donald Hill, Fran Daniels and Medstone, Inc.
            (2)

    4.3     Form of Warrant Certificate held by various foreign investors (13)


    5.1     Opinion of Breslow & Walker, LLP+


   10.1     1997 Stock Option/Stock Issuance Plan(3)

   10.2 Employment Agreement, dated December 31, 2000 between Cardiac Science and Raymond Cohen (22)

   10.3 Employment Agreement, dated September 14, 1998 between Cardiac Science and Michael Gioffredi (4)

   10.4 Employment Agreement, dated July 1, 1998 between Cardiac Science and Dongping Lin (5)

   10.5 Employment Agreement, dated May 1, 1998 between Cardiac Science and Jeffery Blanton (6)

   10.6 Employment Agreement, dated May 1, 1998 between Cardiac Science and Brett L. Scott (7)

   10.7 Employment Agreement, dated April 27, 2000 between Cardiac Science and Prabodh Mathur (23)

   10.8 Employment Agreement, dated November 15, 2000 between Cardiac Science and Guy Sohie (24)

   10.9 Development and Manufacturing Agreement with Zevex, Inc. dated August 21, 1998 (8)

   10.10 Agreement for Purchase and Sale of Assets Between Innovative Physician Services, Inc. (DBA Diagnostic Monitoring), and Biosensor Corporation, dated December 31, 1998 (9)

   10.11+ Distribution and License Agreement with Medtronic Physio-Control Corporation dated December 2, 1998 (10)

   10.12 Addendum and Modification to the Distribution and License Agreement, dated the 2nd day of December, 1998 by and between Medtronic Physio-Control Corporation and Cardiac Science, Inc.
            (11)

   10.13 Facility lease dated September 9, 1999 for 16931 Millikan Avenue, Irvine, CA (12)

   10.14+ Data Critical Corporation Technology Integration and Distribution Letter Agreement dated March 17, 2000 (14)

   10.15 Assignment of Patent dated July 1, 2000 by Lindell Bradley, M.D. and Thang-Quang Nguyen in favor of Cardiac Science, Inc. (17)

   10.16 Patent Acquisition Agreement dated July 1, 2000 by and among Lindell Bradley, M.D. and Thang-Quang Nguyen together with Cardiac Science, Inc. (18)

   21       List of Subsidiaries (25)


   23.1     Consent of PricewaterhouseCoopers LLP regarding Cardiac Science,
            Inc.*

   23.2     Consent of Ernst & Young LLP*

   23.3     Consent of KPMG Bohlins AB*

   23.4 Consent of PricewaterhouseCoopers LLP regarding Cadent Medical Corporation*

   23.5     Consent of Breslow & Walker, LLP (included in its opinion filed as
            Exhibit 5.1)+

   24.1     Power of Attorney (included on page II-6 of this Registration
            Statement)+


   99.1 Development and License Agreement with HeartSine Technologies, Inc. dated December 6, 1999 (15)

   99.2 HeartSine Technologies, Inc. Promissory Note and Security Agreement dated October 1, 1999 (16)

      Exhibit
        No.                           Description

   99.3 Bridge Financing Agreement, dated March 29, 2001, by and between Inovise Medical, Inc. and Cardiac Science, Inc. (26)

   99.4 Secured Convertible Promissory Note, dated March 29, 2001, by and between, Inovise Medical, Inc. and Cardiac Science, Inc. (27)

   99.5 Security Agreement, dated March 29, 2001, by and between Inovise Medical, Inc. and Cardiac Science, Inc. (28)


   99.6 English translation of Swedish Prospectus+, and an English translation of an addendum to the Swedish Prospectus#

   99.7     English translation of letter summarizing offer+

   99.8     Form of Acceptance Form+

   99.9     Form of Nordbanken Account Application+

   99.10    English translation of instruction letter#




---------------
*   Filed herewith


+   Previously filed
#   To be filed


 (1) Incorporated by reference to Exhibits 3.1 and 3.2 to the Company's Application for Registration on Form 10 dated October 2, 1991.
 (2) Incorporated by reference to Exhibit 4.1 to the Company's Form 10-K for the year ended December 31, 1993.
 (3) Incorporated by reference to the Company's Definitive Proxy Statement for the Annual Meeting of Stockholders held on May 12, 1998


 (4) Incorporated by reference to Exhibit 10.5 to the Company's Form 10-KSB for the year ended December 31, 1998.
 (5) Incorporated by reference to Exhibit 10.7 to the Company's Form 10-KSB for the year ended December 31, 1998.
 (6) Incorporated by reference to Exhibit 10.8 to the Company's Form 10-KSB for the year ended December 31, 1998.
 (7) Incorporated by reference to Exhibit 10.9 to the the Company's Form 10-KSB for the year ended December 31, 1998.
 (8) Incorporated by reference to Exhibit 10.11 to the Company's Form 10-KSB for the year ended December 31, 1998.
 (9) Incorporated by reference to Exhibit 10.12 to the Company's Form 10-KSB for the year ended December 31, 1998.
(10) Incorporated by reference to Exhibit 10.13 to the Company's Form 10-KSB for the year ended December 31, 1998.
(11) Incorporated by reference to Exhibit 10.14 to the Company's Form 10-QSB for the quarter ended June 30, 1999.
(12) Incorporated by reference to Exhibit 10.15 to the Company's Form 10-QSB for the quarter ended September 30, 1999.
(13) Incorporated by reference to Exhibit 4.2 to the Company's Form S-1 dated February 4, 2000.
(14) Incorporated by reference to Exhibit 4.3 to the Company's Form S-1 dated February 4, 2000.
(15) Incorporated by reference to Exhibit 99.1 to the Company's Form 10-KSB for the year ended December 31, 1999.
(16) Incorporated by reference to Exhibit 99.2 to the Company's Form 10-KSB for the year ended December 31, 1999.
(17) Incorporated by reference to Exhibit 10.1 to the Company's Form 10-Q for the quarter ended September 30, 2000.
(18) Incorporated by reference to Exhibit 10.2 to the Company's Form 10-Q for the quarter ended September 30, 2000.
(19)  Incorporated by reference to the Company's Form 8-K dated July 1, 2000.
(20)  Incorporated by reference to the Company's Form 8-K dated March 23, 2001.
(21) Incorporated by reference to Annex A to the Company's Preliminary Proxy Statement filed on June 5, 2001.


(22) Incorporated by reference to Exhibit 10.2 to the Company's Form 10-K for the year ended December 31, 2000.

(23) Incorporated by reference to Exhibit 10.7 to the Company's Form 10-K for the year ended December 31, 2000.
(24) Incorporated by reference to Exhibit 10.8 to the Company's Form 10-K for the year ended December 31, 2000.
(25) Incorporated by reference to Exhibit 21 to the Company's Form 10-K for the year ended December 31, 2000.
(26) Incorporated by reference to Exhibit 99.3 to the Company's Form 10-K/A for the year ended December 31, 2000.
(27) Incorporated by reference to Exhibit 99.4 to the Company's Form 10-K/A for the year ended December 31, 2000.
(28) Incorporated by reference to Exhibit 99.5 to the Company's Form 10-K/A for the year ended December 31, 2000.
---------------
+ Portions have been omitted pursuant to a request for confidential treatment

   (c) Not applicable.

Item 22. Undertakings

     (a)  The undersigned registrant hereby undertakes:

             (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by Section 10(a)(3)
               of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events
               arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) to include any material information with respect to
               the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

             (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

             (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

             (4) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

             (5) that every prospectus (i) that is filed pursuant to paragraph
          (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

             (6) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

             (7) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

             (8) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



   Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on July 10, 2001.


                             CARDIAC SCIENCE, INC.

                             By: _______________/s/ Raymond W. Cohen
                                                Raymond W. Cohen, President
                                                (Principal Executive Officer)

                             By: _______________/s/ Roderick deGreef
                                                Roderick deGreef, Chief
                                                Financial Officer
                                                (Principal Financial and
                                                Accounting Officer)


   In accordance with the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date stated.




                        Signature                                Title                  Date
                        ---------                                -----                  ----
                  /s/ Raymond W. Cohen                      Director                   July 10, 2001
 --------------------------------------------------------
                    Raymond W. Cohen
                            *                               Director                   July 10, 2001
 --------------------------------------------------------
                      Paul Quadros
                            *                               Director                   July 10, 2001
 --------------------------------------------------------
                      Peter Crosby
                            *                               Director                   July 10, 2001
 --------------------------------------------------------
                      Howard Evers
                            *                               Director                   July 10, 2001
 --------------------------------------------------------
                    Robert Carpenter
                            *                               Director                   July 10, 2001
 --------------------------------------------------------
                       Brian Dovey
*By: /s/ Raymond W. Cohen
 --------------------------------------------------
    Raymond W. Cohen
    (attorney-in-fact)

                                 EXHIBIT INDEX

      Exhibit
        No.                           Description
      --------                        -----------

    2.1 Agreement and Plan of Merger, dated June 22, 2000, between Cardiac Science, Inc., Cardiac Acquisition Corp., and Cadent Medical Corporation (19)
    2.2 Press Release, dated January 10, 2001, announcing tender offer to acquire outstanding shares of Artema Medical AB (20)


    2.3 First Amended and Restated Agreement and Plan of Merger, dated as of June 5, 2001, among Cardiac Science, Inc., Cardiac Science Acquisition Corp., and Survivalink Corporation (21)


    3.1     Certificate of Incorporation (1)
    3.2     Bylaws (1)


    4.1     Form of Common Stock Certificate (1)
    4.2 Form of Warrant Certificates of A.R. Baron, Breslow & Walker, Howard K. Cooper, J. Donald Hill, Fran Daniels and Medstone, Inc.
            (2)


    4.3     Form of Warrant Certificate held by various foreign investors (13)


    5.1     Opinion of Breslow & Walker, LLP+


   10.1     1997 Stock Option/Stock Issuance Plan (3)
   10.2     Employment Agreement, dated December 31, 2000 between Cardiac
            Science and Raymond Cohen (22)
   10.3     Employment Agreement, dated September 14, 1998 between Cardiac
            Science and Michael Gioffredi (4)
   10.4     Employment Agreement, dated July 1, 1998 between Cardiac Science and Dongping Lin (5)
   10.5     Employment Agreement, dated May 1, 1998 between Cardiac Science and Jeffery Blanton (6)
   10.6     Employment Agreement, dated May 1, 1998 between Cardiac Science and Brett L. Scott (7)
   10.7     Employment Agreement, dated April 27, 2000 between Cardiac Science and Prabodh Mathur (23)
   10.8     Employment Agreement, dated November 15, 2000 between Cardiac
            Science and Guy Sohie (24)
   10.9     Development and Manufacturing Agreement with Zevex, Inc. dated
            August 21, 1998 (8)
   10.10    Agreement for Purchase and Sale of Assets Between Innovative
            Physician Services, Inc. (DBA Diagnostic Monitoring), and
            Biosensor Corporation, dated December 31, 1998 (9)
   10.11+   Distribution and License Agreement with Medtronic Physio-Control
            Corporation dated December 2, 1998 (10)
   10.12    Addendum and Modification to the Distribution and License
            Agreement, dated the 2nd day of December, 1998 by and between
            Medtronic Physio-Control Corporation and Cardiac Science, Inc. (11)
   10.13    Facility lease dated September 9, 1999 for 16931 Millikan Avenue,
            Irvine, CA (12)
   10.14+   Data Critical Corporation Technology Integration and Distribution
            Letter Agreement dated March 17, 2000 (14)
   10.15    Assignment of Patent dated July 1, 2000 by Lindell Bradley, M.D.
            and Thang-Quang Nguyen in favor of Cardiac Science, Inc. (17)
   10.16    Patent Acquisition Agreement dated July 1, 2000 by and among
            Lindell Bradley, M.D. and Thang-Quang Nguyen together with Cardiac
            Science, Inc. (18)
   21       List of Subsidiaries (25)


   23.1     Consent of PricewaterhouseCoopers LLP regarding Cardiac Science,
            Inc.*
   23.2     Consent of Ernst & Young LLP*
   23.3     Consent of KPMG Bohlins AB*
   23.4 Consent of PricewaterhouseCoopers LLP regarding Cadent Medical Corporation*
   23.5     Consent of Breslow & Walker, LLP (included in its opinion filed as
            Exhibit 5.1)+
   24.1     Power of Attorney (included on page II-6 of this Registration
            Statement)+


   99.1     Development and License Agreement with HeartSine Technologies,
            Inc. dated
            December 6, 1999 (15)
   99.2     HeartSine Technologies, Inc. Promissory Note and Security
            Agreement dated
            October 1, 1999 (16)
   99.3 Bridge Financing Agreement, dated March 29, 2001, by and between Inovise Medical, Inc. and Cardiac Science, Inc. (26)
   99.4 Secured Convertible Promissory Note, dated March 29, 2001, by and between, Inovise Medical, Inc. and Cardiac Science, Inc. (27)
   99.5 Security Agreement, dated March 29, 2001, by and between Inovise Medical, Inc. and Cardiac Science, Inc. (28)


   99.6 English translation of Swedish Prospectus+, and an English translation of an addendum to the Swedish Prospectus#
   99.7     English translation of letter summarizing offer+

      Exhibit
        No.                           Description
      --------                        -----------


   99.8     Form of Acceptance Form+
   99.9     Form of Nordbanken Account Application+
   99.10    English translation of instruction letter#


---------------


*   Filed herewith
+   Previously filed
#   To be filed


 (1) Incorporated by reference to Exhibits 3.1 and 3.2 to the Company's Application for Registration on Form 10 dated October 2, 1991.
 (2) Incorporated by reference to Exhibit 4.1 to the Company's Form 10-K for the year ended December 31, 1993.
 (3) Incorporated by reference to the Company's Definitive Proxy Statement for the Annual Meeting of Stockholders held on May 12, 1998


 (4) Incorporated by reference to Exhibit 10.5 to the Company's Form 10-KSB for the year ended December 31, 1998.
 (5) Incorporated by reference to Exhibit 10.7 to the Company's Form 10-KSB for the year ended December 31, 1998.
 (6) Incorporated by reference to Exhibit 10.8 to the Company's Form 10-KSB for the year ended December 31, 1998.
 (7) Incorporated by reference to Exhibit 10.9 to the Company's Form 10-KSB for the year ended December 31, 1998.
 (8) Incorporated by reference to Exhibit 10.11 to the Company's Form 10-KSB for the year ended December 31, 1998.
 (9) Incorporated by reference to Exhibit 10.12 to the Company's Form 10-KSB for the year ended December 31, 1998.
(10) Incorporated by reference to Exhibit 10.13 to the Company's Form 10-KSB for the year ended December 31, 1998.
(11) Incorporated by reference to Exhibit 10.14 to the Company's Form 10-QSB for the quarter ended June 30, 1999.
(12) Incorporated by reference to Exhibit 10.15 to the Company's Form 10-QSB for the quarter ended September 30, 1999.
(13) Incorporated by reference to Exhibit 4.2 to the Company's Form S-1 dated February 4, 2000.
(14) Incorporated by reference to Exhibit 4.3 to the Company's Form S-1 dated February 4, 2000.
(15) Incorporated by reference to Exhibit 99.1 to the Company's Form 10-KSB for the year ended December 31, 1999.
(16) Incorporated by reference to Exhibit 99.2 to the Company's Form 10-KSB for the year ended December 31, 1999.
(17) Incorporated by reference to Exhibit 10.1 to the Company's Form 10-Q for the quarter ended September 30, 2000.
(18) Incorporated by reference to Exhibit 10.2 to the Company's Form 10-Q for the quarter ended September 30, 2000.
(19)   Incorporated by reference to the Company's Form 8-K dated July 1, 2000.
(20)   Incorporated by reference to the Company's Form 8-K dated March 23,
       2001.
(21) Incorporated by reference to Annex A to the Company's Preliminary Proxy Statement filed June 5, 2001.


(22) Incorporated by reference to Exhibit 10.2 to the Company's Form 10-K for the year ended December 31, 2000.
(23) Incorporated by reference to Exhibit 10.7 to the Company's Form 10-K for the year ended December 31, 2000.
(24) Incorporated by reference to Exhibit 10.8 to the Company's Form 10-K for the year ended December 31, 2000.
(25) Incorporated by reference to Exhibit 21 to the Company's Form 10-K for the year ended December 31, 2000.
(26) Incorporated by reference to Exhibit 99.3 to the Company's Form 10-K/A for the year ended December 31, 2000.
(27) Incorporated by reference to Exhibit 99.4 to the Company's Form 10-K/A for the year ended December 31, 2000.
(28) Incorporated by reference to Exhibit 99.5 to the Company's Form 10-K/A for the year ended December 31, 2000.
---------------
+  Portions have been omitted pursuant to a request for confidential treatment